CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.
Exhibit 10.10

THIRD AMENDED AND RESTATED
SUPPLY AND OFFTAKE AGREEMENT
dated as of April 7, 2020
between
J. ARON & COMPANY LLC
and
ALON USA, LP

TABLE OF CONTENTS
Page

ARTICLE 1 DEFINITIONS AND CONSTRUCTION 1
ARTICLE 2 CONDITIONS PRECEDENT 24
ARTICLE 3 TERM OF AGREEMENT 27
ARTICLE 4 COMMENCEMENT DATE TRANSFER 28
ARTICLE 5 PURCHASE AND SALE OF CRUDE OIL 28
ARTICLE 6 PURCHASE VALUE FOR CRUDE OIL 40
ARTICLE 7 TARGET INVENTORY LEVELS AND WORKING CAPITAL ADJUSTMENT 42
ARTICLE 8 PURCHASE AND DELIVERY OF PRODUCTS 47
ARTICLE 9 ANCILLARY COSTS; MONTH END INVENTORY; CERTAIN DISPOSITIONS; TANK MAINTENANCE 50
ARTICLE 10 PAYMENT PROVISIONS 52
ARTICLE 11 INDEPENDENT INSPECTORS; STANDARDS OF MEASUREMENT 58
ARTICLE 12 FINANCIAL INFORMATION; CREDIT SUPPORT; AND ADEQUATE ASSURANCES 59
ARTICLE 13 REFINERY TURNAROUND, MAINTENANCE AND CLOSURE 62
ARTICLE 14 TAXES 64
ARTICLE 15 INSURANCE 65
ARTICLE 16 FORCE MAJEURE 67
ARTICLE 17 REPRESENTATIONS, WARRANTIES AND COVENANTS 69
ARTICLE 18 DEFAULT AND TERMINATION 74
ARTICLE 19 SETTLEMENT AT TERMINATION 82
ARTICLE 20 INDEMNIFICATION 86
ARTICLE 21 LIMITATION ON DAMAGES 88
ARTICLE 22 AUDIT AND INSPECTION 88
ARTICLE 23 CONFIDENTIALITY 88
ARTICLE 24 GOVERNING LAW 89
ARTICLE 25 ASSIGNMENT 90
ARTICLE 26 NOTICES 90
ARTICLE 27 NO WAIVER, CUMULATIVE REMEDIES 90
ARTICLE 28 NATURE OF THE TRANSACTION AND RELATIONSHIP OF PARTIES 91
ARTICLE 29 MISCELLANEOUS 91

-i-

Schedules

Schedule	Description
Schedule A	Products and Product Specifications
Schedule B	Pricing Values
Schedule C	Monthly True-up Amounts
Schedule D	Operational Volume Range
Schedule E	Tank List
Schedule F	Existing Financing Agreements
Schedule G	Invoice Schedule
Schedule H	Form of Inventory Reports
Schedule I	Initial Inventory Targets
Schedule J	Scheduling and Communications Protocol
Schedule K	Monthly Excluded Transaction Fee Determination
Schedule L	Monthly Working Capital Adjustment
Schedule M	Notices
Schedule N	FIFO Balance Final Settlements
Schedule O	Form of Run-out Report
Schedule P	Pricing Group
Schedule Q	Form of Trade Sheet
Schedule R	Step-Out Inventory Sales Agreement
Schedule S	Form of Refinery Production Volume Report
Schedule T	Excluded Transaction Trade Sheet
Schedule U	Holdback Schedule
Schedule V	Available Storage or Transportation Arrangements
Schedule W	[Reserved]

-ii-

Schedule	Description
Schedule X	Pipeline Systems (Included Pipelines)
Schedule Z	Orla to El Paso/ El Paso Inventory Description
Schedule AA	Pledge and Security Agreement
Schedule BB	[Reserved]
Schedule CC	[Reserved]
Schedule DD	[Reserved]
Schedule EE	[Reserved]
Schedule GG	Periodic Price Adjustments
Schedule HH	Transition Adjustment Period Provisions

-iii-

THIRD AMENDED AND RESTATED SUPPLY AND OFFTAKE AGREEMENT
This Third Amended and Restated Supply and Offtake Agreement (this “Agreement”) is made as of April 7, 2020 (the “Third Restatement Effective Date”), between J. Aron & Company LLC (“Aron”), a limited liability company organized under the laws of New York (formerly known as J. Aron & Company, a general partnership organized under the laws of New York) and located at 200 West Street, New York, New York 10282-2198, and Alon USA, LP (the “Company”), a limited partnership organized under the laws of Texas located at 12700 Park Central Dr., Suite 1600, Dallas, Texas 75251 (each referred to individually as a “Party” or collectively as the “Parties”).
WHEREAS, the Company is the exclusive lessee and operator of a crude oil refinery located in Big Spring, Texas, together with other real and personal property related thereto (the “Refinery”) as described in the Master Lease Agreement (as defined below);
WHEREAS, Aron and Alon Refining Krotz Springs, Inc. (“ARKS”) have entered into that Inventory Sales Agreement dated as of the Commencement Date which provides, subject to the conditions therein, for ARKS to sell to Aron and Aron to buy from ARKS all crude oil and petroleum products held by ARKS at the Included Locations (as defined below) on the Closing Date (as defined below);
WHEREAS, the Company and Aron are parties to an Amended and Restated Supply and Offtake Agreement, (the “First Restated Agreement”) dated as of March 1, 2011, pursuant to which Aron agreed to deliver crude oil and other petroleum feedstocks to the Company for use at such Refinery and purchase all refined products produced by the Refinery (other than certain excluded products);
WHEREAS, the Parties amended and restated in its entirety the First Restated Agreement by entering into a Second Amended and Restated Supply and Offtake Agreement dated as of February 1, 2015 (the “Second Restated Agreement”); and
WHEREAS, the Parties wish to amend and restate in its entirety the Second Restated Agreement as hereinafter provided.
NOW, THEREFORE, in consideration of the premises and respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties do agree that the Second Restated Agreement is hereby amended and restated in its entirety as of the date hereof and as follows:

Article 1

DEFINITIONS AND CONSTRUCTION
1.1    Definitions.
For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below:
“Acceptable Financial Institution” means a U.S. commercial bank or a foreign bank with a U.S. branch office, with the respective rating then assigned to its unsecured and senior long-term debt or deposit obligations (not supported by third party credit enhancement) by S&P or Moody’s of at least “A” by S&P or “A2” by Moody’s.
“Actual Month End Crude Volume” has the meaning specified in Section 9.2(a).
“Actual Month End Product Volume” has the meaning specified in Section 9.2(a).
“Actual Monthly Crude Run” has the meaning specified in Section 6.4(a)(iii).
“Actual Net Crude Consumption” means, for any Delivery Month, the actual number of Crude Oil Barrels run by the Refinery for such Delivery Month minus the number of Other Barrels actually delivered into the Crude Storage Tanks during such Delivery Month.
“Additional Financing Agreement” has the meaning specified in Section 17.2(o).
“Adequate Assurance” has the meaning specified in Section 12.5.
“Adjusted Month End Crude Volume” has the meaning specified in Section 7.2(d)(i).
“Adjusted Month End Product Volume” has the meaning specified in Section 7.3(e).
“Adjustment Fee” means the amount set forth as the “Adjustment Fee” in the Fee Letter.
“Affected Obligations” has the meaning specified in Section 16.3.
“Affected Party” has the meaning specified in Section 16.1.
“Affiliate” means, in relation to any Person, any entity controlled, directly or indirectly, by such Person, any entity that controls, directly or indirectly, such Person, or any entity directly or indirectly under common control with such Person; provided that, without limiting the foregoing, it is acknowledged that Delek MLP constitutes an Affiliate of the Company for purposes hereof. For this purpose, “control” of any entity or Person means ownership of a majority of the issued shares or voting power or control in fact of the entity or Person.
“Aggregate Receipts” has the meaning specified in Section 7.5(d)(i).

“Alternate Delivery Point” means the last permanent flange of the Crude Storage Tanks that connects directly to first permanent flange of the White Oil Connection.
“Ancillary Contract” has the meaning specified in Section 19.1(c).
“Ancillary Costs” means all freight, pipeline, transportation, storage, tariffs and other costs and expenses incurred as a result of the purchase, movement and storage of Crude Oil or Products undertaken in connection with or required for purposes of this Agreement (whether or not arising under Procurement Contracts and regardless of the point at which or terms upon which delivery is made under any Procurement Contract), including, ocean-going freight and other costs associated with waterborne movements, inspection costs and fees, wharfage, port and dock fees, vessel demurrage, lightering costs, ship’s agent fees, import charges, waterborne insurance premiums, fees and expenses, broker’s and agent’s fees, load port charges and fees, pipeline transportation costs, pipeline transfer and pumpover fees, pipeline throughput and scheduling charges (including any fees and charges resulting from changes in nominations undertaken to satisfy delivery requirements under this Agreement), pipeline and other common carrier tariffs, blending, tankage, linefill and throughput charges, pipeline demurrage, superfund and other comparable fees, processing fees (including fees for water or sediment removal or feedstock decontamination), merchandise processing costs and fees, importation costs, any charges imposed by any Governmental Authority (including transfer taxes (but not taxes on the net income of Aron) and customs and other duties), user fees, fees and costs for any credit support provided to any pipelines with respect to any transactions contemplated by this Agreement and any pipeline compensation or reimbursement payments that are not timely paid by the pipeline to Aron. Notwithstanding the foregoing, (i) Aron’s hedging costs in connection with this Agreement or the transactions contemplated hereby shall not be considered Ancillary Costs (but such exclusion shall not change or be deemed to change the manner in which Related Hedges are addressed under Article 19 below) and (ii) any Product shipping costs of Aron, to the extent incurred after Aron has removed such Product from the Product Storage Facilities for its own account, shall not be considered Ancillary Costs.
“Annual Fee” means the amount set forth as the “Annual Fee” in the Fee Letter.
“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority and (iii) any license, permit or compliance requirement, including Environmental Law, in each case as may be applicable to either Party or the subject matter of this Agreement.
“Aron’s Policies and Procedures” has the meaning specified in Section 13.4(a).
“Aron’s Property” has the meaning specified in Section 17.2(h).
“ARKS” has the meaning specified in the recitals above.

“ARKS Acknowledgment Agreement” means the Acknowledgment Agreement, dated as of March 30, 2018, among Aron, Alon Refining Krotz Springs, Inc. and Wells Fargo Bank, National Association (in its capacity as collateral agent for certain lenders).
“ARKS Supply and Offtake Agreement” means the Second Amended and Restated Supply and Offtake Agreement between Aron and ARKS dated as of February 1, 2015, as from time to time amended, modified, supplemented and/or restated.
“Available Storage or Transportation Arrangements” means all of the storage and transportation facilities listed on Schedule V with respect to which the Company has certain transportation and/or storage rights.
“Average Monthly NYMEX Price” means, for any calendar month, the arithmetic average of the closing settlement prices of the trading days in the applicable calendar month on the New York Mercantile Exchange for the first nearby Light Sweet Crude Oil Contract rounded to three decimal places.
“Bank Holiday” means any day (other than a Saturday or Sunday) on which banks are authorized or required to close in the State of New York.
“Bankrupt” means a Person that (i) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, (v) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (viii) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature, (ix) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the foregoing events, (x) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy under any bankruptcy or insolvency law or other similar law affecting creditors’ rights and such proceeding is not dismissed within fifteen (15) days or (xi) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing events.
“Bankruptcy Code” means chapter 11 of Title 11, U.S. Code.
“Barrel” means forty-two (42) net U.S. gallons, measured at 60° F.

“Base Agreement” means any of the Master Lease or an agreement between the Company and a third party pursuant to which the Company acquired rights to use the Included Crude Pipelines, the Included Product Pipelines or the Included Third Party Storage Tanks.
“Baseline Volume” means for each Product Group the respective minimum volume specified therefor under the “Baseline Volume” column on Schedule D.
“Best Available Inventory Data” means (a) daily inventory reports produced by the Company in the form specified on Schedule H, (b) daily reports from Holly Energy Partners, L.P. for Included Product Pipelines and Included Third Party Storage Tanks (except for El Paso Inventory), (c) daily inventory reports in respect of El Paso Inventory, prepared in the manner described on Schedule Z, (d) the aggregate Crude Oil linefill volume shown as owned by Aron on the most recent available crude linefill reports from the Included Crude Pipelines and (e) any other inventory reports relating to Included Locations as requested by Aron.
“BS&W” means basic sediment and water.
“BSR Monthly Deferral Amount” has the meaning specified in Schedule HH.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York.
“Buy/Sell Quantity” has the meaning specified in Section 5.11(e).
“Change of Control” means (a) the failure of Guarantor to (i) hold and own, directly or indirectly, Equity Interests representing 100%, on a fully diluted basis, of the aggregate ordinary voting power of the Company or (ii) control the Company, or (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than forty percent (40%) of the Equity Interests of Guarantor entitled to vote in the election of members of the board of directors of Guarantor.. For the purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling”, “Controlled” and “under common Control with” have meanings correlative thereto.
“Collateral” means the “Collateral” as defined in the Lien Documents.
“Commencement Date” means March 1, 2011.

“Commencement Date Crude Oil Volumes” means the total quantity of Crude Oil in the Crude Storage Tanks and the Included Crude Pipelines purchased by Aron on the Commencement Date, pursuant to the Inventory Sales Agreement.
“Commencement Date Products Volumes” means the total quantities of the Products in the Product Storage Facilities purchased by Aron on the Commencement Date, pursuant to the Inventory Sales Agreement.
“Commencement Date Purchase Value” means, with respect to the Commencement Date Volumes, initially the Estimated Commencement Date Value until the Definitive Commencement Date Value has been determined and thereafter the Definitive Commencement Date Value.
“Commencement Date Volumes” means, collectively, the Commencement Date Crude Oil Volumes and the Commencement Date Products Volumes.
“Company Acknowledgment Agreement” means the Acknowledgment Agreement, dated as of March 30, 2018, among Aron, the Company and Wells Fargo Bank, National Association (in its capacity as collateral agent for certain lenders).
“Company Purchase Agreement” has the meaning specified in the Marketing and Sales Agreement.
“Contract Cutoff Date” means, with respect to any Procurement Contract, the date and time by which Aron is required to provide its nominations to the Third Party Supplier thereunder for the next monthly delivery period for which nominations are then due.
“Contract Nominations” has the meaning specified in Section 5.4(b).
“Counterparty Crude Sales Fee” has the meaning specified in Section 6.4(a) and Section 6.4(b), as applicable.
“CPT” means the prevailing time in the Central time zone.
“Credit Enhancement” means any credit enhancement or credit support arrangement in support of the obligations of Aron under or with respect to this Agreement, the Inventory Sales Agreement and the Step-out Inventory Sales Agreement, including any guarantee, collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.
“Crude Delivery Point” means the outlet flange of the Crude Storage Tanks that connects to the pipelines leading to the Refinery’s processing units.
“Crude Intake Point” means the inlet flange of the Crude Storage Tanks.
“Crude Oil” means crude oil of any type or grade.

“Crude Oil Linefill” means, at any time, the aggregate volume of Crude Oil linefill on the Included Crude Pipelines for which Aron is treated as the exclusive owner by the Included Crude Pipelines; provided that such volume shall be determined by using the volumes reported on the most recently available monthly statements from the Included Crude Pipelines.
“Crude Purchase Fee” (a) prior to the Third Restatement Adjustment Date, has the meaning specified in Section 6.4(a)(i), and (b) following the Third Restatement Adjustment Date, has the meaning specified in Section 6.4(b)(i).
“Crude Storage Facilities” means, collectively, the Crude Storage Tanks and the Included Crude Pipelines.
“Crude Storage Tanks” means any of the tanks at the Refinery that are listed on Schedule E that store Crude Oil.
“Daily Crude Storage Receipts” means, for any day, Aron’s estimate of the aggregate quantity of Crude Oil received by Aron at the Crude Intake Point during such day, arriving from any of the Crude Oil pipelines described on Schedule X, as amended from time to time.
“Daily Product Sales” means, for any day and Product Group, Aron’s estimate of the aggregate sales volume of such Product sold during such day, pursuant to (a) Included Transactions and Excluded Transactions (each as defined in the Marketing and Sales Agreement) or (b) any Company Purchase Agreements.
“Daily Supplemental Price” means, for the Daily Supplemental Quantity on any day, the closing settlement price on the New York Mercantile Exchange for the first nearby Light Sweet Crude Oil Contract for the preceding Business Day (as determined in accordance with Schedule G) rounded to three decimal places.
“Daily Supplemental Quantity” has the meaning provided in Section 5.11(b)(iii)(A).
“Daily Value” means, with respect to a particular grade of Crude Oil or type of Product, the applicable Index Amount plus the Crude Price or Product Price, as applicable, indicated on Schedule B as the relevant daily value.
“Default” means any event that, with notice or the passage of time, would constitute an Event of Default.
“Default Interest Rate” means the lesser of (i) the per annum rate of interest calculated on a daily basis using the prime rate published in the Wall Street Journal for the applicable day (with the rate for any day for which such rate is not published being the rate most recently published) plus two hundred (200) basis points and (ii) the maximum rate of interest permitted by Applicable Law.
“Defaulting Party” has the meaning specified in Section 18.2(a).
“Deferred Interim Payment Amount” has the meaning specified in Section 10.1(g).

“Deferred Portion” has the meaning specified in the Inventory Sales Agreement.
“Definitive Commencement Date Value” has the meaning specified in the Inventory Sales Agreement.
“Delek Acknowledgment Agreement” means the Acknowledgment Agreement, dated as of March 30, 2018, among Aron, Lion Oil Company, Lion Oil Trading & Transportation, LLC and Wells Fargo Bank, National Association (in its capacity as collateral agent for certain lenders).
“Delek MLP” means Delek Logistics Partners, LP and its subsidiaries (individually and collectively).
“Delivery Date” means any calendar day.
“Delivery Month” means the month in which Crude Oil is to be delivered to the Refinery.
“Delivery Point” means a Crude Delivery Point or a Products Delivery Point, as applicable.
“Designated Affiliate” means, in the case of Aron, Goldman, Sachs & Co, and in the case of the Company, ARKS, Lion Oil Company, Lion Oil Trading & Transportation, LLC, Delek Refining, Ltd. and Delek Marketing & Supply, LLC (collectively, the “Delek Entities”), provided that a Delek Entity shall be a Designated Affiliate of the Company only if and for so long as it is an Affiliate of the Company.
“Designated Company-Sourced Barrels” means, for any month, the aggregate number of Barrels of Crude Oil delivered by the Company to Aron with transfer of title occurring either at the Crude Intake Point or at an upstream point, regardless of whether such delivery is via a pipeline that is not an Included Crude Pipeline or is pursuant to a Procurement Agreement with delivery via an Included Crude Pipeline.
“Designated Resale Quantities” has the meaning specified in Section 5.12(a).
“Designated Withdrawal Month” has the meaning specified in Section 5.12(a)(ii).
“Disposed Quantity” has the meaning specified in Section 9.4.
“Disposition Amount” has the meaning specified in Section 9.4.
“Duncan Storage Tanks” means the Product storage tanks owned by the Company and located in Duncan, Oklahoma.
“Eastbound Quantity” means, for any Supplemental Quantity that is an Eastbound Shipment, a quantity of Crude Oil equal to negative one (-1) times that Supplemental Quantity.
“Eastbound Shipment” means, with respect to any quantity of Crude Oil, the shipment and transporting of such Crude Oil commencing with the withdrawal of such Crude Oil from the Crude Storage Tanks through the Alternate Delivery Point and the movement of such Crude Oil via the

White Oil Connection to the Supplemental Injection Point, then via the Supplemental Pipeline to the Nederland Terminal.
“Effective Date” has the meaning specified in the introductory paragraph of this Agreement.
“Electronic Signature” means any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“El Paso Inventory” means at any time, the aggregate volume of Product in the El Paso, Texas terminal operated by Holly Energy Partners, LP for which Aron is the exclusive owner.
“Environmental Law” means any existing or past Applicable Law, policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.
“Estimated Commencement Date Value” has the meaning specified in the Inventory Sales Agreement.
“Estimated Daily Net Crude Sales” has the meaning specified in Section 10.1(c)(i).
“Estimated Daily Net Product Sales” has the meaning specified in Section 10.1(c)(ii).
“Estimated Termination Amount” has the meaning specified in Section 19.2(b).
“Estimated Yield” has the meaning specified in Section 8.3(a).
“Event of Default” means an occurrence of the events or circumstances described in Section 18.1.
“Excluded Materials” means any materials other than Crude Oil or Products.
“Excluded Transactions” has the meaning specified in the Marketing and Sales Agreement.
“Existing Financing Agreements” mean the Financing Agreements listed on Schedule E.
“Expiration Date” has the meaning specified in Section 3.1.
“Fed Funds Rate” means the rate set forth in H.15(519) or in H.15 Daily Update for the most recently preceding Business Day under the caption “Federal funds (effective)”; provided that if no such rate is so published for any of the immediately three preceding Business Days, then such rate shall be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged by each of three leading brokers of U.S. dollar Federal funds transactions prior to 9:00

a.m., CPT, on that day, which brokers shall be selected by Aron in a commercially reasonable manner. For purposes hereof, “H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System, available through the worldwide website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/, or any successor site or publication and “H.15 Daily Update” means the daily update of H.15(519), available through the worldwide website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update/, or any successor site or publication.
“Fee Letter” means that certain amended and restated letter from Aron to the Company, executed on or after the date hereof and as from time to time thereafter amended and/or restated, which identifies itself as the “Fee Letter” for purposes hereof, and pursuant to which the Parties have set forth the amounts for and other terms relating to certain fees payable hereunder.
“Financing Agreement” means any credit agreement, indenture or other financing agreement under which the Guarantor or any of its subsidiaries (including the Company) may incur or become liable for indebtedness for borrowed money (including capitalized lease obligations and reimbursement obligations with respect to letters of credit) but only if the covenants thereunder limit or otherwise apply to any of the business, assets or operations of the Company.
“First Restated Agreement” has the meaning specified in the recitals above.
“First Restated Agreement Effective Date” means the “Effective Date” as defined in the First Restated Agreement.
“Force Majeure” means any cause or event reasonably beyond the control of a Party, including fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs (whether or not such labor difficulty could be settled by acceding to any demands of any such labor group of individuals and whether or not involving employees of the Company or Aron); accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors, railroads or other navigational or transportation mechanisms; disruption or breakdown of, explosions or accidents to wells, storage plants, refineries, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority; curtailment, interference, failure or cessation of supplies reasonably beyond the control of a Party; or any other cause reasonably beyond the control of a Party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such Party could not have been able to avoid or overcome. Solely for purposes of this definition, the failure of any Third Party Supplier to deliver Crude Oil pursuant to any Procurement Contract, whether as a result of Force Majeure as defined above, “force majeure” as defined in such Procurement Contract, breach of contract by such Third Party Supplier or any other reason, shall constitute an event of Force Majeure for Aron under this Agreement with respect to the quantity of Crude Oil subject to that Procurement Contract.

“Governmental Authority” means any federal, state, regional, local, or municipal governmental body, agency, instrumentality, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act therefor.
“Gross/Net Factor” has the meaning specified in Section 10.1(c)(iii).
“Guarantee” means the Guaranty, dated as of July 20, 2017, from the Guarantor provided to Aron in connection with this Agreement and the transactions contemplated hereby.
“Guarantor” means Delek US Holdings, Inc.
“Hazardous Substances” means any explosive or radioactive substances or wastes and any toxic or hazardous substances, materials, wastes, contaminants or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances defined or listed as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances” (or similarly identified), regulated under or forming the basis for liability under any applicable Environmental Law.
“Identified Facilities” has the meaning specified in Section 13.4(a).
“Included Crude Pipelines” means, the pipelines or sections thereof as further described on Schedule X, as such schedule may, from time to time, be amended by the Parties.
“Included Locations” means, collectively, the Crude Storage Tanks, Included Crude Pipelines, Product Storage Tanks, Included Product Pipelines and the Included Third Party Storage Tanks.
“Included Product Pipelines” means the pipelines or sections thereof as further described on Schedule X or listed on Schedule E, as such schedules may, from time to time, be amended by the Parties.
“Included Third Party Storage Tanks” means storage tanks at product terminals in Abilene, Wichita Falls, Orla and El Paso as further identified and described on Schedule E.
“Included Transactions” has the meaning specified in the Marketing and Sales Agreement.
“Independent Inspection Company” has the meaning specified in Section 11.3.
“Index Amount” has the meaning specified on Schedule B.
“Index Value” has the meaning specified in Section 7.5(d)(ii).
“Initial Estimated Yield” has the meaning specified in Section 8.3(a).
“Initial Margin Amount” has the meaning specified in Section 12.4.

“Interim Payment” has the meaning specified in Section 10.1(a).
“Inventory Sales Agreement” means that Inventory and Sales Agreement entered into by Aron and ARKS, dated as of the Commencement Date, pursuant to which ARKS is selling and transferring to Aron the Commencement Date Volumes for the Commencement Date Purchase Value, free and clear of all liens, claims and encumbrances of any kind.
“Krotz Refinery” means the Crude Oil refinery owned and operated by ARKS and located in Krotz Springs, Louisiana.
“LC Default” means, with respect to a Letter of Credit, the occurrence of any of the following events at any time: (a) the issuer of such Letter of Credit ceases to be an Acceptable Financial Institution; (b) the issuer of the Letter of Credit shall fail to comply with or perform its obligations under such Letter of Credit; (c) the issuer of such Letter of Credit shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of, such Letter of Credit; (d) such Letter of Credit is to expire within twenty (20) Business Days or (e) the issuer of such Letter of Credit becomes Bankrupt.
“Letter of Credit” means an irrevocable, transferable standby letter of credit issued by an Acceptable Financial Institution in favor of Aron and provided by the Company to Aron pursuant to and otherwise satisfying the requirements of Section 12.6 below, in a form and in substance satisfactory to Aron.
“Level One Fee” means the amount set forth as the “Level One Fee” in the Fee Letter.
“Level Two Fee” means the amount set forth as the “Level Two Fee” in the Fee Letter.
“Liabilities” means any losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses (collectively, “Costs”) of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), including any Costs directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any Costs arising from compliance or non-compliance with Environmental Law.
“Liens” has the meaning specified in Section 17.2(h).
“Lien Documents” means the Pledge and Security Agreement and any other instruments, documents and agreements delivered by or on behalf of the Company in order to grant to, or perfect in favor of, Aron, a lien on any real, personal or mixed property of the Company as security for the obligations of the Company pursuant to this Agreement and the Transaction Documents.
“Liquidated Amount” has the meaning specified in Section 18.2(f).
“Long Crude FIFO Value” has the meaning specified on Schedule B.
“Long Product FIFO Value” means the price so listed on Schedule B.

“Marketing and Sales Agreement” means the products marketing and sales agreement, dated as of the Commencement Date, between the Company and Aron pursuant to which the Product purchased by Aron hereunder shall from time to time be marketed and sold by the Company for Aron’s account, as amended, supplemented, restated or otherwise modified from time to time.
“Master Lease” means the Lease Agreement by and among Alon USA Refining, LLC (successor by conversion to, and formerly known as Alon USA Refining, Inc.), a Delaware limited liability company and Alon Paramount Holdings, Inc., a Delaware corporation (successor by merger to each of: Alon Petroleum Pipeline, LP, (successor by conversion to Alon Petroleum Pipe Line Company, formerly known as American Petrofina Pipeline Company), T&R Assets, Inc., and Fin-Tex Pipe Line Company), jointly and severally, as Landlord, and Alon USA, LP, a Texas limited partnership (formerly known as SWBU, L.P.), as Tenant, as amended, pursuant to which the Company is the exclusive lessee and operator of the Refinery, together with other real and personal property related thereto.
“Material Adverse Change” means a material adverse effect on and/or material adverse change with respect to (i) the business, operations, properties, assets or financial condition of the Company and its subsidiaries taken as a whole; (ii) the ability of the Company to fully and timely perform its obligations; (iii) the legality, validity, binding effect or enforceability against the Company of any of the Transaction Documents; or (iv) the rights and remedies available to, or conferred upon, Aron hereunder; provided that none of the following changes or effects shall constitute a “Material Adverse Change”: (1) changes, or effects arising from or relating to changes, of laws, that are not specific to the business or markets in which the Company operates; (2) changes arising from or relating to, or effects of, the transactions contemplated by this Agreement or the taking of any action in accordance with this Agreement; (3) changes, or effects arising from or relating to changes, in economic, political or regulatory conditions generally affecting the U.S. economy as a whole, except to the extent such change or effect has a disproportionate effect on the Company relative to other industry participants; (4) changes, or effects arising from or relating to changes, in financial, banking, or securities markets generally affecting the U.S. economy as a whole, (including (a) any disruption of any of the foregoing markets, (b) any change in currency exchange rates, (c) any decline in the price of any security or any market index and (d) any increased cost of capital or pricing related to any financing), except to the extent such change or effect has a disproportionate effect on the Company relative to other industry participants; and (5) changes arising from or relating to, or effects of, any seasonal fluctuations in the business, except to the extent such change or effect has a disproportionate effect on the Company relative to other industry participants.
“Maximum Holdback Amount” has the meaning specified in Section 19.2(b).
“Maximum Volume” has the meaning specified in Section 7.1.
“Measured Crude Quantity” means, for any Delivery Date, the total quantity of Crude Oil that, during such Delivery Date, was withdrawn and lifted by and delivered to the Company at the Crude Delivery Point, as evidenced by either meter readings and meter tickets for that Delivery Date and tank gaugings conducted at the beginning and end of such Delivery Date.

“Measured Product Quantity” means, for any Delivery Date, the total quantity of a particular Product that, during such Delivery Date, was delivered by the Company to Aron at the Products Delivery Point, as evidenced by either (i) meter readings and meter tickets for that Delivery Date or (ii) tank gaugings conducted at the beginning and end of such Delivery Date.
“MLP Acknowledgment Agreement” means the Acknowledgment Agreement, dated as of March 20, 2018, among Aron, Delek MLP, DKL Big Spring, LLC and Fifth Third Bank, as the administrative agent for the MLP Lenders (as defined therein).
“Monthly Cover Costs” has the meaning specified in Section 7.6.
“Monthly Crude Forecast” has the meaning specified in Section 5.2(b).
“Monthly Crude Oil True-up Amount” has the meaning specified on Schedule C.
“Monthly Crude Payment” has the meaning specified in Section 6.3.
“Monthly Crude Price” means, with respect to the Net Crude Sales Volume for any month, the volume weighted average price per Barrel specified in the related Procurement Contracts under which Aron acquired such Barrels in such month.
“Monthly Crude Receipts” means, for any month, the aggregate quantity of Barrels of Crude Oil for which Aron is invoiced by sellers (whether Third Party Suppliers, the Company or Affiliates of the Company) under Procurement Contracts with respect to Crude Oil quantities delivered during such month.
“Monthly Excluded Transaction Fee” has the meaning specified in Section 7.8.
“Monthly Procurement Shortfall” has the meaning specified in Section 6.4(a)(iv).
“Monthly Product Estimate” has the meaning specified in Section 8.3(b).
“Monthly Product Sale Adjustment” has the meaning specified in Section 7.5.
“Monthly Product Sales” means, for any month and Product Group, the aggregate sales volume of such Product sold during such month, pursuant to (a) Included Transactions and Excluded Transactions (each as defined in the Marketing and Sales Agreement) or (b) any Company Purchase Agreements.
“Monthly Supplemental Quantity” means, for any calendar month, the sum of the Eastbound Quantities and Westbound Quantities injected into the Supplemental Pipeline via the Supplemental Injection Point or ejected from the Supplemental Pipeline via the Supplemental Injection Point during such month (which may be a positive or negative amount) as evidenced by the SPLP Monthly Statement.
“Monthly Product True-up Amount” has the meaning specified on Schedule C.

“Monthly True-up Amount” has the meaning specified in Section 10.2(a).
“Monthly Working Capital Adjustment” is an amount to be determined pursuant to Schedule L.
“Moody’s” means Moody’s Investors Service, Inc., including any official successor to Moody’s.
“Nederland Terminal” means the SPMT Nederland Terminal located on the Sabine-Neches Waterway between Beaumont and Port Arthur, Texas.
“Net Crude Sales Volume” has the meaning specified in Section 9.3(a). “Nomination Month” means the month that occurs two (2) months prior to the Delivery Month.
“Non-Affected Party” has the meaning specified in Section 16.1.
“Non-Defaulting Party” has the meaning specified in Section 18.2(a).
“Non-Holdback Portion” has the meaning specified in Section 19.2(b).
“NSV” means, with respect to any measurement of volume, the total liquid volume, excluding sediment and water and free water, corrected for the observed temperature to 60° F.
“Obligations” has the meaning specified in Section 12.4.
“One Month LIBOR” means, as of the date of any determination, the London Interbank Offered Rate for one-month U.S. dollar deposits appearing on Reuters Screen LIBOR01 Page (or any successor page) at approximately 11:00 a.m. (London time). If such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such screen or its successor), One Month LIBOR shall be determined by reference to such other comparable publicly available service for displaying Eurodollar rates as the Parties, acting reasonably, select. One Month LIBOR shall be established on the last Business Day of a calendar month and shall be in effect for the next calendar month; provided that if One LIBOR can no longer be determined by Aron (in its sole discretion) or any Governmental Authority having jurisdiction over the quotation or determination of London Interbank Offered Rates declares that it will no longer supervise or sanction such rates for purposes of interest rates on loans, then Aron and the Company shall endeavor, in good faith, to establish an alternate rate of interest to One Month LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for middle-market loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided further that, until such alternate rate of interest is agreed upon by Aron and the Company, One Month LIBOR for purposes hereof and each other Transaction Document shall be the “Wall Street Journal Prime Rate” as published and defined in The Wall Street Journal. Notwithstanding the foregoing, the One Month LIBOR shall at no time be less than 0.00% per annum.
“Operational Volume Range” means the range of operational volumes for any given set of associated Crude Storage Tanks for each type of Crude Oil and for any given set of associated

Product Storage Tanks for each group of Products, between the minimum volume and the maximum volume, as set forth on Schedule D.
“Other Barrels” has the meaning specified in Section 5.3(f).
“Other Rejected Barrels” has the meaning specified in Section 6.4(a)(vii).
“Party” or “Parties” has the meaning specified in the preamble to this Agreement.
“Permitted Lien” means (a) (i) liens on real estate for real estate taxes, assessments, sewer and water charges and/or other governmental charges and levies not yet delinquent and (ii) liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside; (b) liens of mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefore; (c) liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance or other types of social security benefits; and (d) liens securing rental, storage, throughput, handling or other fees or charges owing from time to time to eligible carriers, solely to the extent of such fees or charge.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.
“Periodic Adjustment Date” means each October 1st and May 1st occurring after the Third Restatement Adjustment Date.
“Pipeline Cutoff Date” means, with respect to any Included Crude Pipeline or Included Product Pipeline, the date and time by which a shipper on such Included Crude Pipeline or Included Product Pipeline, as applicable is required to provide its nominations to the entity that schedules and tracks Crude Oil and Products in such Included Crude Pipeline or Included Product Pipeline, as applicable for the next shipment period for which nominations are then due.
“Pipeline System” means the Included Crude Pipelines and Included Product Pipelines.
“Pledge and Security Agreement” means the Pledge and Security Agreement, in the form of Schedule AA, to be dated on or before the Third Restatement Adjustment Date, by and among the Company, the subsidiaries of the Company from time to time party thereto, and Aron, as amended, supplemented, restated or otherwise modified from time to time.
“Pre-Adjustment Level One Fee” means the amount set forth as the “Pre-Adjustment Level One Fee” in the Fee Letter.
“Pre-Adjustment Level Two Fee” means the amount set forth as the “Pre-Adjustment Level Two Fee” in the Fee Letter.

“Pre-Adjustment Second Level Two Fee” means the amount set forth as the “Pre-Adjustment Second Level Two Fee” in the Fee Letter.
“Price” means, for any month and with respect to a particular Product Group, the amount added to or subtracted from the applicable Index Amount to determine the Pricing Value for such month and Product Group. The Prices applicable during the Term shall be as set forth on Schedule B.
“Price Adjustment Settlement Amount” has the meaning specified on Schedule GG hereto.
“Pricing Group” means any of the Product Groups listed as a pricing group on Schedule P.
“Pricing Value” means, with respect to a particular grade of Crude Oil or type of Product, the applicable Index Amount plus or minus the applicable Price indicated on Schedule B.
“Procurement Contract” means any procurement contract entered into by Aron for the purchase of Crude Oil to be processed at the Refinery, which may be either a contract with any seller of Crude Oil (other than the Company) or a contract with the Company, or such other contract to the extent the Parties deem such contract to be a Procurement Contract for purposes hereof.
“Procurement Contract Assignment” means an instrument, in form and substance reasonably satisfactory to Aron, by which the Company assigns to Aron all rights and obligations under a Procurement Contract and Aron assumes such rights and obligations thereunder, subject to terms satisfactory to Aron providing for the automatic reassignment thereof to the Company in connection with the termination of this Agreement.
“Product” means any of the refined petroleum products listed on Schedule A, as from time to time amended by mutual agreement of the Parties.
“Product Cost” has the meaning specified in Section 8.7.
“Product Group” means Crude Oil or a group of Products as specified on Schedule P.
“Product Linefill” means, at any time and for any grade of Product, the aggregate volume of linefill of that Product on the Included Product Pipelines for which Aron is treated as the exclusive owner by the Included Product Pipelines; provided that such volume shall be determined by using the volumes reported on the monthly or daily statements, as applicable, from the Included Product Pipelines.
“Product Price” means the Price applicable to the Index Amount for the relevant Product as specified on Schedule B.
“Product Purchase Agreements” has the meaning specified in the Marketing and Sales Agreement.
“Product Storage Facilities” means, collectively, the Product Storage Tanks, the Included Product Pipelines and the Included Third Party Storage Tanks.

“Product Storage Tanks” means any of the tanks, salt wells or pipelines listed on Schedule E that store or transport Products.
“Products Delivery Point” means the inlet flange of the Product Storage Tanks.
“Products Offtake Point” means the delivery point at which Aron transfers title to Products in accordance with sales transactions executed pursuant to the Marketing and Sales Agreement.
“Pro Forma Expiration Date” has the meaning specified in Section 18.2(b).
“Projected Monthly Run Volume” has the meaning specified in Section 7.2(a).
“Projected Net Crude Consumption” means, for any Delivery Month, the Projected Monthly Run Volume for such Delivery Month minus the number of Other Barrels that the Company indicated it expected to deliver into the Crude Storage Tanks during such Delivery Month.
“Proration Event” has the meaning specified in Section 5.11(e).
“Reduced Fee Barrels” has the meaning specified in Section 6.4(a)(ii).
“Refinery” means the petroleum refinery located in Big Spring, Texas leased by the Company pursuant to the terms of the Master Lease.
“Refinery Facilities” means all the facilities operated by the Company located at the Refinery, and any associated or adjacent facility that is used by the Company to carry out the terms of this Agreement, excluding, however, the Crude Oil receiving and Products delivery facilities, pipelines, tanks and associated facilities owned and operated by the Company which constitute the Storage Facilities.
“Rejected Procurement Contract” has the meaning specified in Section 6.4(a)(vi).
“Related Hedges” means any transactions from time to time entered into by Aron with third parties unrelated to Aron or its Affiliates to hedge Aron’s exposure resulting from this Agreement or any other Transaction Document and Aron’s rights and obligations hereunder or thereunder.
“Remedies Exercise Date” has the meaning specified in Section 18.2(b).
“Required MLP Arrangements” means the Required Storage and Transportation Arrangements entered into with Delek MLP, including, but not limited to, (a) that certain Pipelines, Storage and Throughput Facilities Agreement, dated as of March 20, 2018 between DKL Big Spring, LLC, the Company and Aron, and (b) that certain Big Springs Asphalt Services Agreement, dated as of March 20, 2018 between DKL Big Spring, LLC, the Company and Aron, each as from time to time amended or modified. It is acknowledged that an Included Location subject to a Required MLP Arrangement shall not constitute part of the Storage Facilities for purposes of the Storage Facilities Agreement.

“Required Storage and Transportation Arrangements” mean, with respect to an Included Location, such designations and other binding contractual arrangements, in form and substance satisfactory to Aron, pursuant to which the Company shall have provided Aron with the Company’s (or its Affiliates’) full and unimpaired right to use such Included Location.
“Revised Estimated Yield” has the meaning specified in Section 8.3(a).
“Run-out Report” has the meaning specified in Section 7.3(a).
“S&O Party” means each of the Company, ARKS, Lion Oil Company, and Lion Oil Trading & Transportation, LLC.
“S&O Party Guarantee” means the Guaranty, dated as of the Third Restatement Effective Date, from the S&O Parties provided to Aron in connection with this Agreement and the transactions contemplated hereby, in a form and in substance satisfactory to Aron.
“S&P” means Standard & Poor’s Rating Services Group, a division of The McGraw-Hill Companies, Inc., including any official successor to S&P.
“Second Restated Agreement” has the meaning specified in the recitals above.
“Second Restated Agreement Effective Date” means the “Effective Date” as defined in the Second Restated Agreement.
“Settlement Amount” has the meaning specified in Section 18.2(b).
“Short Crude FIFO Value” has the meaning specified on Schedule B.
“Shortfall Procurement Barrels” has the meaning specified in Section 6.4(a)(v).
“Short Product FIFO Value” has the meaning specified on Schedule B.
“Specified Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) of the Company in respect of borrowed money.
“Specified Transaction” means (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Aron (or any of its Designated Affiliates) and the Company (or any of its Designated Affiliates) (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, commodity spot transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, weather swap, weather derivative, weather option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) , including any supply and/or offtake transaction relating to any refining operations of any Designated Affiliate of the Company or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) that is currently, or in the future becomes, recurrently entered into the financial markets (including terms and conditions incorporated by reference in such agreement) and that is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, or economic indices or measures of economic risk or value, (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.
“SPLP” means Sunoco Pipeline L.P.
“SPMT” means Sunoco Partners Marketing & Terminals L.P., a Texas limited partnership and an Affiliate of Sunoco.
“Step-Out Inventory Sales Agreement” means the purchase and sale agreement, substantially in the form of Schedule R hereto, to be dated as of the Termination Date, pursuant to which the Company shall buy Crude Oil and Products from Aron subject to the provisions of this Agreement and any other terms agreed by the parties thereto.
“Storage Facilities” mean the storage, loading and offloading facilities owned, operated, leased or used pursuant to a contractual right of use by the Company located at the Refinery including the Crude Storage Tanks, the Product Storage Tanks and the land, piping, marine facilities, truck facilities and other facilities related thereto, together with existing or future modifications or additions, which are excluded from the definition of Refinery or Refinery Facilities. In addition, the term “Storage Facilities” includes any location where a storage facility is used by the Company to store or throughput Crude Oil or Products except those storage, loading and offloading facilities owned or operated by the Company which are used exclusively to store Excluded Materials.
“Storage Facilities Agreement” means the storage facilities agreement, dated as of the Commencement Date, between the Company and Aron, pursuant to which the Company has granted to Aron an exclusive right to use the Storage Facilities in connection with this Agreement.
“Supplemental Buy/Sell Confirmation” means a master buy/sell confirmation in a form incorporating such industry general terms and conditions as Aron shall specify and otherwise reasonably acceptable to Aron, subject to which the parties may enter into, from time to time, buy/sell transactions in which Aron shall sell a quantity of Crude Oil to the Company as such quantity is injected at the Supplemental Injection Point and the Company shall sell such quantity back to Aron as such quantity passes the last permanent flange at the outlet of SPLP’s custody transfer meter on the Supplemental Pipeline at the Nederland Terminal.
“Supplemental Buy/Sell Transaction” has the meaning specified in Section 5.11(e).
“Supplemental Injection Point” means the first permanent flange at the inlet to the SPLP custody transfer meter on the Supplemental Pipeline at Big Spring, Texas, which is located at the connection between the White Oil Pipeline and the White Oil Connection.

“Supplemental Pipeline” means the portion of the common carrier Crude Oil pipeline more fully described on Schedule X hereto.
“Supplemental Pipeline Tariff” means SPLP’s tariffs on file with FERC containing the rates, rules and regulations governing the provision of Crude Oil transportation and related services on the Supplemental Pipeline (1) westbound from the Nederland Terminal to the Big Spring Refinery and (2) eastbound from the Big Spring Refinery to the Nederland Terminal, in substantially the forms attached to the Supplemental T&D Agreement.
“Supplemental Price” means, for any calendar month, the Average Monthly NYMEX Price for such month.
“Supplemental Quantity” has the meaning provided in Section 5.11(a).
“Supplemental T&D Agreement” means that certain Pipeline Throughput and Deficiency Agreement between the Company and SPLP, dated October 7, 2011, pursuant to which the Company has the right to transport Crude Oil on the Supplemental Pipeline.
“Supplier’s Inspector” means any Person selected by Aron in a commercially reasonable manner that is acting as an agent for Aron or that (1) is a licensed Person who performs sampling, quality analysis and quantity determination of the Crude Oil and Products purchased and sold hereunder, (2) is not an Affiliate of any Party and (3) in the reasonable judgment of Aron, is qualified and reputed to perform its services in accordance with Applicable Law and industry practice, to perform any and all inspections required by Aron.
“Tank Maintenance” has the meaning specified in Section 9.5(b).
“Target Month End Crude Volume” has the meaning specified in Section 7.2(b).
“Target Month End Product Volume” has the meaning specified in Section 7.3(b).
“Tax” or “Taxes” has the meaning specified in Section 14.1.
“Term” has the meaning specified in Section 3.1.
“Termination Amount” means, without duplication, the total net amount owed by one Party to the other Party upon termination of this Agreement under Section 19.2(a).
“Termination Date” has the meaning specified in Section 19.1.
“Termination Date Crude Oil Volumes” has the meaning specified in Section 19.1(d).
“Termination Date Product Volumes” has the meaning specified in Section 19.1(d).
“Termination Date Purchase Value” means, with respect to the Termination Date Volumes, initially the Estimated Termination Date Value until the Definitive Termination Date Value has been determined and thereafter the Definitive Termination Date Value (as such terms are defined in the form of the Step-out Inventory Sales Agreement attached hereto as Schedule R).
“Termination Date Volumes” has the meaning specified in Section 19.1(d).
“Termination Holdback Amount” has the meaning specified in Section 19.2(b).
“Third Party Supplier” means any seller of Crude Oil under a Procurement Contract (other than the Company).
“Third A&R ARKS S&O Agreement” means the Third Amended and Restated Supply and Offtake Agreement dated as of the Third Restatement Effective Date between Aron and ARKS, as amended, supplemented, restated or otherwise modified from time to time.
“Third A&R Delek S&O Agreement” means the Third Amended and Restated Supply and Offtake Agreement dated as of the Third Restatement Effective Date between Aron, Lion Oil Company, and Lion Oil Trading & Transportation, LLC, as amended, supplemented, restated or otherwise modified from time to time.
“Third Restatement Adjustment Date” means June 1, 2020.
“Third Restatement Effective Date” has the meaning specified in the introductory paragraph hereof.
“Three Month LIBOR” means, as of the date of any determination, the London Interbank Offered Rate for three-month U.S. dollar deposits appearing on Reuters Screen LIBOR01 Page (or any successor page) at approximately 11:00 a.m. (London time). If such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such screen or its successor), Three Month LIBOR shall be determined by reference to such other comparable publicly available service for displaying Eurodollar rates as the Parties, acting reasonably, select. Three Month LIBOR shall be established on the last Business Day of a calendar quarter and shall be in effect for the three months comprising the next calendar quarter; provided that if Three Month LIBOR can no longer be determined by Aron (in its sole discretion) or any Governmental Authority having jurisdiction over the quotation or determination of London Interbank Offered Rates declares that it will no longer supervise or sanction such rates for purposes of interest rates on loans, then Aron and the Company shall endeavor, in good faith, to establish an alternate rate of interest to Three Month LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for middle-market loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided further that, until such alternate rate of interest is agreed upon by Aron and the Company, Three Month LIBOR for purposes hereof and each other Transaction Document shall be the “Wall Street Journal Prime Rate” as published and defined in The Wall Street Journal. Notwithstanding the foregoing, the Three Month LIBOR shall at no time be less than 0.00% per annum.

“Transaction Documents” means any of this Agreement, the Fee Letter, the Marketing and Sales Agreement, the Inventory Sales Agreement, the Storage Facilities Agreement, the Step-Out Inventory Sales Agreement, the Required Storage and Transportation Arrangements, the Supplemental Buy/Sell Confirmation, the Guarantee, the S&O Party Guarantee, the Pledge and Security Agreement, the MLP Acknowledgment Agreement, the Company Acknowledgment Agreement, and any other agreements or instruments contemplated hereby or executed in connection herewith, in each case as amended, supplemented, restated or otherwise modified from time to time.
“Transition Adjustment Period” means the period of calendar months with respect to which any of the calculations in accordance with Schedule HH are to be made by Aron.
“UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of collateral.
“Volume Determination Procedures” mean the Company’s ordinary month-end procedures for determining the NSV of Crude Oil in the Crude Storage Tanks or Products in the Product Storage Tanks, which include manually gauging each Crude Storage Tank or Product Storage Tank on the last day of the month to ensure that the automated tank level readings are accurate to within a tolerance of two inches; provided that if the automated reading cannot be calibrated to be within such tolerance, the Company shall use the manual gauge reading in its calculation of month-end inventory and provided further that volume determinations on the Supplemental Pipeline shall be based on the monthly statements provided by SPLP.
“Weekly Projection” has the meaning specified in Section 5.2(c).
“Westbound Quantity” means, for any Supplemental Quantity that is a Westbound Shipment, a quantity of Crude Oil equal to that Supplemental Quantity.
“Westbound Shipment” means, with respect to any quantity of Crude Oil, the shipment and transporting of such Crude Oil westbound from the Nederland Terminal (or other points) via the Supplemental Pipeline to the Supplemental Injection Point and then movement of such Crude Oil via the White Oil Connection to the Alternate Delivery Point at the Crude Storage Tanks located at the Refinery.
“White Oil Connection” means the segment of pipeline owned by the Company that runs between the Alternate Delivery Point at the Crude Storage Tanks and the Supplemental Injection Point.
“White Oil Pipeline” means the approximately 25-mile common carrier Crude Oil pipeline owned by SPLP and running between the main line of the Supplemental Pipeline and the White Oil Connection.

1.2    Construction of Agreement.
(a)    Unless otherwise specified, reference to, and the definition of any document (including this Agreement) shall be deemed a reference to such document as may be, amended, supplemented, revised or modified from time to time.
(b)    Unless otherwise specified, all references to an “Article,” “Section,” or Schedule” are to an Article or Section hereof or a Schedule attached hereto.
(c)    All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.
(d)    Unless expressly provided otherwise, the word “including” as used herein does not limit the preceding words or terms and shall be read to be followed by the words “without limitation” or words having similar import.
(e)    Unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively.
(f)    Unless expressly provided otherwise, references herein to “consent” mean the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned.
(g)    A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.
(h)    Unless the contrary clearly appears from the context, for purposes of this Agreement, the singular number includes the plural number and vice versa; and each gender includes the other gender.
(i)    Except where specifically stated otherwise, any reference to any Applicable Law or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.
(j)    Unless otherwise expressly stated herein, any reference to “volume” shall be deemed to refer to actual NSV, unless such volume has not been yet been determined, in which case, volume shall be an estimated net volume determined in accordance with the terms hereof.
(k)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
1.3    The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.
ARTICLE 2

CONDITIONS PRECEDENT
2.1    Conditions to Effectiveness. This Agreement shall not be effective, and the Third Restatement Effective Date shall not occur, until the prior or concurrent satisfaction of each of the following conditions precedent:
(a)    Each of the Third A&R ARKS S&O Agreement and the Third A&R Delek S&O Agreement has been executed and is in full force and effect;
(b)    The S&O Party Guarantee shall have been duly executed and delivered to Aron in a form and in substance satisfactory to Aron;
(c)    The Parties shall have executed an amendment to the Marketing and Sales Agreement in a form and in substance satisfactory to Aron;
(d)    The Parties shall have agreed to the form and substance of the Step-Out Inventory Sales Agreement (which form is attached hereto as Schedule R);
(e)    The Company and Aron shall have duly executed the Fee Letter;
(f)    The Parties have prepared and appended hereto a full amended and restated set of Schedules and Exhibits;
(g)    The Company shall have delivered to Aron a certificate signed by the principal executive officer of the Company certifying as to incumbency, board approval and resolutions, other matters;
(h)    The Company shall have delivered to Aron an opinion of counsel, in form and substance satisfactory to Aron, covering such matters as Aron shall reasonably request, including: good standing; existence and due qualification; power and authority; due authorization and execution; enforceability of the Transaction Documents; and no conflicts including with respect to the Existing Financing Agreements;
(i)    The Company have delivered to Aron amendments and restatements of the MLP Acknowledgment Agreement, the Company Acknowledgment Agreement, the ARKS Acknowledgment Agreement and the Delek Acknowledgment Agreement, each duly executed by all parties thereto, reflecting such updated references and further amendments and modifications as Aron shall have reasonably requested;
(j)    Aron shall have confirmed to its satisfaction that, as of the Third Restatement Effective Date, each of the Existing Financing Agreements contains provisions that (i) recognize the respective rights and obligations of the Parties under this Agreement and the other Transaction Documents, (ii) confirm that this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby do not and will not conflict with or violate any terms and conditions of such Existing Financing Agreement and (iii) recognize that Aron is the owner of Crude Oil and Products to the extent contemplated hereby and by the other Transaction Documents, free and clear of any liens of any lender or other creditor that is party to such Existing Financing Agreement, other than Permitted Liens;
(k)    Aron shall have received final approvals from relevant internal committees;
(l)    To the extent deemed necessary or appropriate by Aron, acknowledgements and/or releases (including without limitation, amendments or termination of UCC financing statements), in form and substance satisfactory to Aron, shall have been duly executed by lenders or other creditors that are party to Existing Financing Agreements, confirming the release of any lien in favor of such lender or other creditor that might apply to or be deemed to apply to any Crude Oil and/or Products of which Aron is the owner as contemplated by this Agreement and the other Transaction Documents and agreeing to provide Aron with such further documentation as it may reasonably request in order to confirm the foregoing;
(m)    The Company shall have delivered to Aron such other certificates, documents and instruments as may be reasonably necessary to consummate the transactions contemplated herein, including UCC-1 financing statements reflecting Aron as owner of all Crude Oil in the Crude Storage Tanks and all Products in the Product Storage Tanks on and as of the Third Restatement Effective Date;
(n)    No action or proceeding shall have been instituted nor shall any action by a Governmental Authority be threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority as of the Third Restatement Effective Date to set aside, restrain, enjoin or prevent the transactions and performance of the obligations contemplated by this Agreement;
(o)    The Company shall have delivered to Aron insurance certificates evidencing the effectiveness of the insurance policies required by Article 15 below;
(p)    The Company shall have provided to Aron confirmation, in form and substance satisfactory to Aron, that all other Transaction Documents remain in full force and effect;
(q)    All representations and warranties of the Company and its Affiliates contained in the Transaction Documents (other than the Pledge and Security Agreement) shall be true and correct on and as of the Third Restatement Effective Date; and
(r)    All representations and warranties of Aron contained in the Transaction Documents shall be true and correct in all material respects on and as of the Third Restatement Effective Date.
2.2    Amendment and Restatement. This Agreement amends and restates in its entirety (but without novation) the Second Restated Agreement. In addition, from and after the Third Restatement Effective Date, all references to the “Agreement,” the “S&O Agreement,” or the “Supply and Offtake Agreement” contained in the other Transaction Documents shall be deemed to refer to this Agreement.
2.3    Post-Third Restatement Effective Date Undertakings. From and after the Third Restatement Effective Date, the Company may endeavor to negotiate and implement designations and other binding contractual arrangements, in form and substance satisfactory to Aron, pursuant to which the Company may transfer and assign to Aron the Company’s (or its Affiliates’) right to use any Available Storage or Transportation Arrangement that has not previously been included as an Included Location or such other storage or transportation facility as may hereafter be identified by the Company; provided that (i) upon and concurrently with implementing any such assignment, designation or arrangement, any such Available Storage or Transportation Arrangement shall be added to the appropriate Schedule hereto as an additional Included Location, as applicable, and such assignment, designation or arrangement shall constitute a Required Storage and Transportation Arrangement hereunder; (ii) to the extent requested by Aron, the Company shall amend the Inventory Sales Agreement and any other applicable Transaction Document to include any inventory transferred to Aron as a result of such assignment, designation or arrangement; and (iii) without limiting the generality of the foregoing, the addition of an Included Location shall be subject to satisfaction of Aron’s Policies and Procedures (as defined in Section 13.4(a) below), which shall be applied in a nondiscriminatory manner as provided in Section 13.4(b)(i) below. In addition, if the relevant storage or transportation facility fails to satisfy Aron’s Policies and Procedures as a result of Aron’s Policies and Procedures exceeding the standards or requirements imposed under Applicable Law or good and prudent industry practice, then, upon the Company’s request, Aron shall consult with the Company in good faith to determine whether based on further information provided by the Company such storage or transportation facility complies with Aron’s Policies and Procedures and/or whether additional actions or procedures can be taken or implemented so that, as a result, such storage or transportation facility would comply with Aron’s Policies and Procedures and, based on such further information and/or the implementation of such additional actions or procedures, Aron will from time to time reconsider whether such storage or transportation facility satisfies clause (iii) above.
2.4    UCC Filings.
(a)    From and after the Third Restatement Effective Date, the Company will from time to time cooperate with Aron to cause to be prepared, executed and filed, in such jurisdictions as Aron shall deem necessary or appropriate, UCC-1 financing statements reflecting (i) Aron as owner of all Crude Oil and Products in the Storage Facilities and the Included Locations and (ii) Aron as a secured party with respect to any Collateral to perfect Aron’s security interest under the Lien Documents. The Company shall execute and deliver to Aron, and the Company hereby authorizes Aron to file (with or without the Company’s signature), at any time and from time to time, all such financing statements, amendments to financing statements, continuation financing statements, termination statements, relating to such Crude Oil, Products, and Collateral and other documents and instruments, all in form satisfactory to Aron, as Aron may request, to confirm Aron’s ownership of such Crude Oil and Products, or perfected lien on such Collateral and to otherwise accomplish the purposes of this Agreement.
(b)    Without limiting the generality of the foregoing, the Company ratifies and authorizes the filing by Aron of any financing statements filed prior to the Third Restatement Effective Date.
ARTICLE 3

TERM OF AGREEMENT
3.1    Term. The Second Restated Agreement became effective on the Second Restated Agreement Effective Date with the Commencement Date occurring on March 1, 2011. Subject to Section 2.1 above, this Agreement shall be effective as of the Third Restatement Effective Date. This Agreement constitutes a continuation of the term of the Second Restated Agreement under the amended and restated terms hereof and, subject to Section 3.2, shall continue for a period ending at 11:59:59 p.m., CPT on December 30, 2022 (the “Term”; the last day of such Term being herein referred to as the “Expiration Date”, except as provided in Section 3.2 below).
3.2    Changing the Term. Aron may, in its sole discretion elect to extend this Agreement until May 30, 2025; provided that such election shall not be effective unless Aron (i) gives the Company at least six (6) months’ notice prior to the Expiration Date of any such election pursuant to Article 27, (ii) if the Third A&R ARKS S&O Agreement is still in effect, concurrently exercise its right to extend the Third A&R ARKS S&O Agreement, and (iii) if the Third A&R Delek S&O Agreement is still in effect, concurrently exercise its right to extend the Third A&R Delek S&O Agreement.
3.3    Applicability of Certain Schedules with Respect to Third Restatement Adjustment Date. For all purposes of this Agreement and any other Transaction Document, with respect to the period from and including the Third Restatement Effective Date to but excluding the Third Restatement Adjustment Date, Schedule A shall mean Schedule A-1, Schedule B shall mean Schedule B‑1, Schedule C shall mean Schedule C‑1, Schedule D shall mean Schedule D‑1, Schedule E shall mean Schedule E-1, Schedule H shall mean Schedule H-1, Schedule L shall mean Schedule L-1, and Schedule P shall mean Schedule P-1; and with respect to the period from and including the Third Restatement Adjustment Date, Schedule A shall mean Schedule A-2, Schedule B shall mean Schedule B‑2, Schedule C shall mean Schedule C‑2, Schedule D shall mean Schedule D‑2, Schedule E shall mean Schedule E-2, Schedule H shall mean Schedule H-2, Schedule L shall mean Schedule L-2, and Schedule P shall mean Schedule P-2.
3.4    Obligations upon Termination. In connection with the termination of the Agreement on the Expiration Date, the Parties shall perform their obligations relating to termination pursuant to Article 19.
ARTICLE 4

COMMENCEMENT DATE TRANSFER
4.1    Transfer and Payment on the Commencement Date. The Parties acknowledge that Aron’s obligations hereunder (other than its obligation under Section 2.3 above) commenced on the Commencement Date and that the Commencement Date Volumes were sold and transferred to Aron by ARKS as provided under the Inventory Sales Agreement, against payment of the Estimated Commencement Date Value made as provided therein.
4.2    Post-Commencement Date Reconciliation and True-up. The Parties further acknowledge that the determination and payment of the Definitive Commencement Date Value has been made as provided in the Inventory Sales Agreement.
4.3    Default by ARKS. The Company acknowledges that a default at any time by ARKS under the Inventory Sales Agreement shall constitute an Event of Default hereunder with respect to the Company and that Aron’s rights hereunder as a result of such an Event of Default shall be in addition to, and not in limitation of, any rights Aron may have under the Inventory Sales Agreement.
ARTICLE 5

PURCHASE AND SALE OF CRUDE OIL
5.1    Sale of Crude Oil. On and after the Third Restatement Effective Date through the end of the Term, and subject to (a) Aron’s ability to procure Crude Oil in accordance with the terms hereof, (b) its receipt of Crude Oil under Procurement Contracts and (c) the Company’s maintenance of the Base Agreements and Required Storage and Transportation Arrangements and compliance with the terms and conditions hereof, Aron will endeavor, in a commercially reasonable manner, to enter into Procurement Contracts which will accommodate, in the aggregate, monthly deliveries of Crude Oil that equal or exceed an average of [***] Barrels per day and the Company agrees to purchase and receive from Aron all such Crude Oil as provided herein. Aron shall, in accordance with the terms and conditions hereof, have the right to be the exclusive owner of Crude Oil in the Storage Tanks.
5.2    Monthly and Weekly Forecasts and Projections.
(a)    No later than the tenth (10th) Business Day prior to the Contract Cutoff Date of the Nomination Month, Aron shall provide the Company with a preliminary written forecast of Aron’s Target Month End Crude Volume and Target Month End Product Volume for the Delivery Month. During the first two months of deliveries of Crude Oil made pursuant to this Agreement, Aron’s Target Month End Crude Volume and Target Month End Product Volume shall be the amounts set forth on Schedule D.
(b)    No later than four (4) Business Days prior to the earliest Contract Cutoff Date in any Nomination Month, the Company shall provide Aron with a written forecast of the Refinery’s anticipated Crude Oil requirements for the related Delivery Month (each, a “Monthly Crude Forecast”).
(c)    No later than 5:00 p.m., CPT each Monday, the Company shall provide Aron with a written summary of the Refinery’s projected Crude Oil runs for the upcoming Production Week (each, a “Weekly Projection”).
(d)    The Company shall promptly notify Aron in writing upon learning of any material change in any Monthly Crude Forecast or Weekly Projection or if it is necessary to delay any previously scheduled pipeline nominations.
(e)    The Parties acknowledge that the Company is solely responsible for providing the Monthly Crude Forecast and the Weekly Projection and for making any adjustments thereto, and the Company agrees that all such forecasts and projections shall be prepared in good faith, with due regard to all available and reliable historical information and the Company’s then-current business prospects, and in accordance with such standards of care as are generally applicable in the U.S. oil refining industry. The Company acknowledges and agrees that (i) Aron shall be entitled to rely and act, and shall be fully protected in relying and acting, upon all such forecasts and projections, and (ii) Aron shall not have any responsibility to make any investigation into the facts or matters stated in such forecasts or projections.
5.3    Procurement of Crude Oil.
(a)    As of the Commencement Date, Aron may have entered into Procurement Contracts for the purchase of Crude Oil to be processed at the Refinery.
(b)    From time to time during the Term of this Agreement, the Company may propose that an additional Procurement Contract be entered into, including any such additional Procurement Contract as may be entered into in connection with the expiration of an outstanding Procurement Contract. If the Parties mutually agree to seek additional Procurement Contracts, then the Company shall endeavor to identify quantities of Crude Oil that may be acquired on a spot or term basis from one or more Third Party Suppliers. The Company may negotiate with any such Third Party Supplier regarding the price and other terms of such potential additional Procurement Contract. The Company shall have no authority to bind Aron to, or enter into on Aron’s behalf, any additional Procurement Contract or Procurement Contract Assignment, and the Company shall not represent to any third party that it has such authority. If the Company has negotiated an offer from a Third Party Supplier for an additional Procurement Contract (and if relevant, Procurement Contract Assignment) that the Company wishes to be executed, the Company shall apprise Aron in writing of the terms of such offer, Aron shall promptly determine and advise the Company as to whether Aron desires to accept such offer. If Aron indicates its desire to accept such offer, then Aron shall promptly endeavor to formally communicate its acceptance of such offer to the Company and such Third Party Supplier so that the Third Party Supplier and Aron may enter into a binding additional Procurement Contract (and if relevant, Procurement Contract Assignment) provided that any additional Procurement Contract (and, if relevant, related Procurement Contract Assignment) shall require Aron’s express agreement and Aron shall not have any liability under or in connection with this Agreement if for any reason it, acting in good faith, does not agree to any proposed additional Procurement Contract or related Procurement Contract Assignment.
(c)    If the Company determines, in its reasonable judgment, that it is commercially beneficial for the Refinery to run a particular grade and/or volume of Crude Oil that is available from a Third Party Supplier that is not a counterparty with which Aron is then prepared to enter into a contract, then the Company may execute a contract to acquire such Crude Oil for the Company’s account.
(d)    Title for each quantity of Crude Oil delivered into a Crude Storage Tank shall pass to Aron, (i) if delivered under a Procurement Contract with a Third Party Supplier, from such Third Party Supplier as provided in the relevant Procurement Contract, (ii) if delivered under a Procurement Contract with the Company, at the upstream delivery point specified therein and (iii) if not delivered under a Procurement Contract (and whether such delivery is via an Included Crude Pipeline or another crude pipeline), from the Company as the Crude Oil passes the Crude Intake Point. The Parties acknowledge that the consideration due from Aron to the Company for any Crude Oil that is not delivered under a Procurement Contract will be reflected in the Monthly True-up Amounts determined following delivery and in accordance with Schedule C.
(e)    [Reserved.]
(f)    No later than four (4) Business Days prior to the earliest Contract Cutoff Date in any Nomination Month, the Company shall inform Aron whether the Company has purchased or intends to purchase any Crude Oil that is not being procured under a Procurement Contract for delivery during the related Delivery Month (“Other Barrels”), in which case the Company shall provide to Aron the quantity, grade and delivery terms of such Other Barrels expected to be delivered to the Crude Storage Tanks during such Delivery Month.
5.4    Nominations under Procurement Contracts and for Pipelines.
(a)    On the Business Day following receipt of the Monthly Crude Forecast and prior to the delivery of the Projected Monthly Run Volume, Aron shall provide to the Company Aron’s preliminary Target Month End Crude Volume and Target Month End Product Volume for the related Delivery Month if different from the Target Month End Crude Volume and Target Month End Product Volume for the related Delivery Month previously provided in Section 5.2(a). By no later than two (2) Business Days prior to the earliest Contract Cutoff Date occurring in such Nomination Month, the Company shall provide to Aron the Projected Monthly Run Volume for the Delivery Month for which deliveries must be nominated prior to such Contract Cutoff Dates. As part of such Projected Monthly Run Volume, the Company may specify the grade of such Projected Monthly Run Volume, provided that such grades and their respective quantities specified by the Company shall fall within the grades and quantities then available to be nominated by Aron under the outstanding Procurement Contracts.
(b)    Provided that the Company provides Aron with the Projected Monthly Run Volume as required under Section 5.4(a), Aron shall make all scheduling and other selections and nominations (collectively, “Contract Nominations”) that are to be made under the Procurement Contracts on or before the Contract Cutoff Dates for the Procurement Contracts and such Contract Nominations shall reflect the quantity of each grade specified by the Company in such Projected Monthly Run Volume. Should any Contract Nomination not be accepted by any Third Party Supplier under a Procurement Contract, Aron shall promptly advise the Company and use commercially reasonable efforts with the Company and such Third Party Supplier to revise the Contract Nomination subject to the terms of any such Procurement Contract. Aron shall provide the Company with confirmation that such Contract Nominations have been made.
(c)    Insofar as any pipeline nominations are required to be made by Aron for any Crude Oil prior to any applicable Pipeline Cutoff Date for any month, Aron shall be responsible for making such pipeline and terminal nominations for that month; provided that, Aron’s obligation to make such nominations shall be conditioned on its receiving from the Company scheduling instructions for that month a sufficient number of days prior to such Pipeline Cutoff Date so that Aron can make such nominations within the lead times required by such pipelines and terminals. Aron shall not be responsible if a Pipeline System is unable to accept Aron’s nomination or if the Pipeline System must allocate capacity among its shippers.
(d)    The Parties agree that the Company may, from time to time, request that Aron make adjustments or modifications to Contract Nominations it has previously made under the Procurement Contracts. Promptly following receipt of any such request, Aron will use its commercially reasonable efforts to make such adjustment or modification, subject to any limitations or restrictions under the relevant Procurement Contracts. Any additional cost or expenses incurred as a result of such an adjustment or modification shall constitute an Ancillary Cost hereunder.
(e)    Aron shall not nominate or to its knowledge otherwise acquire any Crude Oil with characteristics that are not previously approved by the Company for use at the Refinery, such approval to be in the Company’s sole and absolute discretion.
(f)    In addition to the nomination process, Aron and the Company shall follow the mutually agreed communications protocol as set forth on Schedule J hereto, with respect to ongoing daily coordination with feedstock suppliers, including purchases or sales of Crude Oil outside of the normal nomination procedures.
(g)    Each of the Company and Aron agrees to use commercially reasonable efforts in preparing the forecasts, projections and nominations required by this Agreement in a manner intended to maintain Crude Oil and Product operational volumes within the Operational Volume Range.
(h)    Prior to entering into any Ancillary Contract that is intended for the exclusive benefit of the Company in connection with this Agreement and does not by its terms expire or terminate on or before the Expiration Date, Aron will endeavor, in good faith and subject to any confidentiality restrictions, to afford the Company an opportunity to review and comment on such Ancillary Contract or the terms thereof and to confer with the Company regarding such Ancillary Contract and terms, and if Aron enters into any such Ancillary Contract without the Company’s consent, the Company shall not be obligated to assume such Ancillary Contract pursuant to Section 19.1(c) below.
5.5    Transportation, Storage and Delivery of Crude Oil.
(a)    Aron shall have the exclusive right to inject (except for such injections by the Company otherwise contemplated hereby), store and withdraw Crude Oil in and from the Crude Storage Tanks and Included Third Party Storage Tanks as provided in the Storage Facilities Agreement.
(b)    Pursuant to the Required Storage and Transportation Arrangements, Aron shall have the right to inject (except for such injections by the Company otherwise contemplated hereby), store, transport and withdraw Crude Oil in and on the Included Crude Pipeline to the same extent as the Company’s rights to do so prior to the implementation of the Required Storage and Transportation Arrangements.
(c)    Provided no Default or Event of Default has occurred and is continuing, the Company shall be permitted to withdraw from the Crude Storage Tanks and take delivery of Crude Oil on any day and at any time. The withdrawal and receipt of any Crude Oil by the Company at the Crude Intake Point shall be on an “ex works” basis. Aron shall be responsible only for arranging transportation and delivery of Crude Oil into the Crude Storage Tanks and the Company shall bear sole responsibility for arranging the withdrawal of Crude Oil from the Crude Storage Tanks. The Company shall take all actions necessary to maintain a connection with the Crude Storage Tanks to enable withdrawal and delivery of Crude Oil to be made as contemplated hereby.
5.6    Title, Risk of Loss and Custody.
(a)    Title to and risk of loss of the Crude Oil shall pass from Aron to the Company at the Crude Delivery Point. The Company shall assume custody of the Crude Oil as it passes the Crude Delivery Point.
(b)    During the time any Crude Oil or Products is held in any Storage Facilities, the Company, in its capacity as operator of the Storage Facilities and pursuant to the Storage Facilities Agreement, shall be solely responsible for compliance with all Applicable Laws, including all Environmental Laws, pertaining to the possession, handling, use and processing of such Crude Oil or Products and shall indemnify and hold harmless Aron, its Affiliates and their agents, representatives, contractors, employees, directors and officers, for all Liabilities directly or indirectly arising therefrom except to the extent such Liabilities are caused by or attributable to any of the matters for which Aron is indemnifying the Company pursuant to Article 20.
(c)    At and after transfer of any Crude Oil at the Crude Delivery Point, the Company shall be solely responsible for compliance with all Applicable Laws, including all Environmental Laws pertaining to the possession, handling, use and processing of such Crude Oil and shall indemnify and hold harmless Aron, its Affiliates and their agents, representatives, contractors, employees, directors and officers, for all Liabilities directly or indirectly arising therefrom.
(d)    Notwithstanding anything to the contrary herein, Aron and the Company agree that the Company shall have an insurable interest in Crude Oil that is subject to a Procurement Contract and that the Company may, at its election and with prior notice to Aron, endeavor to insure the Crude Oil. If pursuant to the terms of this Agreement, the Company bears the loss of any Crude Oil, then (subject to any other setoff or netting rights Aron may have hereunder) any insurance payment to Aron made to cover same shall be promptly paid over by Aron to the Company.
5.7    Contract Documentation, Confirmations and Conditions.
(a)    Aron’s obligations to deliver Crude Oil under this Agreement shall be subject to (i) the Company’s identifying and negotiating potential Procurement Contracts, in accordance with Section 5.3, that are acceptable to both the Company and Aron relating to a sufficient quantity of Crude Oil to meet the Refinery’s requirements, (ii) the Company’s performing its obligations hereunder with respect to providing Aron with timely nominations, forecasts and projections (including Projected Monthly Run Volumes, as contemplated in Section 5.4(a)) so that Aron may make timely nominations under the Procurement Contracts, (iii) all of the terms and conditions of the Procurement Contracts, (iv) any other condition set forth in Section 5.1 above and (v) no Event of Default having occurred and continuing with respect to the Company.
(b)    In documenting each Procurement Contract, Aron will endeavor and cooperate with the Company, in good faith and in a commercially reasonable manner, to obtain the Third Party Supplier’s agreement that a copy of such Procurement Contract may be provided to the Company; provided that this Section 5.7(b) in no way limits the Company’s rights to consent to all Procurement Contracts as contemplated by Section 5.3. In addition, to the extent it is permitted to do so, Aron will endeavor to keep the Company apprised of, and consult with the Company regarding, the terms and conditions being incorporated into any Procurement Contract under negotiation with a Third Party Supplier.
(c)    The Company acknowledges and agrees that, subject to the terms and conditions of this Agreement, it is obligated to purchase and take delivery of all Crude Oil acquired by Aron under Procurement Contracts executed in connection herewith and subject to the terms and conditions specified in Section 5.4 above. In the event of a dispute, Aron will provide, to the extent legally and contractually permissible, to the Company, a copy of the Procurement Contract in question.
5.8    DISCLAIMER OF WARRANTIES. EXCEPT FOR THE WARRANTY OF TITLE WITH RESPECT TO CRUDE OIL DELIVERED HEREUNDER, ARON MAKES NO WARRANTY, CONDITION OR OTHER REPRESENTATION, WRITTEN OR ORAL, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR SUITABILITY OF THE CRUDE OIL FOR ANY PARTICULAR PURPOSE OR OTHERWISE. FURTHER, ARON MAKES NO WARRANTY OR REPRESENTATION THAT THE CRUDE OIL CONFORMS TO THE SPECIFICATIONS IDENTIFIED IN ARON’S CONTRACT WITH ANY THIRD PARTY SUPPLIER.
5.9    Quality Claims and Claims Handling.
(a)    The failure of any Crude Oil that Aron hereunder sells to the Company to meet the specifications or other quality requirements applicable thereto as stated in Aron’s Procurement Contract for that Crude Oil shall be for the sole account of the Company and shall not entitle the Company to any reduction in the amounts due by it to Aron hereunder; provided, however, that any claims made by Aron with respect to such non-conforming Crude Oil shall be for the Company’s account and resolved in accordance with this Section 5.9.
(b)    The Parties shall consult with each other and coordinate how to handle and resolve any claims arising in the ordinary course of business (including claims related to Crude Oil, pipeline or ocean transportation, and any dispute, claim, or controversy arising hereunder between Aron and any of its vendors who supply goods or services in conjunction with Aron’s performance of its obligations under this Agreement) made by or against Aron. In all instances wherein claims are made by a third party against Aron which will be for the account of the Company, the Company shall have the right, subject to Section 5.9(d), to either direct Aron to take commercially reasonable actions in the handling of such claims or assume the handling of such claims in the name of Aron, all at the Company’s cost and expense; provided that Aron may require that the Company assume the handling of any such claim. To the extent that the Company believes that any claim should be made by Aron for the account of the Company against any third party (whether a Third Party Supplier, terminal facility, pipeline, storage facility or otherwise), and subject to Section 5.9(d), Aron will take any commercially reasonable actions as requested by the Company either directly, or by allowing the Company to do so, to prosecute such claim all at the Company’s cost and expense and all recoveries resulting from the prosecution of such claim shall be for the account of the Company.
(c)    Aron shall, in a commercially reasonable manner, cooperate with the Company in prosecuting any such claim and shall be entitled to assist in the prosecution of such claim at the Company’s expense.
(d)    Notwithstanding anything in Section 5.9(b) or Section 5.9(c) to the contrary, Aron may notify the Company that Aron is retaining control over or limiting its participation in the resolution of any claim referred to in Section 5.9(b) or Section 5.9(c) if Aron, in its reasonable judgment, has determined that it has commercially reasonable business considerations for doing so based on any relationships that Aron or any of its Affiliates had, has or may have with the third party involved in such claim; provided that, subject to such considerations, Aron shall use commercially reasonable efforts to resolve such claim, at the Company’s expense and for the Company’s account or, at its option, Aron may assign to the Company all of Aron’s rights under and to pursue such claim after which Aron shall have no further obligation with respect thereto. In addition, any claim that is or becomes subject to Article 20 shall be handled and resolved in accordance with the provisions of Article 20.
(e)    If any claim contemplated in this Section 5.9 involves a counterparty that is an Affiliate of Aron and the management and operation of such counterparty is under the actual and effective control of Aron, then the Company shall control the dispute and resolution of such claim.
5.10    Communications.
(a)    Each Party shall promptly provide to the other copies of any and all written communications and documents between it and any third party which in any way relate to Ancillary Costs, including but not limited to written communications and documents with Pipeline Systems, provided that Aron has received such communications and documents in respect of the Pipeline System and/or any communications and documents related to the nominating, scheduling and/or chartering of vessels; provided that neither Party shall be obligated to provide to the other any such materials that contain proprietary or confidential information and, in providing any such materials, such Party may redact or delete any such proprietary or confidential information.
(b)    With respect to any proprietary or confidential information referred to in Section 5.10(a), Aron shall promptly notify the Company of the nature or type of such information and use its commercially reasonable efforts to obtain such consents or releases as necessary to permit such information to be made available to the Company.
(c)    The Parties shall coordinate all nominations and deliveries according to the communications protocol set forth on Schedule J hereto.
5.11    Supplemental Material.
(a)    Supplemental Quantities. From time to time, unless otherwise directed by Aron and provided no Default or Event of Default has occurred and is continuing under this Agreement, the Company may withdraw quantities of Crude Oil from the Crude Storage Tanks through the Alternate Delivery Point for Eastbound Shipment or receive quantities of Crude Oil into the Crude Storage Tanks through the Alternate Delivery Point from Westbound Shipment. In each case, the quantity of Crude Oil withdrawn or received shall be deemed to equal the quantity reported by SPLP as having been injected or delivered at the Supplemental Injection Point based on readings of SPLP’s custody transfer meter (each such quantity, a “Supplemental Quantity”). Each Supplemental Quantity shall be the amount reported by SPLP, which amounts shall be reported as positive numbers and shall indicate for each Supplemental Quantity whether it is an Eastbound Shipment or a Westbound Shipment.
(b)    Certain Adjustments.
(i)    For purposes of all monthly calculations under this Agreement, the Monthly Supplemental Quantity shall be deemed to be subject to a Procurement Contract; provided that, if such Monthly Supplemental Quantity is a positive amount, such Procurement Contract shall constitute a procurement of Crude Oil by Aron intended to be run at the Refinery which shall represent a positive volume for purposes of this Agreement and if such Monthly Supplemental Quantity is negative, such Procurement Contract shall constitute a procurement of Crude Oil by Aron under which the Company is selling Crude Oil to Aron that is intended to be run at the Krotz Refinery which shall represent a negative volume for purposes of this Agreement, and, in each case, shall have a per Barrel price equal to the Supplemental Price for that relevant month. The Parties acknowledge that, for purposes of calculating the Monthly Crude Oil True-up Amount in accordance with Schedule C, as a result of the foregoing, the Monthly Supplemental Quantity shall be added to Monthly Crude Receipts for the relevant month, so that if the Monthly Supplemental Quantity is a positive number (representing a procurement of Crude Oil intended to be run at the Refinery) it shall increase Monthly Crude Receipts and if the Monthly Supplemental Quantity is a negative number (representing a procurement of Crude Oil intended to be run at the Krotz Refinery) it shall decrease Monthly Crude Receipts.
(ii)    The Parties agree that the purchase price for the Net Crude Sales Volume for any month determined under Section 6.2 is a weighted average purchase price which Aron shall determine based on the net of the dollar amounts paid by Aron under Procurement Contracts during the relevant month and received by Aron under Procurement Contracts during the relevant month and the net quantity of Barrels received by Aron under Procurement Contracts delivered into the Included Locations during the relevant month and the Barrels delivered to Aron under Procurement Contracts from such Included Locations during the relevant month.
(iii)    For each day,
(A)    the “Daily Supplemental Quantity” for such day shall be the portion of any Supplemental Quantity that, in accordance with Schedule G, is determined to be related to such day (adjusted based on the Gross/Net Factors as contemplated by Section 10.1(b)(iii)), which quantity shall be a negative number if resulting from an Eastbound Shipment and a positive number if resulting from a Westbound Shipment; and
(B)    the “Daily Supplemental Value” for such day (which may be a positive or negative amount) shall equal the Daily Supplemental Quantity for such day multiplied by the Daily Supplemental Price for such day, multiplied by negative one (-1).
(iv)    In connection with determining the Interim Payment for any day, Aron shall determine the Daily Supplemental Value for such day and the amount determined by Aron pursuant to Section 10.1 as the Interim Payment for such day shall be adjusted by adding thereto such Daily Supplemental Value and such amount, as so adjusted, shall be the Interim Payment for such day. The parties acknowledge that, as a result of the foregoing adjustment, whenever the Daily Supplemental Value is a negative number (which relates to a Westbound Shipment), such adjustment shall increase the Interim Payment due to Aron and whenever the Daily Supplemental Value is a positive number (which relates to an Eastbound Shipment), such adjustment shall decrease the Interim Payment due to Aron.
(c)    Measurements.
(i)    For purposes of determining the Daily Supplemental Quantity, the Company shall on a daily basis report to Aron the aggregate flow volume for such day at the Supplemental Injection Point as determined in accordance with Schedule G.
(ii)    For purposes of determining the Monthly Supplemental Quantity, Aron shall rely on the pipeline statements provided by SPLP with respect to the volumes on the Supplemental Pipeline.
(d)    Title. Aron shall retain title to all Crude Oil at all times while such quantities are held in the Supplemental Pipeline in connection with this Agreement or the ARKS Supply and Offtake Agreement (including without limitation any line fill transferred to Aron in connection therewith) while it is in the Supplemental Pipeline, except to the extent otherwise provided under a Supplemental Buy/Sell Transaction.
(e)    Excess Supplemental Shipments.
(i)    If, due to the application of the proration policy under the Supplemental Pipeline Tariff (a “Proration Event”), any portion of a Supplemental Quantity may not be transported by Aron under its status as designated shipper on the Supplemental Pipeline, then Aron and the Company shall, with respect to such portion of the Supplemental Quantity (the “Buy/Sell Quantity”), enter into a buy/sell transaction pursuant to Supplemental Buy/Sell Confirmation (an “Supplemental Buy/Sell Transaction”).
(ii)    It shall be a condition to Aron’s entering into any Supplemental Buy/Sell Transaction that, and Aron shall have no obligation to enter into any Supplemental Buy/Sell Transaction unless, the Company shall provide to Aron credit support in such amount and form as Aron shall require, in its discretion, with respect to the Company’s obligation to purchase the Supplemental Quantity subject to such Supplemental Buy/Sell Transaction, without regard to Aron’s obligation thereunder to repurchase such Supplemental Quantity from the Company; provided that in no event shall the value of the credit support required for any Supplemental Buy/Sell Transaction exceed 115% of the Company’s aggregate purchase obligation thereunder (without regard to Aron’s obligation to repurchase such Supplemental Quantity from the Company).
(iii)    The purchase and sale price under any Supplemental Buy/Sell Transaction shall be the Supplemental Price for the month in the Supplemental Quantity subject to such Supplemental Buy/Sell Transaction is injected into the Supplemental Pipeline.
(iv)    The quantity subject to any Supplemental Buy/Sell Transaction, which shall be advised by the Company to Aron, shall in no event exceed the excess quantity that the Company is permitted to transport on the Supplemental Pipeline upon the occurrence of a Proration Event and in accordance with the Company’s agreement with SPMT relating to shipment of additional volumes in connection with such Proration Event.
(v)    Unless otherwise agreed by the parties, the terms of each Supplemental Buy/Sell Transaction shall be as specified in the Supplemental Buy/Sell Confirmation.
(f)    The Company agrees that whether any Procurement Contract constitutes a Procurement Contract under this Agreement or the ARKS Supply and Offtake Agreement will, unless otherwise deemed appropriate based on Aron’s reasonable judgment, be determined by Aron based on the whether the Crude Oil subject thereto is first delivered to an Included Location under this Agreement or to the Crude Storage Tanks (as defined in the ARKS Supply and Offtake Agreement) or an Included Supplemental Facility (as defined in the ARKS Supply and Offtake Agreement) under the ARKS Supply and Offtake Agreement.
5.12    Designated Resale Quantities.
(a)    Designated Resale Quantities. From time to time, unless otherwise directed by Aron and provided no Default or Event of Default has occurred and is continuing under this Agreement, and in addition to any Supplemental Quantities withdrawn by the Company under Section 5.11, the Company may withdraw quantities of Crude Oil from the Crude Storage Tanks through the Alternate Delivery Point pursuant to the following terms and conditions (such additional quantities being referred to as “Designated Resale Quantities”):
(i)    Designated Resale Quantities shall be withdrawn by the Company solely for the purpose of resale to third parties that are not Affiliates of the Company with such quantities to be shipped via the White Oil Connection to the Supplemental Injection Point and thereafter via the Supplemental Pipeline;
(ii)    Each withdrawal of Designated Resale Quantities shall be nominated and scheduled to occur with respect to a designated calendar month (each, a “Designated Withdrawal Month”);
(iii)    With respect to any Designated Resale Quantities to be withdrawn by the Company during any Designated Withdrawal Month, the Company shall notify Aron in writing of such intended withdrawal a sufficient number of days (but no less than 2 Business Days) prior to the date by which nominations onto the White Oil Connection to the Supplemental Injection Point and the Supplemental Pipeline are due so that Aron can make, or cooperate with the Company in making, nominations for such Designated Resale Quantities within the lead times required by such pipelines for shipment to occur during the Designated Withdrawal Month;
(iv)    Title to and risk of loss of any Designated Resale Quantities shall pass from Aron to the Company at the Supplemental Injection Point and the Company shall assume custody thereof as such quantity passes the Supplemental Injection Point, and at and after the Supplemental Injection Point the Company shall be solely responsible for compliance with all Applicable Laws, including all Environmental Laws pertaining to the possession, handling, use and processing of such quantities and shall indemnify and hold harmless Aron, its Affiliates and their agents, representatives, contractors, employees, directors and officers, for all Liabilities directly or indirectly arising therefrom; provided that prior to such transfer of title and risk of loss, the Company, in its capacity as operator of the Storage Facilities and pursuant to the Storage Facilities Agreement or otherwise as custodian of such quantities, shall be solely responsible for compliance with all Applicable Laws, including all Environmental Laws, pertaining to the possession, handling, use and processing of such quantities and shall indemnify and hold harmless Aron, its Affiliates and their agents, representatives, contractors, employees, directors and officers, for all Liabilities directly or indirectly arising therefrom except to the extent such Liabilities are caused by or attributable to any of the matters for which Aron is indemnifying the Company pursuant to Article 20;
(v)    Notwithstanding the Designated Resale Quantity volume nominated for any Designated Withdrawal Month, the Designated Resale Quantity that shall be deemed to have been sold by Aron to the Company for such Designated Withdrawal Month shall equal the excess of (A) the sum of the Daily Supplemental Quantities for the Delivery Month that corresponds to such Designated Withdrawal Month, as determined pursuant to Section 5.11(c)(i) over (B) the Monthly Supplemental Quantity for the Delivery Month that corresponds to such Designated Withdrawal Month, as determined pursuant to Section 5.11(c)(ii);
(vi)    Except as otherwise required by Aron pursuant to Section 5.12(b) below, no adjustment shall be made to the calculation of Interim Payments with respect to the daily volumes of Designated Resale Quantities from time to time sold by Aron to the Company; and
(vii)    As provided in Section 5.12(b) below, additional terms and conditions may from time to time be applied to the sale and transfer of Designated Resale Quantities.
(b)    If Aron, in its sole judgment, determines that the Designated Resale Quantities nominated for any Designated Withdrawal Month are in excess of such levels as Aron deems acceptable absent the application of additional terms and conditions, then Aron may condition its obligation to sell such volumes to the Company on the Company’s agreeing to such additional terms and conditions as Aron may propose, which may include, without limitation, (i) the requirement that some or all of the Interim Payments during the relevant Designated Withdrawal Month be adjusted to account for the sale of Designated Resale Quantities during such month, which adjustments may be based on Aron’s reasonable estimates of volumes delivered, (ii) the obligation for the Company to make other intra-month payments to Aron to provisionally settle all or part of Aron’s estimate of the unpaid amounts due to it for estimated volumes delivered and/or (iii) the execution of a Procurement Contract between Aron, as seller, and the Company, as buyer, covering the sale of such Designated Resale Quantities.
5.13    Deemed Acceptance. With respect to any trade confirmation issued by Aron to the Company in connection with any transaction relating to this Agreement, if Aron does not receive from the Company either acceptance or notification of a bona fide error within two (2) Business Days after receipt of such confirmation, then the Company shall be deemed to have accepted such confirmation, and such confirmation shall be effective and binding upon the Parties.
ARTICLE 6

PURCHASE VALUE FOR CRUDE OIL
6.1    Daily Volumes. Each Business Day the Company shall provide to Aron, by no later than 1:00 pm CPT meter tickets and/or meter readings, and tank gauge readings confirming the Measured Crude Quantity for each Crude Storage Tank for all Delivery Dates since the prior Business Day.
6.2    Purchase Value. As the purchase value for the Net Crude Sales Volume for any month, the Company shall owe to Aron when due the Monthly Crude Payment determined with respect to that Net Crude Sales Volume, subject to application of the relevant Prices and Index Amounts as provided on Schedule B hereto and calculation of the Monthly Crude Oil True-up Amount as provided for on Schedule C hereto, and payable as provided in Section 10.2.
6.3    Monthly Crude Payment. For any month, the “Monthly Crude Payment” shall equal, with respect to the Net Crude Sales Volume for such month, the sum of (A) the product of (1) the Monthly Crude Price for that month and (2) the Net Crude Sales Volume for such month (the amount determined in this clause (A) may be a positive or negative number), (B) the Crude Purchase Fee for that month and (C) the Ancillary Costs for that month. If the Monthly Crude Payment is a negative number, then the absolute value thereof shall represent an amount owed from Aron to the Company and payable as provided in Section 10.2.
6.4    Crude Purchase Fee.
(a)    Prior to Third Restatement Adjustment Date. Prior to the Third Restatement Adjustment Date, as used herein:
(i)    For any month, the “Crude Purchase Fee” shall equal the sum of (A) the product of (1) the Pre-Adjustment Level One Fee per Barrel and (2) the Reduced Fee Barrels for such month, plus (B) the product of (1) the Pre-Adjustment Level Two Fee per Barrel and (2) the greater of (x) zero and (y) the Actual Monthly Crude Run for such month minus the Reduced Fee Barrels for such month, minus (C) if a Monthly Procurement Shortfall exists for such month, the product of the Shortfall Procurement Barrels for such month and Adjustment Fee per Barrel, plus (D) the Counterparty Crude Sales Fee.
(ii)    “Reduced Fee Barrels” means, for any month, whichever of the following is the smallest quantity: (i) the Actual Monthly Crude Run for such month, (ii) the Designated Company-Sourced Barrels for such Month and (iii) [***] Barrels; provided that in no event shall the foregoing be less than zero.
(iii)    “Actual Monthly Crude Run” means, for any month, the Net Crude Sales Volume for such month plus the aggregate quantity of those Other Barrels that are actually delivered and received at the Crude Storage Tanks during such month.
(iv)    A “Monthly Procurement Shortfall” shall exist, for any month, if the Procurement Contracts providing for delivery during such month do not, in the aggregate, result in deliveries that equal or exceed an average of [***] Barrels per day.
(v)    If a Monthly Procurement Shortfall exists for any month, then the “Shortfall Procurement Barrels” for such month shall equal the lesser of (i) [***] Barrels minus the average daily quantity of Barrels that are contemplated to be delivered under Procurement Contracts during such month multiplied by the number of days in such month and (ii) the average daily quantity of Barrels that were delivered under the Rejected Procurement Contracts for such month multiplied by the number of days in such month, minus the Other Rejected Barrels for such month.
(vi)    “Rejected Procurement Contract” means, for any month, a contract that was first proposed as a Procurement Contract by the Company pursuant to Section 5.3(b) that contemplated deliveries during such month and was proposed to Aron no later than the last Business Day prior to the scheduling day for such month which Aron rejected and was entered into by the Company; provided that such contract shall only constitute a Rejected Procurement Contract if the economic and other material terms thereof are no more favorable to the Company than the economic and other materials terms thereof in the proposed Procurement Contract offered to Aron and if Aron had a period of at least two weeks following the initial date on which such contract was proposed in which to determine whether or not to enter into or reject such contract.
(vii)    Those Designated Company-Sourced Barrels for any month that are not delivered under Rejected Procurement Contracts constitute the “Primary Company Barrels” for such month. If the Reduced Fee Barrels for such month exceed the Primary Company Barrels for such month, then such excess shall be the “Other Rejected Barrels” for such month.
(viii)    For any month, the “Counterparty Crude Sales Fee” shall equal the product of (A) “Monthly Crude Procurement Sale Volume” (as defined on Schedule C) and (B) the counterparty level fee as determined on a monthly basis by Aron for each respective party.
(ix)    The Crude Purchase Fee calculated under this Section 6.4 shall be incorporated under Schedule C as an amount due to Aron and to the extent necessary, Aron may convert such amount to a negative number for purposes of achieving that result in making its calculations under Schedule C.
(b)    Following Third Restatement Adjustment Date. Following the Third Restatement Adjustment Date, as used herein:
(i)    For any month, the “Crude Purchase Fee” shall equal the sum of:
(A) the product of (1) the Level One Fee per barrel and (2) the Level One Barrels for such month, plus
(B) the product of (1) Level Two Fee per barrel and (2) the Level Two Barrels for such month.
(ii)    “Third Party Barrels” means, for any month, the number of barrels purchased by Aron from any Third Party Supplier (other than any Affiliate of the Company).
(iii)    “Level One Barrels” means, for any month, the number of Third Party Barrels not in excess of [***] barrels.
(iv)    “Level Two Barrels” means, for any month, the number of Third Party Barrels (if any) in excess of the Level One Barrels for such month.
(v)    For any month, the “Counterparty Crude Sales Fee” shall equal the product of (A) “Monthly Crude Procurement Sale Volume” (as defined on Schedule C) and (B) the counterparty level fee as determined on a monthly basis by Aron for each respective party.
(vi)    The Crude Purchase Fee calculated under this Section 6.4 shall be incorporated under Schedule C as an amount due to Aron and to the extent necessary, Aron may convert such amount to a negative number for purposes of achieving that result in making its calculations under Schedule C.
6.5    Material Crude Grade Changes. If either the Company or Aron concludes in its reasonable judgment that the specifications (including specific gravity and sulfur content of the Crude Oil) of the Crude Oil procured, or projected to be procured, differ materially from the grades that have generally been run by the Refinery, then the Company and Aron will endeavor in good faith to mutually agree on (i) acceptable indices for such Crude Oil, and (ii) a settlement payment from one Party to the other that is sufficient to compensate the relevant Party for the relative costs and benefits to each of the differences in value between the prior indices and the amended indices.
6.6    Upon Aron’s request, the Company will provide documentation evidencing all purchases of Designated Company-Sourced Barrels for any month.
ARTICLE 7

TARGET INVENTORY LEVELS AND WORKING CAPITAL ADJUSTMENT
7.1    Target Inventory Levels. Aron will set monthly inventory targets for Crude Oil and Products. Such monthly inventory targets for Crude Oil and Products shall be subject to (i) the Baseline Volumes and (ii) the sum of Baseline Volumes plus Volumes in Excess of Baseline on Schedule D for each Pricing Group (each sum, a “Maximum Volume”).
7.2    Target Month End Crude Volume.
(a)    By no later than two (2) Business Days prior to the earliest Contract Cutoff Date occurring in each Nomination Month, the Company shall notify Aron of the aggregate quantity of Crude Oil that the Company expects to run at the Refinery during the subject Delivery Month (the “Projected Monthly Run Volume”).
(b)    For each month of the Term, the “Target Month End Crude Volume” shall equal (i) the Target Month End Crude Volume for the immediately preceding month, subject to any adjustment thereto made pursuant to Section 7.2, plus (ii) the aggregate volume of Crude Oil that Aron has nominated under the Procurement Contracts for delivery during that month pursuant to Section 5.4(b), plus (iii) the aggregate volume of the expected Other Barrels, minus (iv) the Projected Monthly Run Volume for that month (except that the Target Month End Crude Volume as of the Commencement Date and as of the end of the first month of the Term shall be the respective volumes specified as such on Schedule I hereto). Notwithstanding the foregoing, Target Month End Crude Volume shall in no event exceed a Maximum Volume or be less than the Baseline Volume for Crude Oil indicated on Schedule D unless Aron establishes such a Month End Crude Volume as otherwise permitted under this Section 7.2.
(c)    In establishing a Target Month End Crude Volume, Aron acknowledges that its ability to increase any such Target Month End Crude Volume is constrained to the extent that the Crude Oil available for delivery under the Procurement Contracts plus Other Barrels available for delivery during such month are not greater than the Company’s Crude Oil requirements for the Refinery for the month related to such Target Month End Crude Volume.
(d)    After Aron has established a Target Month End Crude Volume for any month, it may change such Target Month End Crude Volume as follows:
(i)    If the sum of (A) the Actual Month End Crude Volume and (B) the Baseline Volume for Crude Oil (the “Adjusted Month End Crude Volume”) is above the Target Month End Crude Volume by more than [***] Barrels and the Projected Net Crude Consumption is greater than the Actual Net Crude Consumption, then Aron may increase the Target Month End Crude Volume for such Delivery Month by the lesser of (i) the Adjusted Month End Crude Volume minus the sum of (A) the Target Month End Crude Volume and (B) [***] Barrels and (ii) the Projected Net Crude Consumption minus the Actual Net Crude Consumption. If the Target Month End Crude Volume is above the Adjusted Month End Crude Volume by more than [***] Barrels and the Actual Net Crude Consumption is greater than the Projected Net Crude Consumption, then Aron may reduce the Target Month End Crude Volume for such Delivery Month by the lesser of (i) the Target Month End Crude Volume minus the sum of (A) the Adjusted Month End Crude Volume plus (B) [***] Barrels and (ii) the Actual Net Crude Consumption minus the Projected Net Crude Consumption. Aron must notify the Company of its intent to make this change within four (4) Business Days after the end of such Delivery Month. The Company may dispute this change within one (1) Business Day after receiving such notification from Aron.
(ii)    In addition, Aron may adjust the Target Month End Crude Volume with the consent of the Company.
In all cases described above, the changed Target Month End Crude Volume affects only the subject month and does not impact the calculation of the Target Month End Crude Volume in subsequent months pursuant to Section 7.2(b).
(e)    If, with respect to any delivery month, the operator of any Included Crude Pipeline notifies Aron that its required Crude Oil Linefill for such month is greater than or less than the amount specified for such Included Crude Pipeline on Schedule D hereto, then the Baseline Volumes and Volumes in Excess of Baseline specified on Schedule D hereto shall, in such month (and for any subsequent months for which such increase or decrease remains in effect), be increased or decreased by an amount equal to such increase or decrease in such required Crude Oil Linefill.
7.3    Target Month End Product Volume.
(a)    By the thirteenth (13th) of each month the Company shall provide to Aron its standard run-out report (the “Run-out Report”) showing the estimated quantities of each Product that it expects to produce and deliver to Aron during the following month and the quantities of each Product it expects to sell under the Marketing and Sales Agreement during such following month (for each Product, the “Projected Monthly Production Volume”), which may, from time to time, be adjusted by the Company.
(b)    For each month and each type of Product, Aron shall from time to time (but subject to any applicable notification deadlines specified on Schedule D hereto) specify an aggregate quantity and grade that shall be the “Target Month End Product Volume” for that month, which shall represent that volume (which may be zero or a positive number) for that Product targeted to be in excess of the Baseline Volume for that Product (except that the Target Month End Product Volume for each type of Product as of the Commencement Date and as of the end of the first month of the Term shall be the respective volumes specified as such on Schedule I hereto). Notwithstanding the foregoing, Target Month End Product Volume shall in no event exceed a Maximum Volume or be less than the Baseline Volume for such Product unless Aron establishes such a Month End Product Volume as otherwise permitted under this Section 7.3.
(c)    Provided that the Company has complied with its obligations under the Marketing and Sales Agreement, and subject to events of Force Majeure, facility turnarounds, the performance of any third parties (including purchasers of Products under the Marketing and Sales Agreement), Aron will, in establishing each Target Month End Product Volume, endeavor in a commercially reasonable manner to cause such Target Month End Product Volume to be within the applicable range specified for such Product on Schedule D hereto.
(d)    At any time prior to the beginning of the month to which a Target Month End Product Volume relates (but subject to any applicable notification deadlines specified on Schedule D hereto), Aron may change such Target Month End Product Volume.
(e)    After Aron has established a Target Month End Product Volume, it may change such Target Month End Product Volume if one of the following occurs: (i) the sum of (A) the Actual Month End Product Volume and (B) the Baseline Volume for such Product (the “Adjusted Month End Product Volume”) is below the minimum of the Operational Volume Range for the volume in excess of the Baseline Volume for such Product or (ii) the Adjusted Month End Product Volume is above the maximum of the Operational Volume Range for the volume in excess of the Baseline Volume for such Product, in which case Aron may change its Target Month End Product Volume for such month to equal the Adjusted Month End Product Volume. Aron must notify the Company of its intent to make this change within four (4) Business Days after the end of such Delivery Month. The Company may dispute this change within one (1) Business Day after receiving such notification from Aron. In all cases described above, the changed Target Month End Product Volume affects only the subject month and does not impact the calculation of the Target Month End Product Volume in subsequent months.
(f)    The Target Month End Product Volume will be adjusted in accordance with the procedure for Excluded Transactions as described in the Marketing and Sales Agreement.
In addition, Aron may adjust the Target Month End Product Volume with the consent of the Company.
7.4    Monthly Working Capital Adjustment. Promptly after the end of each month, Aron shall determine the Monthly Working Capital Adjustment.
7.5    Monthly Product Sale Adjustments. For each calendar month (or portion thereof) during the term of the Marketing and Sales Agreement and for each Product Group, Aron shall determine whether an amount is due by one Party to the other (for each Product Group, a “Monthly Product Sale Adjustment”) in accordance with the following terms and conditions:
(a)    For each Product Group and relevant period, Aron shall determine (i) the aggregate quantity of Barrels of such Product Group sold during such period under Product Purchase Agreements and Company Purchase Agreements, (ii) the aggregate quantity of Barrels of such Product Group sold under any Excluded Transaction executed pursuant to Section 2.2(c) of the Marketing and Sales Agreement and (iii) the Aggregate Receipts (as defined below);
(b)    If, for any Product Group and relevant period, (i) the Aggregate Receipts exceeds the Index Value (as defined below), then the Monthly Product Sale Adjustment for that Product Group shall equal such excess and shall be due to the Company and (ii) the Index Value exceeds the Aggregate Receipts, then the Monthly Product Sale Adjustment for that Product Group shall equal such excess and shall be due to Aron;
(c)    If Aron determines that any Monthly Product Sale Adjustment is due, it will include its calculation of such amount in the documentation provided to the Company for the relevant period pursuant to Section 10.2 and such Monthly Product Sale Adjustment shall be incorporated as a component of the Monthly True-up Amount due for such period which, if due to the Company, shall be expressed as a positive number and, if due to Aron, shall be expressed as a negative number; and
(d)    As used herein:
(i)    “Aggregate Receipts” means, for any Product Group and relevant period, the sum of (x) the actual aggregate purchase value invoiced by Aron for all quantities of such Product Group that Aron delivered during such period (without giving effect to any offsetting Excluded Transactions) under Product Purchase Agreements with Customers and under Company Purchase Agreements with Company Purchasers (as defined in the Marketing and Sales Agreement) and (y) for any Excluded Transaction executed pursuant to Section 2.2(c) of the Marketing and Sales Agreement, the aggregate purchase value that would have been payable under the proposed Product Purchase Agreement in connection with which such Excluded Transaction was executed;
(ii)    “Index Value” means, for any Product Group and relevant period, the product of (A) the sum of the aggregate quantity of Barrels of such Product Group sold during such period (without giving effect to any offsetting Excluded Transactions) under Product Purchase Agreements and Company Purchase Agreements and the quantity of sales for such period covered by clause (y) of the definition of Aggregate Receipts, multiplied by (B) the Long Product FIFO Value for that Product Group and period.
7.6    Monthly Cover Costs. If, for any calendar month (or portion thereof), Aron reasonably determines that, as a result of the Company’s failure to produce the quantities of Product projected under this Agreement or the Company’s failure to comply with its obligations under the Marketing and Sales Agreement, Aron retains insufficient quantities of Product to comply with its obligations to any third parties or the Company, whether under Product Purchase Agreements, Company Purchase Agreements or Excluded Transactions, and Aron incurs any additional costs and expenses in procuring and transporting Product from other sources for purposes of covering such delivery obligations or the shortfall in the quantity held for its account (collectively, “Monthly Cover Costs”), then the Company shall be obliged to reimburse Aron for such Monthly Cover Costs. If Aron determines that any Monthly Cover Costs are due to it, Aron shall promptly communicate such determination to the Company and, subject to any mitigation of such costs actually achieved by the Company, include the calculation of such amount in the documentation provided to the Company for the relevant period pursuant to Section 10.2 and such Monthly Cover Costs shall be incorporated as a component of the Monthly True-up Amount due for such period hereunder.
7.7    Costs Related to Shortfall. To the extent that Aron is required to cover any shortfall in any Product delivery, whether under a Product Purchase Agreement or Company Purchase Agreement or otherwise, by any inventory it owns and acquires separately from the inventory owned and maintained in connection with this Agreement, any cost or loss incurred by Aron in connection therewith that is not otherwise included as a Monthly Cover Cost shall constitute an Ancillary Cost that is to be reimbursed to Aron.
7.8    Monthly Excluded Transaction Fee. For any Barrel of gasoline or diesel delivered by Aron under an Excluded Transaction (net of any purchases under Excluded Transactions), Aron shall be obligated to pay to the Company an amount equal to the applicable Per Barrel Adjustment (as set forth on Schedule K to this Agreement). For each month, Aron shall determine the net quantities of gasoline and jet fuel delivered during such month under Excluded Transactions and the aggregate amount due under this Section 7.8 as a result of such deliveries (the “Monthly Excluded Transaction Fee”).
7.9    Periodic Price Adjustments.
(a)    Prior to each Periodic Adjustment Date, the Parties shall undertake the procedures set forth in Schedule GG and calculate whether, based on such data and procedures set forth in Schedule GG, an adjustment to any of the Prices is appropriate. Promptly after Aron has completed such calculation, it shall advise the Company in writing as to whether any Price adjustments are appropriate and if so the amounts of such Price adjustments. Any such adjusted Prices shall become applicable commencing with the relevant Periodic Adjustment Date.
(b)    If any Prices are adjusted as of a Periodic Adjustment Date, Aron shall determine the Price Adjustment Settlement Amount in accordance with Schedule GG hereto and such amount shall be included in the applicable Monthly True-Up Amount as set forth in Schedule GG.
7.10    Transition Adjustment Period. The Parties agree that, with respect to the months occurring in the Transition Adjustment Period, the Monthly True-up Amounts for each such month shall be further adjusted as provided in Schedule HH hereto.
ARTICLE 8

PURCHASE AND DELIVERY OF PRODUCTS
8.1    Purchase and Sale of Products. Aron agrees to purchase and receive from the Company, and the Company agrees to sell and deliver to Aron, the entire Products output of the Refinery from and including the Commencement Date through the end of the Term of this Agreement, at the values determined pursuant to this Agreement and otherwise in accordance with the terms and conditions of this Agreement.
8.2    Delivery and Storage of Products.
(a)    Unless otherwise agreed by Aron, all Products shall be delivered by the Company to Aron at the Products Delivery Point into the Product Storage Tanks, on an FOB basis.
(b)    Aron shall have exclusive right to store Products in the Product Storage Tanks and Included Third Party Storage Tanks as provided in the Storage Facilities Agreement.
8.3    Expected Yield and Estimated Output.
(a)    On or before the Commencement Date, the Company provided to Aron an expected Product yield for the Refinery based on its then current operating forecast for the Refinery (the “Initial Estimated Yield”). From time to time, based on its then current operating forecast for the Refinery, the Company may provide to Aron a revised expected Product yield for the Refinery (each, a “Revised Estimated Yield” and, together with the Initial Estimated Yield, an “Estimated Yield”).
(b)    As set forth on Schedule J to this Agreement, the Company shall, based on the then current Estimated Yield and such other operating factors as it deems relevant, prepare and provide to Aron an estimate of the Product quantities it expects to deliver to Aron during such month (each, a “Monthly Product Estimate”).
8.4    Delivered Quantities. For each Delivery Date, the Company shall provide to Aron, by no later than 1:00 p.m., CPT on the next Business Day (except (i) in the case of Friday and Saturday, then by the following Monday and (ii) in the case of Sunday and Monday, then by the following Tuesday), meter tickets and/or meter readings and tank gauge readings confirming the Measured Product Quantity in each Product Storage Tank for each Product delivered during that Delivery Date.
8.5    Title and Risk of Loss. Title and risk of loss to Products shall pass from the Company to Aron as Products pass the Products Delivery Point. Aron shall retain title through the Included Product Pipelines and in the Included Third Party Storage Tanks. Title and risk of loss to Products shall pass from Aron to the Company as Products pass at the Products Offtake Point.
8.6    Product Specifications. The Company agrees that all Products sold to Aron hereunder shall conform to the respective specifications set forth on Schedule A or to such other specifications as are from time to time agreed upon by the Parties.
8.7    Purchase Value of Products. The per unit value for each type of Product sold to Aron hereunder shall equal the Long Product FIFO Value specified for such Product (the “Product Cost”), subject to application of the relevant values as provided on Schedule B and calculation of the Monthly Product True-up Amount as provided on Schedule C.
8.8    Transportation, Storage and Delivery of Products.
(a)    Aron shall have the exclusive right to inject, store and withdraw Products in the Products Storage Tanks as provided in the Storage Facilities Agreement.
(b)    Pursuant to the Required Storage and Transportation Arrangements, Aron shall have the exclusive right to inject (except for such injections by the Company otherwise contemplated hereby), store, transport and withdraw Products in and on the Included Product Pipelines and the Included Third Party Storage Tanks to the same extent as the Company’s rights to do so prior to the implementation of the Required Storage and Transportation Arrangements.
8.9    Material Product Grade Changes. If either the Company or Aron concludes in its reasonable judgment that the specifications or the mix of the constituents of a Pricing Group produced, or projected to be produced, differ materially from those that have generally been produced by the Refinery, then the Company and Aron will endeavor in good faith to mutually agree on (i) acceptable indices for such Product, and (ii) a settlement payment from one Party to the other sufficient to compensate the relevant Party for the relative costs and benefits to each of the differences in value between the prior indices and the amended indices.
8.10    Certain Regulatory Matters. If Aron shall determine, in its sole judgment, that as a result of any law or regulation or interpretation thereof (or compliance by it with any request, guideline or directive) it is not permitted to hold or own asphalt or it would, were it to continue to hold or own asphalt, be or likely to be subject to additional or increased burdens or costs, then it shall notify the Company in writing of such determination and specify in such notice a date (the “Asphalt Transfer Date”) upon which the Company shall purchase from Aron all asphalt then held by Aron in any of the Product Storage Facilities at a per Barrel purchase price equal to the applicable price listed on Schedule B hereto; provided that if the basis for giving such notice is that Aron is or likely may be subject to additional or increased burdens or costs, then such Asphalt Transfer Date shall occur no earlier than 6 months after the date such notice is given and to the extent that Aron incurs any such additional or increased burdens or costs after such notice and prior to such Asphalt Transfer Date, such additional or increased burdens or costs shall constitute Ancillary Costs hereunder; provided, however, that the Company may give notice to Aron of the acceleration of the Asphalt Transfer Date to an earlier date, with such earlier date occurring no less than three (3) months following the date of the Company’s notice of acceleration. Aron shall estimate the volume of such asphalt and aggregate purchase price therefor and such aggregate estimated purchase price shall be payable to Aron as part of the Interim Payment due on such date. Thereafter, Aron shall promptly determine the volume of such asphalt and the aggregate definitive purchase price therefor (which to the extent applicable will reflect the application of the monthly true up calculations pursuant to Schedule C hereto) and to the extent such aggregate definitive purchase price differs from such aggregate estimated purchase price, the difference shall be included as an adjustment to the first Interim Payment due following the determination of such aggregate definitive purchase price. In addition, from and after the Asphalt Transfer Date, asphalt shall no longer constitute a Product for purposes of this Agreement or any of the other documents related hereto and, to the extent reasonably requested by Aron, the parties shall make such further amendments to this Agreement and such other documents are may be necessary to reflect the removal of asphalt from the definition of Products.
ARTICLE 9

ANCILLARY COSTS; MONTH END INVENTORY; CERTAIN DISPOSITIONS; TANK MAINTENANCE
9.1    Ancillary Costs.
(a)    From time to time, Aron shall estimate Ancillary Costs it expects to incur with respect to each day occurring during any month. As provided in Section 10.1, Aron shall include such daily estimate of Ancillary Costs in the determination of the Interim Payments due with respect to each day in such month.
(b)    Without limiting the foregoing, the Company agrees to reimburse Aron for all Ancillary Costs incurred by Aron. Such reimbursement shall occur from time to time upon demand of Aron to the Company. When making such demand, Aron shall promptly provide the Company with copies of any relevant invoices for Ancillary Costs incurred by Aron. All refunds or adjustments of any type received by Aron related to any Ancillary Costs shall be reflected in the Monthly True-up Amount as provided in Section 10.2 below.
9.2    Month End Inventory.
(a)    As of 11:59:59 p.m., CPT, on the last day of each month, the Company shall apply the Volume Determination Procedures to the Crude Storage Facilities and the Product Storage Facilities, and based thereon shall determine for such month (i) the aggregate volume of Crude Oil held in the Crude Storage Tanks and Included Third Party Storage Tanks at that time, plus the Crude Oil Linefill at that time minus the Baseline Volume for Crude Oil (the “Actual Month End Crude Volume”), which may be positive, negative or zero and (ii) for each Product, the aggregate volume of such Product held in the Product Storage Tanks and the Included Product Tanks at that time, plus the Product Linefill for such Product at that time minus the Baseline Volume for such Product (each, an “Actual Month End Product Volume”), which may be positive, negative or zero. The Company shall notify Aron of the Actual Month End Crude Volume and each Actual Month End Product Volume by no later than 5:00 p.m., CPT on the tenth day thereafter, except that with respect to volume information provided by third parties, the Company shall endeavor to cause third parties to provide such information to Aron by the fifteenth (15th) day after the end of such month.
(b)    Aron may, or may have Supplier’s Inspector, witness all or any aspects of the Volume Determination Procedures as Aron shall direct. If, in the judgment of Aron or Supplier’s Inspector, the Volume Determination Procedures have not been applied correctly, then the Company will cooperate with Aron, or Supplier’s Inspector, to ensure the correct application of the Volume Determination Procedures, including making such revisions to the Actual Month End Crude Volume and any Actual Month End Product Volume as may be necessary to correct any such errors.
9.3    Calculation of Sales.
(a)    For any month, the “Net Crude Sales Volume” means, for any month, (A) the sum of (1) the Actual Month End Crude Volume for the prior month plus (2) the Monthly Crude Receipts for such month, minus (B) the Actual Month End Crude Volume for such month.
(b)    For any month, and for each Pricing Group (as defined on Schedule P), the “Net Product Sales Volume” shall equal (A) the sum of (1) the Actual Month End Product Volume for such month plus (2) the Monthly Product Sales for such month, minus (B) the Actual Month End Product Volume for the prior month.
9.4    Disposition Following Force Majeure.
(a)    Notwithstanding anything to the contrary, if Aron decides or is required, due to an event of Force Majeure affecting either Party or otherwise, to sell to any unrelated third parties, in arm’s length transactions, any quantities of Crude Oil that, based on the then current Monthly Crude Forecast or Weekly Projection, Aron would reasonably have expected to have sold to the Company (any quantity of Crude Oil so disposed of by Aron being referred to as a “Disposed Quantity”), then the Company shall be obligated to pay to Aron an amount equal to the difference between the value at which such Disposed Quantity would have been sold to the Company, minus the amount realized in the sale to a third party (the “Disposition Amount”). In no event shall the Disposed Quantity exceed the aggregate amount of Crude Oil that the Company would have been expected to purchase based on their current Monthly Crude Forecast or Weekly Projection for the period during which the Company is unable to take delivery of Crude Oil as the result of the Force Majeure event or otherwise.
(b)    In connection with its selling any Disposed Quantity, Aron shall promptly determine the Disposition Amount and issue to the Company an invoice for such amount. The Company shall pay to Aron the invoiced amount no later than the second Business Day after the date of such invoice. If, in connection with the sale of any Disposed Quantity, the Disposition Amount is a negative number, then Aron shall pay the amount of such excess to the Company no later than the second Business Day after the date of such invoice.
9.5    Tank Maintenance.
(a)    Promptly after the Company completes its annual business plan with respect to any year, it shall notify Aron of any tank maintenance contemplated with respect to such year that would result in any Crude Storage Tank, Product Storage Tank or Duncan Storage Tank being unavailable for use by Aron. The Company immediately shall notify Aron orally (followed by prompt written notice) of any previously unscheduled downtime or maintenance of any Crude Storage Tank, Product Storage Tank or Duncan Storage Tank and its expected duration.
(b)    The Company shall give Aron at least two (2) months’ prior written notice of any maintenance that the Company intends to conduct on any of the Crude Storage Tanks, Product Storage Tanks or Duncan Storage Tanks that would result in such storage tank being taken out of service (“Tank Maintenance”). The Parties agree to cooperate with each other in establishing the start date for any such maintenance so as to not unnecessarily interfere with any of Aron’s purchase or sale commitments or to otherwise accommodate, to the extent reasonably practicable, other commercial or market considerations that Aron deems relevant.
(c)    In connection with any Tank Maintenance, the Parties shall promptly consult and endeavor to agree on adjusted inventory minimum and maximum levels and other appropriate adjustments hereunder that are to apply during the period of such Tank Maintenance.
(d)    The Company agrees that it will use its best efforts, consistent with good industry standards and practices, to complete (and to cause any third parties to complete) any Tank Maintenance as promptly as practicable. The Company shall provide Aron with an initial estimate of the period of any Tank Maintenance and shall regularly update Aron as to the progress of such Tank Maintenance. If, the Company determines that the expected completion date for Tank Maintenance has or is likely to change by thirty (30) days or more, it shall promptly notify Aron of such determination.
(e)    Prior to the Third Restatement Adjustment Date, if as a result of Tank Maintenance and/or any unscheduled events resulting in the loss of tank availability, an aggregate volume of more than [***] Barrels (based on shell capacity) of the storage tanks included in the Included Locations has ceased to be available for any period of at least ninety (90) consecutive days, then (i) the Company shall be obligated to reimburse Aron for any loss, costs and damages incurred or realized by Aron as a result of its maintaining, terminating or obtaining any Related Hedges in connection with such change in the Operational Volume Range and (ii) the Pre-Adjustment Level Two Fee shall automatically be changed to equal the Pre-Adjustment Second Level Two Fee, as applicable, set forth in the Fee Letter. Upon restoration of tanks to service such that less than [***] Barrels (based on shell capacity) of the storage tanks included in the Included Locations are unavailable, the reimbursement obligation set forth in (i) above shall cease and the fee shall automatically revert from the Pre-Adjustment Second Level Two Fee to the Pre-Adjustment Level Two Fee, as applicable, as each is set forth in the Fee Letter; provided that the Company shall be obligated to reimburse Aron for any loss, costs and damages incurred or realized by Aron as a result of its maintaining, terminating or obtaining any Related Hedges in connection with the restoration of such tank capacity.
ARTICLE 10

PAYMENT PROVISIONS
10.1    Interim Payments.
(a)    For each day, Aron will calculate a provisional payment (each an “Interim Payment”) by applying the applicable Daily Values to the Estimated Daily Net Crude Sales and Estimated Daily Net Product Sales for that day, plus an estimate of Ancillary Costs for such day to the extent not directly invoiced to the Company, in the manner illustrated on Schedule G and subject to the following terms and conditions:
(i)    in determining the Estimated Daily Net Crude Sales or Estimated Daily Net Product Sales for any calendar day, Aron shall use the inventory data reported by the Company on the immediately preceding day if such data are available;
(ii)    if such prior day’s inventory data are not available, but inventory data have been reported by the Company on any day within two (2) Business Days preceding such calendar day, then Aron shall use the most recently available reported inventory data from such two (2) Business Day period; and
(iii)    if inventory data have not been reported on any day within such two (2) Business Day period, Aron will use the inventory data for the day occurring during the thirty (30) day period preceding such calendar day that results in the largest Estimated Daily Net Crude Sales or the smallest Estimated Daily Net Product Sales (as the case may be);
provided that, if Aron determines an Interim Payment using any inventory data covered by clause (ii) or (iii) above or determines that any inventory data it has used in such determination was inaccurate, then Aron may, at its option, adjust future Interim Payments (no more often than once per calendar week) to take account of any corrected inventory data or any inventory data that, if available, would have complied with clause (i) above.
(b)    With respect to the Estimated Daily Net Crude Sales and Estimated Daily Net Product Sales,
(i)    The inventory data to be used in determining each shall include the Best Available Inventory Data.
(ii)    The Company shall, at the end of each day, provide to Aron inventory reports in the form set forth on Schedule H, showing the quantity of Crude Oil held in Crude Storage Tanks and the quantities of Products held in Product Storage Tanks; and
(iii)    Aron shall throughout any month, apply the Gross/Net Factors from the most recent prior month that are available as of the first “Flow Date” of such month (as listed on Schedule G).
(c)    For the purposes hereof,
(i)    “Estimated Daily Net Crude Sales” for any day shall be the estimate for that day of the Crude Oil volume that equals (x) the aggregate volume of Crude Oil held in the Crude Storage Tanks at the beginning of such day, plus (y) the Daily Crude Storage Receipts for such day, minus (z) the aggregate volume of Crude Oil held in the Crude Storage Tanks at the end of such day;
(ii)    “Estimated Daily Net Product Sales” for any day and Product shall be the estimate for that day of the Product volume that equals (x) the aggregate volume of such Product held in the Product Storage Tanks at the end of such day, plus the aggregate volume of such Product held in the Included Third Party Storage Tanks at the end of such day, plus the Product Linefill at the end of such day, plus (y) the Daily Product Sales of such Product for such day, minus (z) the aggregate volume of such Product held in the Product Storage Tanks at the beginning of such day, plus the aggregate volume of such Product held in the Included Third Party Storage Tanks at the beginning of such day, plus the Product Linefill at the beginning of such day; and
(iii)    “Gross/Net Factors” mean for any month the calculations used to adjust volumes for temperature and BS&W.
(d)    For each day, Aron shall determine the Estimated Daily Net Crude Sales and Estimated Daily Net Product Sales, in a commercially reasonable manner based on the inventory data and otherwise in the manner contemplated by this Section 10.1 and Schedule G, and to the extent it deems appropriate taking into account such other data as may be relevant to the determination of such estimates.
(e)    The Company shall be obligated to pay Interim Payments to Aron as follows: if Aron advises the Company of an Interim Payment on any Business Day, then payment shall be due from the Company on the following Business Day.
(f)    For any Business Day, the Interim Payment to be determined and advised by Aron shall be the Interim Payment for that day, provided that if such Business Day is followed by one or more non-Business Days (whether weekends or Bank Holidays), then Aron shall determine and advise to the Company the Interim Payment for that Business Day as well as the Interim Payment each of such following non-Business Days and all such Interim Payments shall be due on the same day.
(g)    The first [***] of Interim Payments relating to the month of March 2011 was deferred so that such payments were not required to be made at such time (such deferred amount, the “Deferred Interim Payment Amount”). The Deferred Interim Payment Amount shall not be due from the Company to Aron until the Termination Date hereunder, at which time such amount shall be due and payable in full (unless payment of such amount is accelerated under Article 18).
10.2    Monthly True-up Amount.
(a)    Aron will use commercially reasonable efforts to provide to the Company, within fifteen (15) Business Days after the end of any month, a calculation and appropriate documentation to support such calculation for such month for a monthly true-up payment (the “Monthly True-up Amount”). The Monthly True-up Amount for any month shall be equal to:
(i)    the Monthly Crude Oil True-up Amount (as defined on Schedule C); plus
(ii)    the Aggregate Monthly Product True-up Amount (as defined on Schedule C), minus
(iii)    the Ancillary Costs for such month, plus
(iv)    the Monthly Excluded Transaction Fee, plus
(v)    the Monthly Product Sale Adjustment, minus
(vi)    the Monthly Cover Costs, plus
(vii)    the Monthly Working Capital Adjustment, plus
(viii)    any other amount then due from Aron to the Company under this Agreement or any other Transaction Document (including without limitation any Additional Monthly Fee due to the Company, inclusive of the BSR Monthly Deferral Amount calculated in accordance with Schedule HH, if applicable), minus
(ix)    any other amount then due from the Company to Aron under this Agreement or any other Transaction Document (including without limitation any Additional Monthly Fee due to Aron), plus
(x)    the Price Adjustment Settlement Amount calculated in accordance with Schedule GG, if applicable, which, if positive, shall be due from Aron to the Company and, if negative, shall be due from the Company to Aron.
If the Monthly True-up Amount is a positive number, such amount shall be due from Aron to the Company, and if the Monthly True-up Amount is a negative number, then the absolute value thereof shall be due from the Company to Aron. The Company shall pay any Monthly True-up Amount due to Aron within two (2) Business Days after the Company’s receipt of the monthly invoice and all related documentation supporting the invoiced amount. Aron shall pay any Monthly True-up Amount due to the Company within two (2) Business Days after making its definitive determination of such amount.
(b)    For purposes of determining the amounts due under clauses (i) and (ii) of Section 10.2(a), the definitions and formulas set forth on Schedule C shall apply and for purposes of determining the amount due under clause (v) of Section 10.2(a), the definitions and formula set forth on Schedule L shall apply.
(c)    For the purposes of determining the Monthly True-Up Amount for May 2020 and June 2020, and notwithstanding anything to the contrary on Schedule C, the Parties agree that additional sums shall be owing from one Party to the other to reflect the net amounts that would have been due between the Parties had the Second Restated Agreement expired on the Expiration Date thereof (including the purchase by the Company of Crude Oil and Products pursuant to the Step-Out Inventory Sales Agreement contemplated thereby) and this Agreement had been entered into and became effective on the Third Restatement Adjustment Date (with the purchase by Aron on the Third Restatement Adjustment Date of Crude Oil and Products pursuant to a document comparable to the Inventory Sales Agreement). The amounts determined and payable under this Section10.2(c) shall be included as part of the Monthly True-Up Amounts for May 2020 and June 2020, which shall be payable in June 2020 and July 2020, respectively.
(d)    Prior to the Third Restatement Adjustment Date, if Aron determines that there has been a significant level of sales or of exchange volumes such that calculations of the Base Price and Procurement Price (as defined on Schedule B) produce a skewed price, Aron shall notify the Company thereof. If Aron and the Company are unable to agree on a Base Price by the last business day of an applicable calendar month, the Base Price and Procurement Price for such month will be equal to the Alternate Price (as defined below).
(i)    The “Alternate Price” for each calendar month equals:
[***]
Where:

a: The arithmetic average (rounded to three decimal places) of the closing settlement price(s) on the New York Mercantile Exchange for the first nearby Light Sweet Crude Oil Futures Contract, as determined on each trading day during the Delivery Month.
b: The arithmetic average (rounded to three decimal places) of the daily pipeline quotations as published by “Argus Americas Crude”, in the section “US Gulf Coast" for “WTI Midland” under the column “Wtd Avg” for the prompt month, for the pricing dates from and including the 26th of the month, two months prior to the Delivery Month, to and including the 25th of the month, one (1) month prior to the Delivery Month. Saturdays, Sundays and holidays are excluded.
LESS
The arithmetic average (rounded to three decimal places) of the daily quotation as published by “Argus Americas Crude”, in the section “Americas, US Gulf coast and midcontinent pipeline” in the subsection “WTI Formula Basis”, for the prompt month, for the pricing dates from and including the 26th of the month, two months prior to the Delivery Month, to and including the 25th of the month, one (1) month prior to the Delivery Month. Saturdays, Sundays and holidays are excluded.
c: The arithmetic average of the daily quotations as published by “Argus Americas Crude”, in the section “WTI Markers'” for “Diff CMA Nym” under the column “Wtd Avg” for the prompt month, for the pricing dates from and including the 26th of the month, two months prior to the Delivery Month, to and including the 25th of the month, one (1) month prior to the Delivery Month. Saturdays, Sundays and holidays are excluded.
(e)    On and after the Third Restatement Adjustment Date, for purposes of determining the Daily Value, the Short Crude FIFO Value and the Long Crude FIFO Value Price, in each case, for the Crude Product Group for Volume in Excess of Baseline Volume, the definitions and formulas for the “Crude Index Calculation” set forth on Schedule B-2 shall apply.
10.3    Annual and Other Fees. As additional consideration for the arrangements contemplated hereby, the Company agrees to pay to Aron, as and when due, all fees provided for in the Fee Letter; provided that with respect to the Annual Fee referred to therein, such Annual Fee for each twelve (12) month period during the Term is to be paid in arrears, in equal quarterly installments, on June 1, September 1, December 1 and March 1 of each year, and the Termination Date. The Annual Fee shall be prorated for any periods of less than a full three months.
10.4    Invoices.
(a)    Invoices shall be prepared and submitted in accordance to Schedule G.
(b)    If the Company in good faith disputes the amount of any invoice issued by Aron relating to any amount payable hereunder (including Interim Payments, Monthly True-up Amounts or Ancillary Costs), it nonetheless shall pay Aron the full amount of such invoice by the due date and inform Aron in writing of the portion of the invoice with which it disagrees and why; provided that, to the extent that the Company promptly informs Aron of a calculation error that is obvious on its face, the Company shall pay Aron the undisputed amounts and may retain such disputed amount pending resolution of such dispute. The Parties shall cooperate in resolving the dispute expeditiously. If the Parties agree that the Company does not owe some or all of the disputed amount or as may be determined by a court pursuant to Article 24, Aron shall return such amount to the Company, together with interest at the Fed Funds Rate from the date such amount was paid, within two (2) Business Days from, as appropriate, the date of their agreement or the date of the final, non-appealable decision of such court. Following resolution of any such disputed amount, Aron will issue a corrected invoice and any residual payment that would be required thereby will be made by the appropriate Party within two (2) Business Days.
10.5    Other Feedstocks. If Aron procures any catfeed or other non-Crude Oil feedstocks for the Company to run at the Refinery, the Parties shall agree in connection with such procurement upon terms for incorporating the purchase of such feedstocks into the daily and monthly settlements contemplated by Sections 10.1 and 10.2 above.
10.6    Interest.
(a)    If any amount payable by any Company, the Guarantor, or any S&O Party under this Agreement or any other Transaction Document is not paid when due, whether at its scheduled payment date, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal to the Default Interest Rate (calculated on the basis of actual days elapsed over a 360-day year).
(b)    For so long as any Event of Default with respect to the Company has occurred and is continuing, interest shall accrue on a daily basis for such period (“Exposure Default Interest”) at the Default Interest Rate on Aron’s daily aggregate exposure to the S&O Parties under this Agreement and the other Transaction Documents, as determined by Aron in a commercially reasonable manner provided that such Exposure Default Interest shall be determined without duplication of any other interest accruing hereunder, including interest accruing at the Default Interest Rate under Section 10.6(a) above.
(c)    Any Default Interest Rate interest accruing under Section 10.6(a) or Exposure Default Interest accruing under Section 10.6(b) shall be due to Aron on demand or, absent such demand, monthly and shall continue to accrue after occurrence of any Event of Default under Section 18.1(d) hereof, whether or not allowed or allowable in any insolvency or bankruptcy proceeding.
10.7    Payment in Full in Same Day Funds. All payments to be made under this Agreement shall be made by wire transfer of same day funds in U.S. Dollars to such bank account at such bank as the payee shall designate in writing to the payor from time to time. Except as expressly provided in this Agreement, all payments shall be made in full without discount, offset, withholding, counterclaim or deduction whatsoever for any claims which a Party may now have or hereafter acquire against the other Party, whether pursuant to the terms of this Agreement or otherwise.
ARTICLE 11

INDEPENDENT INSPECTORS; STANDARDS OF MEASUREMENT
11.1    Aron shall be entitled to have Supplier’s Inspector present at any time the Volume Determination Procedures are to be applied in accordance with the terms of this Agreement and to observe the conduct of Volume Determination Procedures.
11.2    In addition to its rights under Section 11.1, Aron may, from time to time during the Term of this Agreement, upon reasonable prior notice to the Company, at Aron’s own cost and expense, have Supplier’s Inspector conduct surveys and inspections of any of the Storage Facilities or observe any Crude Oil or Product transmission, handling, metering or other activities being conducted at such Storage Facilities or the Delivery Points; provided that such surveys, inspections and observations shall not materially interfere with the ordinary course of business being conducted at such Storage Facilities or the Refinery.
11.3    In the event that recalibration of meters, gauges or other measurement equipment is requested by Aron such as “strapping,” the Parties shall select a mutually agreeable certified and licensed independent petroleum inspection company (the “Independent Inspection Company”) to conduct such recalibration. The cost of the Independent Inspection Company is to be shared equally by the Company and Aron.
11.4    Standards of Measurement. All quantity determinations herein will be corrected to sixty (60) degrees Fahrenheit based on a U.S. gallon of two hundred thirty-one (231) cubic inches and forty-two (42) gallons to the Barrel, in accordance with the latest supplement or amendment to ASTM-IP petroleum measurement tables (Table 6A of ASTM-IP for Feedstocks and Table 6B of ASTM-IP for Products).
ARTICLE 12

FINANCIAL INFORMATION; CREDIT SUPPORT; AND ADEQUATE ASSURANCES
12.1    Provision of Financial Information. The Company shall provide to Aron (i) within ninety (90) days following the end of each of its fiscal years, a copy of the annual report, containing audited consolidated financial statements of Delek US Holdings, Inc. and its consolidated subsidiaries for such fiscal year certified by independent certified public accountants, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (ii) within forty five (45) days after the end of its first three fiscal quarters of each fiscal year, a copy of the quarterly report, containing unaudited consolidated financial statements of Delek US Holdings, Inc. and its consolidated subsidiaries for such fiscal quarter; provided that so long as Delek US Holdings, Inc. is required to make public filings of its quarterly and annual financial results pursuant to the Exchange Act, such filings are available on the SEC’s EDGAR database and such filings are made in a timely manner, then the Company will not be required to provide such annual or quarterly financial reports of Delek US Holdings, Inc. to Aron.
12.2    Additional Information.
(a)    Upon reasonable notice, the Company shall provide to Aron such additional information as Aron may reasonably request to enable it to ascertain the current financial condition of the Company, including product reports in the form of Schedule S; and
(b)    From time to time, upon reasonable request by Aron, the Company shall obtain and provide to Aron an estoppel certificate from the Landlord (as defined in the Master Lease) confirming that there are no defaults thereunder and that the Master Lease continues to be in full force and effect.
12.3    Notification of Certain Events. The Company shall notify Aron within one (1) Business Day after learning of any of the following events:
(a)    The Company’s or any of its Affiliates’ binding agreement to sell, lease, sublease, transfer or otherwise dispose of, or grant any Person (including an Affiliate) an option to acquire, in one transaction or a series of related transactions, all or a material portion of the Refinery assets; or
(b)    The Company’s or any of its Affiliates’ binding agreement to consolidate or amalgamate with, merge with or into, or transfer all or substantially all of its assets to, another entity (including an Affiliate).
(c)    An early termination of or any notice of “event of default” under any Base Agreement.
(d)    An early termination of or any notice of “event of default” under either the Guarantee or the S&O Party Guarantee;
(e)    A material amendment to any Existing Financing Agreement or any other Financing Agreement; or
(f)    The execution of any agreement or other instrument or the announcement of any transaction or proposed transaction by the Guarantor or any of its Affiliates relating to a change of control of the Guarantor;
provided that, with respect to clauses (a), (b), (e) and (f), no such notice shall be required if such event have been reported by the Guarantor on a Form 8‑K that has been filed by the Guarantor with the SEC in a timely manner.
12.4    Credit Support. As security for the prompt and complete payment of all amounts due or that may become due from the Company to Aron and the performance by the Company of all obligations of the Company arising hereunder or under the other Transaction Documents and under all transactions contemplated thereby (collectively, the “Obligations”), the Company hereby pledges, assigns, conveys and transfers to Aron as margin, and hereby grants to Aron a present and continuing security interest in and to, and a general first lien upon and right of set off against, U.S. dollars in an amount equal to [***] of the Definitive Commencement Date Value (the “Initial Margin Amount”) and all interest, and other proceeds from time to time received, receivable or otherwise distributed in respect thereof, or in exchange therefor; provided that until the Definitive Commencement Date Value is determined pursuant to the Inventory Sales Agreement, the Company shall provide as margin hereunder an amount equal to [***] of the Estimated Commencement Date Value and such amount shall constitute the Initial Margin Amount prior to such determination. As of the Commencement Date, the Company shall transfer to Aron the Initial Margin Amount. Within two (2) Business Days after the determination of the Definitive Commencement Date Value, either the Company shall transfer such additional U.S. dollars to Aron, or Aron shall release to the Company such U.S. dollars from the amount previously provided, so that the aggregate amount of margin then held by Aron under this Section 12.4 equals the Initial Margin Amount as then in effect. The Company agrees that for the duration of the Term, it shall maintain such Initial Margin Amount and take such action as Aron reasonably requests in order to perfect Aron’s continuing security interest in, and lien on (and right of setoff against), such amount. Notwithstanding the provisions of Applicable Law, if no Event of Default has occurred and is continuing with respect to Aron, then Aron shall have the right to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise use in its business all or any portion of the Initial Margin Amount that it holds hereunder, free from any claim or right of any nature whatsoever of the Company, including any equity or right of redemption by the Company. Nothing in this Section 12.4 shall limit any rights of Aron under any other provision of this Agreement, including without limitation, under Section 12.5 or Article 18 below. As of the Third Restatement Effective Date, Aron is holding the amount of the “Initial Margin” as set forth on Schedule U.
12.5    Adequate Assurances. If, during the Term of this Agreement, a Material Adverse Change has occurred with respect to the Company and is continuing, then Aron may notify the Company thereof and demand in writing that the Company provide to Aron adequate assurance of the Company’s ability to perform its obligations hereunder. Such adequate assurance (the “Adequate Assurance”) may take the form of a prepayment from the Company to Aron in such amount as Aron reasonably deems sufficient, a provision of additional credit support in the form of letters of credit, third party guaranties and/or collateral security in such forms and amount and provided by such parties as Aron reasonably deems sufficient or such other form of assurance as Aron reasonably deems sufficient, in each case taking into account such Material Adverse Change. If such adequate assurance is not received within ten (10) Business Days after such demand by Aron, then such failure shall constitute an Event of Default by the Company under clause (j) of Section 18.1.
12.6    Letters of Credit.
(a)    The Company may, from time to time, provide to Aron one or more Letters of Credit as additional credit support and margin for or to secure prompt and complete payment and performance of all of the Company’s obligations hereunder and under the other Transaction Documents; provided that (i) all costs and expenses (including but not limited to the reasonable costs, expenses, and external attorneys’ fees of Aron) of establishing, renewing, substituting, canceling, increasing, and reducing the amount of (as the case may be) the Letters of Credit shall be borne by the Company, (ii) no LC Default shall have occurred and be continuing with respect to any such Letter of Credit and (iii) as a condition to accepting any such Letter of Credit, the Parties shall agree to such additional terms and conditions with respect thereto as Aron may require, including without limitation the Company’s agreement to cause such Letter of Credit to have a minimum available amount and to remain outstanding for a specified period. Upon the occurrence of an LC Default with respect to any Letter of Credit provided to Aron hereunder, the Company agrees to deliver a substitute Letter of Credit to Aron having an available amount at least equal to that of the Letter of Credit to be replaced on or before the first (1st) Business Day after written demand by Aron (or the third (3rd) Business Day if only clause (a) under the definition of LC Default applies).
(b)    A Letter of Credit shall provide that Aron may draw upon the Letter of Credit in an amount (up to the face amount for which the Letter of Credit has been issued) that is equal to all amounts that are due and owing from the Company but have not been paid to Aron within the time allowed for such payments under this Agreement or any other Transaction Document (including any related notice or grace period or both). A Letter of Credit shall provide that a drawing shall be made on the Letter of Credit upon submission to the bank issuing the Letter of Credit of one or more certificates specifying the amounts due and owing to Aron in accordance with the specific requirements of the Letter of Credit.
(c)    If the Company shall fail to renew, extend or replace a Letter of Credit more than twenty (20) Business Days prior to its expiry date, then Aron may draw on the entire, undrawn portion of such outstanding Letter of Credit upon submission to the bank issuing such Letter of Credit of one or more certificates specifying the amounts due and owing to Aron in accordance with the specific requirements of the Letter of Credit. Any proceeds received as a result of such drawing may, in Aron’s discretion, be applied in payment of any amount due to Aron hereunder or under the other Transaction Documents (including any amount being due under Section 10.1 above) or retained as additional cash collateral and margin to secure the prompt and complete the payment and performance of all of the Company’s obligations hereunder and under the other Transaction Documents; provided that any such cash collateral and margin shall be subject to the terms and conditions of Section 12.6(e) below. The Company shall remain liable for any amounts due and owing to Aron and remaining unpaid after the application of the amounts so drawn by Aron.
(d)    Provided no Default (of which Aron has provided notice to the Company) or Event of Default by the Company has occurred and is continuing, upon the Company’s request, Aron shall cooperate with the Company in a commercially reasonable manner to implement a reduction of the available amount under any outstanding Letters of Credit that have been provided to Aron hereunder by the Company; provided that if any minimum available amount requirement is applicable hereunder with respect to such Letters of Credit, no such reduction shall be made that results in the aggregate available amount thereunder being less than such minimum available amount requirement.
(e)    To the extent that Aron makes a drawing under any Letter of Credit and retains any portion of such drawn amount as cash collateral and margin to secure the prompt and complete the payment and performance of all of the Company’s obligations hereunder and under the other Transaction Documents, the Company further agrees that Aron shall have, and hereby grants to Aron, a present and continuing security interest in and to, and a general first lien upon and right of set off against, such cash amount and all interest and other proceeds from time to time received, receivable or otherwise distributed in respect thereof, or in exchange therefor. Notwithstanding any provisions of Applicable Law, Aron shall have the right to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise use in its business all or any portion of such retained cash amount, free from any claim or right of any nature whatsoever of the Company, including any equity or right of redemption by the Company. Nothing in this Section 12.6 shall limit any rights of Aron under any other provision of this Agreement or any other Transaction Documents, including without limitation, under Article 18 below.
ARTICLE 13

REFINERY TURNAROUND, MAINTENANCE AND CLOSURE
13.1    The Company shall promptly notify Aron in writing of the date for which any inspection, maintenance, restart or turnaround at the Refinery has been scheduled, or any revision to previously scheduled inspection, maintenance, restart or turnaround, which may affect receipts of Crude Oil at the Refinery or the Storage Facilities, the processing of Crude Oil in the Refinery or the delivery of Products to Aron or by Aron to the Company or any third parties; provided that, (i) promptly after the Company completes its annual business plan with respect to any year, it shall notify Aron of any such inspection, maintenance, restart or turnaround contemplated with respect to such year and (ii) the Company shall give Aron at least two (2) months’ prior written notice of any such scheduled inspection, maintenance, restart or turnaround.
13.2    The Company immediately shall notify Aron orally (followed by prompt written notice) of any previously unscheduled downtime, inspection, maintenance or turnaround and its expected duration.
13.3    In the event of a scheduled shutdown of the Refinery, the Company shall, to the extent feasible, complete processing of all Crude Oil being charged to, processed at or consumed in the Refinery at that time.
13.4    (a) Subject to Section 13.4(b) below, if at any time Aron determines that all or any portion of the facilities constituting an Included Location (in each case, “Identified Facilities”) fail to satisfy Aron’s then applicable policies and procedures relating to the prudent maintenance and operation of storage tanks and pipeline facilities (“Aron’s Policies and Procedures”), and without limiting any other rights and remedies available to Aron hereunder or under any other Transaction Document, Aron may provide the Company notice of such failure so long as such failure is continuing and, if Aron provides such notice, the following provisions shall be applicable: (i) in the case of any Identified Facilities that are subject to the Storage Facility Agreement, upon such date as Aron shall specify, such Identified Facilities shall cease to constitute an Included Location (or part of an Included Location) for purposes hereof and any payment to Aron in respect of any Crude Oil or Products held in such Identified Facilities shall become due in accordance with the provisions of Article 10 hereof; and (ii) in the case of any Identified Facilities that are subject to a Required Storage and Transportation Arrangement, the Parties shall endeavor as promptly as reasonably practicable to execute such rights, provide such notices, negotiate such reassignments or terminations and/or take such further actions as Aron deems necessary or appropriate to terminate Aron’s status as the party entitled to use and/or hold Crude Oil or Products at such Identified Facilities and, concurrently with effecting the termination of such status, such Identified Facilities shall cease to constitute an Included Location (or part of an Included Location) for purposes hereof and any payment to Aron in respect of any Crude Oil or Products held in such Identified Facilities shall become due in accordance with the provisions of Article 10 hereof.
(a)    Aron’s rights under Section 13.4(a) above are subject to the following additional terms and conditions:
(i)    Aron shall apply Aron’s Policies and Procedures with respect to the Included Locations in a non-discriminatory manner as compared with other similar storage tanks and pipeline facilities utilized by Aron in a similar manner;
(ii)    If the failure of any Identified Facilities to satisfy Aron’s Policies and Procedures is a result of Aron’s Policies and Procedures exceeding the standards or requirements imposed under Applicable Law or good and prudent industry practice, then (1) Aron shall not require the removal of such Identified Facilities as Included Locations until the 120th day after giving the Company notice of such failure, (2) during such 120 day period, Aron shall consult with the Company in good faith to determine whether based on further information provided by the Company such Identified Facilities comply with Aron’s Policies and Procedures and/or whether additional actions or procedures can be taken or implemented so that, as a result, such Identified Facilities would comply with Aron’s Policies and Procedures, and (3) if it is determined that such Identified Facilities do comply with Aron’s Policies and Procedures or, as a result of such additional actions or procedures, such Identified Facilities become so compliant within such 120 day period, then such Identified Facilities shall not cease to be Included Locations based on the noncompliance stated in Aron’s notice to the Company;
(iii)    If within the 120 day period referred to in clause (ii)(2) above, the Company has identified and diligently commenced the implementation of additional actions or procedures that are intended to result in such Identified Facilities becoming compliant with Aron’s Policies and Procedures, but such implementation cannot through commercially reasonable efforts be completed within such 120 day period, then so long as the Company continues to diligently and in a commercially reasonable manner pursue the implementation of such additional actions and procedures, Aron will extend such 120 day period up for up to an additional 60 days to allow for such implementation to be completed and if such implementation is completed within such additional 60 day period, then such Identified Facilities shall not cease to be Included Locations based on the noncompliance stated in Aron’s notice to the Company; and
(iv)    If any Identified Facilities cease to be Included Locations pursuant to Section 13.4(a) above and thereafter Aron determines, in its reasonable good faith judgment, that such Identified Facilities have become compliant with Aron’s Policies and Procedures, then Aron shall promptly cooperate with the Company to reestablish such Identified Facilities as Included Locations hereunder.
ARTICLE 14

TAXES
14.1    The Company shall pay and indemnify and hold Aron harmless against, the amount of all sales, use, gross receipts, value added, severance, ad valorem, excise, property, spill, environmental, transaction-based, or similar taxes, duties and fees, howsoever designated (each, a “Tax” and collectively, “Taxes”) regardless of the taxing authority, and all penalties and interest thereon, paid, owing, asserted against, or incurred by Aron directly or indirectly with respect to the Crude Oil procured and sold, and the Products purchased and resold, and other transactions contemplated hereunder to the greatest extent permitted by Applicable Law; in the event that the Company is not permitted to pay such Taxes, the amount due hereunder shall be adjusted such that the Company shall bear the economic burden of the Taxes. The Company shall pay when due such Taxes unless there is an applicable exemption from such Tax, with written confirmation of such Tax exemption to be contemporaneously provided to Aron. To the extent Aron is required by law to collect such Taxes, one hundred percent (100%) of such Taxes shall be added to invoices as separately stated charges and paid in full by the Company in accordance with this Agreement, unless the Company is exempt from such Taxes and furnishes Aron with a certificate of exemption; provided, however, that (i) the failure of Aron to separately state or collect Taxes from the Company shall not alter the liability of the Company for Taxes and (ii) Aron shall only be liable for Taxes if and to the extent that Taxes have been separately stated and collected from the Company. Aron shall be responsible for all taxes imposed on Aron’s net income.
14.2    If the Company disagrees with Aron’s determination that any Tax is due with respect to transactions under this Agreement, the Company shall have the right to seek a binding administrative determination from the applicable taxing authority, or, alternatively, the Company shall have the right to contest any asserted claim for such Taxes in its own name, subject to its agreeing to indemnify Aron for the entire amount of such contested Tax (including any associated interest and/or late penalties) should such Tax be deemed applicable. Aron agrees to reasonably cooperate with the Company, at the Company’s cost and expense, in the event the Company determines to contest any such Taxes. Notwithstanding anything to the contrary in Section 14.1, the Company shall not be obligated to indemnify Aron with respect to any penalties or interest resulting from (and only to the extent of and attributable to) Aron’s negligence in preparing and filing any property tax returns that are to be prepared and filed by Aron with respect hereto; provided any information that the Company has provided to Aron for purposes of such returns is accurate and complete, and made available by the Company to Aron in a timely manner. If the Company apprises Aron in a timely manner of any verifiable discounts available for early filing of any such property tax returns that Aron is to file, Aron shall use its commercially reasonable efforts to avail itself of such discounts and if any such discount is obtained, the amount to be indemnified by the Company under Section 14.1 shall be the discounted amount.
14.3    The Company and Aron shall promptly inform each other in writing of any assertion by a taxing authority of additional liability for Taxes in respect of said transactions. Any legal proceedings or any other action against Aron with respect to such asserted liability shall be under Aron’s direction but the Company shall be consulted. Any legal proceedings or any other action against the Company with respect to such asserted liability shall be under the Company’s direction but Aron shall be consulted. In any event, the Company and Aron shall fully cooperate with each other as to the asserted liability. Each Party shall bear all the reasonable costs of any action undertaken by the other at the Party’s request.
14.4    Any other provision of this Agreement to the contrary notwithstanding, this Article 14 shall survive until ninety (90) days after the expiration of the statute of limitations for the assessment, collection, and levy of any Tax.
ARTICLE 15

INSURANCE
15.1    Insurance Coverages. The Company shall procure and maintain in full force and effect throughout the Term of this Agreement insurance coverages of the following types and amounts and with insurance or reinsurance companies rated not less than A- by A.M. Best or an equivalent rating agency of comparable financial strength:
(a)    Property damage coverage on an “all risk” basis in an amount sufficient to cover the market value or potential full replacement cost of all Crude Oil to be delivered to the Company at the Crude Delivery Point and all Products to be delivered to Aron at the Products Delivery Point. In the event that the market value or potential full replacement cost of all Crude Oil and Products exceeds the insurance limits available or the insurance limits available at commercially reasonable rates in the insurance marketplace, the Company will maintain the highest insurance limit available at commercially reasonable rates; provided, however, that the Company will promptly notify Aron of the Company’s inability to fully insure any Crude Oil and Products and provide full details of such inability. Such policies shall name Aron as a loss payee with respect to any of Aron’s Crude Oil or Product in the care, custody or control of the Company. Notwithstanding anything to the contrary herein, Aron, may, at its option and expense, endeavor to procure and provide such property damage coverage for the Crude Oil and Products; provided that, to the extent any such insurance is duplicative with insurance procured by the Company, the insurance procured by the Company shall in all cases represent, and be written to be, the primary coverage.
(b)    Commercial general liability coverage which includes bodily injury, broad form property damage and contractual liability, cross suit liability, and products and completed operations liability coverage in a minimum amount of $[***] per occurrence and $[***] in the aggregate, which coverage may be self-insured by the Company.
(c)    (i) Workers compensation in the amount required by Applicable Law, and (ii) employer’s liability with a minimum amount of $[***] per accident, $[***] per disease, and $[***] aggregate.
(d)    Commercial automobile liability insurance in a minimum amount of $[***] per accident.
(e)    Umbrella/excess liability coverage providing coverage on a follow-form or equivalent basis with respect to the coverage required under Sections 15.1(b), (c)(ii) and (d) in a minimum amount of $[***] per occurrence and in the aggregate.
(f)     Wharfinger’s / charterer’s liability insurance (if applicable) in a minimum amount of $[***] per occurrence and in the aggregate.
(g)    Non-owned aviation liability insurance (if applicable) in a minimum amount of $[***] per occurrence and in the aggregate.
(h)    Sudden and Accidental pollution liability of $[***] provided as part of the Commercial General Liability and Umbrella/Excess Liability program or as part of a standalone placement providing equivalent coverage.
15.2    Additional Insurance Requirements.
(a)    The foregoing policies shall include or provide that the underwriters waive all rights of subrogation against Aron and the insurance is primary without contribution from Aron’s insurance. The foregoing policies with the exception of those listed in Sections 15.1(a), 15.1(c) and 15.1(f) shall include Aron, its subsidiaries, and affiliates and their respective directors, officers, employees and agents as additional insured.
(b)    The Company shall cause its insurance carriers to furnish Aron with insurance certificates, in Acord form or equivalent, evidencing the existence of the coverages and the endorsements required above. The Company shall provide thirty (30) days’ written notice prior to cancellation or material modification of insurance becoming effective. The Company also shall provide renewal certificates prior to expiration of the policy.
(c)    The mere purchase and existence of insurance does not reduce or release either Party from any liability incurred or assumed under this Agreement.
(d)    The Company shall comply with all notice and reporting requirements in the foregoing policies and timely pay all premiums.
The Company shall be responsible for any deductibles or retentions that are applicable to the insurance required pursuant to Section 15.1.
15.3    The Company shall have the right to satisfy its insurance obligations outlined in Sections 15.1 and 15.2 by means of a captive insurance program provided that (a) such captive insurance program is permitted under and in compliance with applicable law, (b) such insurance policy or policies issued by the captive insurer contains a “cut-though” endorsement providing that in the event of the captive insurer’s insolvency any reinsurer of the captive insurer will pay any loss covered by a reinsurance contract directly to the Company, and (c) such captive insurance program is able to pay claims in accordance with the laws of the State of New York.
ARTICLE 16

FORCE MAJEURE
16.1    If a Party is rendered unable by an event of Force Majeure to perform in whole or in part any obligation or condition of this Agreement (the “Affected Party”), it shall not be liable to the other Party to perform such obligation or condition (except for payment and indemnification obligations) for so long as the event of Force Majeure exists and to the extent that performance is hindered by such event of Force Majeure; provided, however, that the Affected Party shall use any commercially reasonable efforts to avoid or remove the event of Force Majeure. During the period that performance by the Affected Party of a part or whole of its obligations has been suspended by reason of an event of Force Majeure, the other Party (the “Non-Affected Party”) likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, except for any payment and indemnification obligations. The Parties acknowledge that if, as a result of a Force Majeure, the Company were to suspend its receipt and/or processing of Crude Oil, then Aron would be entitled to suspend, to a comparable extent, its purchasing of Products.
16.2    The Affected Party shall give prompt oral notice to the Non-Affected Party of its declaration of an event of Force Majeure, to be followed by written notice within twenty-four (24) hours after receiving notice of the occurrence of a Force Majeure event, including, to the extent feasible, the details and the expected duration of the Force Majeure event and the volume of Crude Oil or Products affected. The Affected Party also shall promptly notify the Non-Affected Party when the event of Force Majeure is terminated. However, the failure or inability of the Affected Party to provide such notice within the time periods specified above shall not preclude it from declaring an event of Force Majeure.
16.3    In the event the Affected Party’s performance is suspended due to an event of Force Majeure in excess of thirty (30) consecutive days after the date that notice of such event is given, and so long as such event is continuing, the Non-Affected Party, in its sole discretion, may terminate or curtail its obligations under this Agreement affected by such event of Force Majeure (the “Affected Obligations”) by giving notice of such termination or curtailment to the Affected Party, and neither Party shall have any further liability to the other in respect of such Affected Obligations to the extent terminated or curtailed, except for the rights and remedies previously accrued under this Agreement, any payment and indemnification obligations by either Party under this Agreement and the obligations set forth in Article 19.
16.4    If any Affected Obligation is not terminated pursuant to this Article 16 or any other provision of this Agreement, performance shall resume to the extent made possible by the end or amelioration of the event of Force Majeure in accordance with the terms of this Agreement; provided, however, that the term of this Agreement shall not be extended.
16.5    The Parties acknowledge and agree that the right of Aron to declare a Force Majeure based upon any failure by a Third Party Supplier to deliver Crude Oil under a Procurement Contract is solely for purposes of determining the respective rights and obligations as between Aron and the Company with respect to any Crude Oil delivery affected thereby, and any such declaration shall not excuse the default of such Third Party Supplier under one or more Procurement Contracts. Any claims that Aron may have as a result of such Third Party Supplier’s failure shall be subject to Section 5.9 and any other applicable provisions of this Agreement relating to claims against third parties.
16.6    If at any time during the Term any of the Required Storage and Transportation Arrangements cease to be in effect (in whole or in part) or any of the Included Crude Pipeline, Included Product Pipeline or Included Third Party Storage Tanks cease, in whole or in part, to be available to Aron pursuant to the Required Storage and Transportation Arrangements, and the foregoing is a result of or attributable to any owner or operator of the Included Crude Pipeline, Included Product Pipeline or Included Third Party Storage Tanks becoming Bankrupt or breaching or defaulting in any of its obligations relating to the Required Storage and Transportation Arrangements, then:
(a)    The Company shall promptly use commercially reasonable efforts to establish for Aron’s benefit alternative and/or replacement storage and transportation arrangements no less favorable to Aron (in Aron’s reasonable judgment) than those that have ceased to be available;
(b)    Until such alternative and/or replacement arrangements complying with clause (a) above have been established, each Party shall be deemed to have been affected by an event of Force Majeure and its obligations under this Agreement shall be curtailed to the extent such performance is hindered by such lack of effectiveness of any Required Storage and Transportation Arrangements or the availability of any pipeline or storage facility related thereto; and
(c)    Without limiting the generality of the foregoing, in no event shall Aron have any obligation under or in connection with this Agreement to store Crude Oil or Product in any pipeline or store Crude Oil or Product in any storage facility at any time from and after the owner or operator thereof becoming Bankrupt. If any such storage facility is an Included Location then Aron may, in its discretion, elect upon written notice to the Company that such storage facility shall cease to be an Included Location as of a date specified in such written notice in which case any Crude Oil or Product held by Aron therein shall be purchased by the Company in accordance with the applicable provisions of Sections 10.1 and 10.2 hereof.
ARTICLE 17

REPRESENTATIONS, WARRANTIES AND COVENANTS
17.1    Mutual Representations. Each Party represents and warrants to the other Party as of the Third Restatement Effective Date and each sale of Crude Oil hereunder, that:
(a)    It is an “Eligible Contract Participant” as defined in Section 1a(18) of the Commodity Exchange Act, as amended.
(b)    It is (i) a “forward contract merchant” in respect of this Agreement and this Agreement and each sale of Crude Oil or Products hereunder constitutes a “forward contract,” as such term is used in section 556 of the Bankruptcy Code, (ii) a “swap participant” in respect of this Agreement and this Agreement and each sale of Crude Oil or Products hereunder constitutes a commodity forward agreement as such term is used in the definition of “swap agreement,” as each such term is defined in the Bankruptcy Code and used in section 560 of the Bankruptcy Code and (iii) a “master netting agreement participant” and this Agreement constitutes a “master netting agreement,” as each such term is defined in the Bankruptcy Code and used in section 561 of the Bankruptcy Code.
(c)    It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and in good standing under such laws.
(d)    It has the corporate, governmental or other legal capacity, authority and power to execute and deliver the Transaction Documents and to perform its obligations under this Agreement, and has taken all necessary action to authorize the foregoing.
(e)    The execution, delivery and performance of the Transaction Documents and the performance of its obligations thereunder and the consummation of the transactions contemplated thereby do not violate or conflict with any Applicable Law, any provision of its constitutional documents, any order or judgment of any court or Governmental Authority applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.
(f)    All governmental and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted by it with respect to the Transaction Documents have been obtained or submitted and are in full force and effect, and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with.
(g)    Its obligations under the Transaction Documents constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).
(h)    No Event of Default or Default has occurred and is continuing, and no such event or circumstance would occur as a result of its entering into or performing its obligations under the Transaction Documents.
(i)    There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority, official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under the Transaction Documents.
(j)    It is not relying upon any representations of the other Party other than those expressly set forth in this Agreement.
(k)    It has entered into this Agreement as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise), with a full understanding of the material terms and risks of the same, and is capable of assuming those risks.
(l)    It has made its trading and investment decisions (including their suitability) based upon its own judgment and any advice from its advisors as it has deemed necessary and not in reliance upon any view expressed by the other Party.
(m)    The other Party (i) is acting solely in the capacity of an arm’s-length contractual counterparty with respect to this Agreement, (ii) is not acting as a financial advisor or fiduciary or in any similar capacity with respect to this Agreement and (iii) has not given to it any assurance or guarantee as to the expected performance or result of this Agreement.
(n)    It is not bound by any agreement that would preclude or hinder its execution, delivery, or performance of this Agreement.
(o)    Neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of Crude Oil or Products hereunder who is entitled to any compensation with respect thereto.
(p)    None of its directors, officers, employees or agents or those of its Affiliates has received or will receive any commission, fee, rebate, gift or entertainment of significant value in connection with this Agreement.
17.2    Company’s Representations and Covenants.
(a)    The Company has delivered true and complete copies of the Base Agreements and Required Storage and Transportation Arrangements and all amendments thereto to Aron.
(b)    The Company shall in all material respects continue to perform its obligations under and comply with the terms of the Base Agreements and Required Storage and Transportation Arrangements.
(c)    The Company shall maintain and pursue diligently all its material rights under the Base Agreements and Required Storage and Transportation Arrangements and take all reasonable steps to enforce its rights and any rights granted to the Company thereunder.
(d)    The Company shall not modify, amend or waive rights arising under any of the Base Agreements or the Required Storage and Transportation Arrangements without the prior written consent of Aron; provided, however, that if the Company provides Aron with notice, the Company may make such modifications or amendments, including extensions or elections under any of the foregoing, that do not adversely affect Aron’s rights thereunder, degrade, reduce or limit the standards applicable to the operator thereunder or otherwise interfere with Aron’s rights to use the Pipeline System and Included Third Party Storage Tanks subject thereto without the prior written consent of Aron.
(e)    The Company shall not cause or permit any of the Crude Oil or Products held at the Included Locations to become subject to any Liens.
(f)    The Company represents and warrants that the Storage Facilities have been maintained, repaired, inspected and serviced in accordance with good and prudent industry standards and Applicable Law and are in good working order and repair in all respects.
(g)    In the event the Company becomes Bankrupt, and to the extent permitted by applicable law, the Company intends that (i) Aron’s right to liquidate, collect, net and set off rights and obligations under this Agreement and liquidate and terminate this Agreement shall not be stayed, avoided, or otherwise limited by the Bankruptcy Code, including section 362(a), 547, 548 or 553 thereof; (ii) Aron shall be entitled to the rights, remedies and protections afforded by and under, among other sections, sections 362(b)(6), 362(b)(17), 362((b)(27), 546(e), 546(g), 546(j), 548(d), 553, 556, 560, 561 and 562 of the Bankruptcy Code; and (iii) any cash, securities or other property provided as performance assurance, credit, support or collateral with respect to the transactions contemplated hereby shall constitute “margin payments” as defined in section 101(38) of the Bankruptcy Code and all payments for, under or in connection with the transactions contemplated hereby, shall constitute “settlement payments” as defined in section 101(51A) of the Bankruptcy Code.
(h)    The Company agrees that it shall have no interest in or the right to dispose of, and shall not permit the creation of, or suffer to exist, any security interest, lien, encumbrance, charge or other claim of any nature (collectively, “Liens”) with respect to, any quantities of Crude Oil prior to the delivery thereof by Aron to the Company at the Crude Delivery Point or any quantities of Products after delivery thereof to Aron at the Products Delivery Point (collectively, “Aron’s Property”). The Company authorizes Aron to file at any time and from time to time any UCC financing statements describing the quantities of Aron’s Property subject to this Agreement and Aron’s ownership thereof and title thereto, and the Company shall execute and deliver to Aron, and the Company hereby authorizes Aron to file (with or without the Company’s signature), at any time and from time to time, all amendments to financing statements, assignments, continuation financing statements, termination statements, and other documents and instruments, in form reasonably satisfactory to Aron, as Aron may reasonably request, to provide public notice of Aron’s ownership of and title to the quantities of Aron’s Property subject to this Agreement and to otherwise protect Aron’s interest therein.
(i)    Pursuant to the Pledge and Security Agreement, the Company shall grant to Aron additional security for the prompt and complete payment and performance of all obligations, and the Pledge and Security Agreement and the security provided thereunder shall remain in full force and effect.
(j)    With respect to all Required Storage and Transportation Arrangements in which the party providing the storage or transportation services is an Affiliate of the Company, the Company shall cause such Affiliate to perform its obligations under such Required Storage and Transportation Arrangement.
(k)    With respect to any Required MLP Arrangements,
(i)    no later than the date on which such Required MLP Arrangements become effective, the Company shall have procured from the secured creditors of Delek MLP and delivered to Aron, access agreements duly executed by such secured creditors and in form and substance reasonably satisfactory to Aron, granting Aron access to the plant, property and equipment upon which such secured creditors have a lien with respect to any Crude Oil and/or Products of Aron’s from time to time located in or at such plant, property and equipment; and
(ii)    to the fullest extent permitted by Applicable Law, the Company shall cause Delek MLP and its subsidiaries that are parties to such Required MLP Arrangements to make the full capacity of the pipelines and storage facilities subject thereto available to Aron for purposes of this Agreement and the transactions contemplated hereby and by the other Transaction Documents.
(l)    The Company has delivered true and complete copies of the Existing Financing Agreements and all material amendments thereto to Aron.
(m)    The Company shall not modify or amend (including any extensions of or elections under), or waive any rights arising under, any Existing Financing Agreement without the prior written consent of Aron, if doing so would (i) adversely affect in any respect any of Aron’s rights or remedies under this Agreement or the other Transaction Documents or (ii) cause such Existing Financing Agreement to no longer satisfy the conditions set forth in Section 2.1(k) and Section 2.1(m) above, including, without limitation, the recognition that Aron is the owner of Crude Oil and Products to the extent contemplated hereby and by the other Transaction Documents, free and clear of any liens of any lender or other creditor that is party to such Financing Agreement, other than Permitted Liens.
(n)    The Company represents and warrants that to its knowledge, none of its Affiliates are party to any credit agreement, indenture or other financing agreement under which the Company or any of its subsidiaries may incur or become liable for indebtedness for borrowed money (including capitalized lease obligations and reimbursement obligations with respect to letters of credit) which covenants that limit or otherwise apply to any of the business, assets or operations of the Company, other than the Existing Financing Agreements.
(o)    The Company shall not enter into any Financing Agreement (an “Additional Financing Agreement”) unless such Additional Financing Agreement, at the time it is entered into, (i) contains provisions that recognize the respective rights and obligations of the Parties under this Agreement and the other Transaction Documents, (ii) does not adversely affect in any respect any of Aron’s rights or remedies under this Agreement or the other Transaction Documents and (iii) satisfies the conditions in Section 2.1(k) and Section 2.1(m) to the same extent as if such Additional Financing Agreement were an Existing Financing Agreement, including, without limitation, the recognition that Aron is the owner of Crude Oil and Products to the extent contemplated hereby and by the other Transaction Documents, free and clear of any liens of any lender or other creditor that is party to such Financing Agreement, other than Permitted Liens. The Company shall not modify or amend (including any extensions of or elections under), or waive any rights arising under, any Additional Financing Agreement without the prior written consent of Aron, if doing so would (i) adversely affect in any respect any of Aron’s rights or remedies under this Agreement or the other Transaction Documents or (ii) cause such Additional Financing Agreement to no longer satisfy the conditions set forth in Section 2.1(k) and Section 2.1(m) above to the same extent as if such Additional Financing Agreement were an Existing Financing Agreement, including, without limitation, the recognition that Aron is the owner of Crude Oil and Products to the extent contemplated hereby and by the other Transaction Documents, free and clear of any liens of any lender or other creditor that is party to such Financing Agreement, other than Permitted Liens.
(p)    To the extent deemed necessary or appropriate by Aron, the Company shall cause acknowledgements and/or releases (including without limitation, amendments or termination of UCC financing statements), in form and substance satisfactory to Aron, to be duly executed by lenders or other creditors that are party to Existing Financing Agreements, confirming the release of any lien in favor of such lender or other creditor that might apply to or be deemed to apply to any Crude Oil and/or Products of which Aron is the owner as contemplated by this Agreement and the other Transaction Documents and agreeing to provide Aron with such further documentation as it may reasonably request in order to confirm the foregoing.
(q)    With respect to the MLP Acknowledgment Agreement and the Company Acknowledgment Agreement, and without limiting the generality of Section 17.2(q) above, the Company covenants that it shall promptly cause the MLP Acknowledgment Agreement or the Company Acknowledgment Agreement, as applicable, to be further amended or amended and restated, to the extent deemed necessary or appropriate by Aron, to acknowledge any locations hereafter added as Included Locations hereunder (together with Crude Oil and Products held therein by Aron).
17.3    Acknowledgment. The Company acknowledges and agrees that (1) Aron is a merchant of Crude Oil and Products and may, from time to time, be dealing with prospective counterparties, or pursuing trading or hedging strategies, in connection with aspects of Aron’s business which are unrelated hereto and that such dealings and such trading or hedging strategies may be different from or opposite to those being pursued by or for the Company, (2) Aron may, in its sole discretion, determine whether to advise the Company of any potential transaction with a Third Party Supplier and prior to advising the Company of any such potential transaction Aron may, in its discretion, determine not to pursue such transaction or to pursue such transaction in connection with another aspect of Aron’s business and Aron shall have no liability of any nature to the Company as a result of any such determination, (3) Aron has no fiduciary or trust obligations of any nature with respect to the Refinery or the Company or any of its Affiliates, (4) Aron may enter into transactions and purchase Crude Oil or Products for its own account or the account of others at values more favorable than those being paid by the Company hereunder and (5) nothing herein shall be construed to prevent Aron, or any of its partners, officers, employees or Affiliates, in any way from purchasing, selling or otherwise trading in Crude Oil, Products or any other commodity for its or their own account or for the account of others, whether prior to, simultaneously with or subsequent to any transaction under this Agreement.
ARTICLE 18

DEFAULT AND TERMINATION
18.1    Events of Default. Notwithstanding any other provision of this Agreement, the occurrence of any of the following shall constitute an “Event of Default”:
(a)    Either Party fails to make payment when due (i) under Article 10, Article 19 or any Company Purchase Agreement within one (1) Business Day after a written demand therefor or (ii) under any other provision hereof or any other Transaction Document within five (5) Business Days; or
(b)    Other than a default described in Sections 18.1(a) and 18.1(c), either Party fails to perform any material obligation or covenant to the other under this Agreement or any other Transaction Document, which is not cured to the reasonable satisfaction of the other Party (in its sole discretion) within ten (10) Business Days after the date that such Party receives written notice that such obligation or covenant has not been performed; or
(c)    Either Party breaches any material representation or material warranty made or repeated or deemed to have been made or repeated by the Party, or any warranty or representation proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under any Transaction Document; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the other Party within ten (10) Business Days after the date that such Party receives notice that corrective action is needed; or
(d)    Either Party becomes Bankrupt; or
(e)    Either Party or any of its Designated Affiliates (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or any early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three (3) Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf); or
(f)    ARKS fails to perform or otherwise defaults in any obligation under the Inventory Sales Agreement; or
(g)    (i) The Company fails to perform its obligations under, comply with, or maintain a Base Agreement or the Required Storage and Transportation Arrangements; (ii) there shall occur an “Event of Default” under or early termination of the Master Lease, or (iii) the Company breaches its obligations under Section 17.2(f); or
(h)    The Company or any of its Affiliates sells, leases, subleases, transfers or otherwise disposes of, in one transaction or a series of related transactions, all or a material portion of the assets of the Refinery; or
(i)    The Company or any of its Affiliates (i) consolidates or amalgamates with, merges with or into, or transfers all or substantially all of its assets to, another entity (including an Affiliate) or any such consolidation, amalgamation, merger or transfer is consummated, and (ii) (A) the successor entity resulting from any such consolidation, amalgamation or merger or the Person that otherwise acquires all or substantially all of the assets of the Company or any of its Affiliates does not assume, in a manner satisfactory to Aron, all of the Company’s obligations hereunder and under the other Transaction Documents, or (B) in the reasonable judgment of Aron, the creditworthiness of the resulting, surviving or transferee entity, taking into account any guaranties, is materially weaker than the Company immediately prior to the consolidation, amalgamation, merger or transfer; or
(j)    The Company fails to provide Adequate Assurance in accordance with Section 12.5; or
(k)    There shall occur either (A) a default, event of default or other similar condition or event (however described) in respect of the Company or any of its Affiliates under one or more agreements or instruments relating to Specified Indebtedness in an aggregate amount of not less than fifty million dollars ($50,000,000) which has resulted in such Specified Indebtedness becoming due and payable under such agreements and instruments before it would have otherwise been due and payable or (B) a default by the Company or any of its Affiliates (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than fifty million dollars ($50,000,000) under such agreements or instruments (after giving effect to any applicable notice requirement or grace period); or
(l)    Any of the parties under any of the Existing Financing Agreements or any other Financing Agreements shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of this Agreement; or
(m)    An “Event of Default” (howsoever defined) has occurred under any of the Existing Financing Agreements or any other Financing Agreements to which the Company is a party or for which the Company has provided a guaranty or under any guaranty of such Financing Agreements provided by the Guarantor; or
(n)    Any of the following: (i) the Guarantor or any S&O Party fails to perform or otherwise defaults in any obligation under the Guarantee or the S&O Party Guarantee, as applicable, (ii) the Guarantor or any S&O Party becomes Bankrupt, (iii) either of the Guarantee or the S&O Party Guarantee expires or terminates or ceases to be in full force and effect prior to the satisfaction of all obligations of the Company or any other Affiliate of the Company to Aron under this Agreement and the other Transaction Documents, (iv) the Guarantor or any S&O Party disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, the Guarantee or the S&O Party Guarantee, as applicable, or (v) a Change of Control occurs; or
(o)    The Company fails to provide a valid, legal and perfected security in all of the Collateral under the Pledge and Security Agreement or the Pledge and Security Agreement fails to become effective, in each case on or before the Third Restatement Adjustment Date.
The Company shall be the Defaulting Party upon the occurrence of any of the events described in clauses (f)-(o) (inclusive) above.
18.2    Remedies Upon Event of Default.
(a)    Notwithstanding any other provision of this Agreement, if any Event of Default with respect to the Company, on the one hand, or Aron, on the other hand (such defaulting Party, the “Defaulting Party”) has occurred and is continuing, Aron (where the Company is the Defaulting Party) or the Company (where Aron is the Defaulting Party) (such non-defaulting Party or Parties, the “Non-Defaulting Party”) may, without notice, (i) declare all of the Defaulting Party’s obligations under this Agreement to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Defaulting Party (except that in the case of any Event of Default under Section 18.1(d), all such obligations shall automatically and without any such declaration become forthwith due and payable) and/or (ii) subject to Section 18.2(c), exercise any rights and remedies provided or available to the Non-Defaulting Party under this Agreement or at law or equity, including all remedies provided under UCC and as provided under this Section 18.2. It is expressly agreed that all such obligations shall be due and payable as a result of any acceleration pursuant to this Section 18.2, including (without limitation) in the case of any automatic acceleration resulting from an Event of Default under Section 18.1(d) and all such obligations shall survive and continue to be due and payable following an Event of Default under Section 18.1(d).
(b)    Notwithstanding any other provision of this Agreement, if an Event of Default has occurred and is continuing with respect to the Defaulting Party, the Non-Defaulting Party shall have the right, immediately and at any time(s) thereafter, to terminate this Agreement (and any other contract or agreement that may then be outstanding among the Parties that relates specifically to this Agreement, including any Transaction Document) and, subject to Section 18.2(c), to liquidate and terminate any or all rights and obligations under this Agreement (except that in the case of any Event of Default under Section 18.1(d), this Agreement shall automatically and without any notice be terminated); provided that, in the event Aron is the Non-Defaulting Party, this Agreement shall not be deemed to have terminated in full until Aron shall have disposed of all Crude Oil and Products owned or maintained by Aron in connection herewith. The Settlement Amount (as defined below) shall be calculated in a commercially reasonable manner based on such liquidated and terminated rights and obligations and shall be payable by one Party to the other. The “Settlement Amount” means the amount, expressed in U.S. Dollars, of losses and costs that are or would be incurred by the Non-Defaulting Party (expressed as a positive number) or gains that are or would be realized by the Non-Defaulting Party (expressed as a negative number) as a result of the liquidation and termination of all rights and obligations under this Agreement. The determination of the Settlement Amount shall include (without duplication): (x) the losses and costs (or gains) incurred or realized (and determined in a commercially reasonable manner) by the Non-Defaulting Party in terminating, transferring, redeploying or otherwise modifying any outstanding Procurement Contracts and (y) the losses and costs (or gains) incurred or realized (and determined in a commercially reasonable manner) by the Non-Defaulting Party with respect to Crude Oil and Product inventories maintained for purposes of this Agreement which shall be determined by the Non-Defaulting Party as follows: (1) Aron will, subject to Sections 7.2 and 7.3, project Target Month End Crude Volumes and Target Month End Product Volumes for all months occurring from the date on which the Non-Defaulting Party terminates this Agreement or commences exercising its remedies following such Event of Default (the “Remedies Exercise Date”) to the earlier of the Expiration Date set forth in Section 3.1 or, if elected by either Party, any other date as of which either Party would have been entitled to terminate this Agreement under Section 3.2 but only if such Party notifies the other Party of such election within 3 Business Days after the Remedies Exercise Date (the earliest of such Expiration Date and any such date elected by a Party being the “Pro Forma Expiration Date”) and (2) in accordance with clause (c) below, the Non-Defaulting Party shall value, and determine the net amount that would have been owing from one party to the other based on, all purchases and sales of Crude Oil and Products that would have resulted from such projected Target Month End Crude Volumes and Target Month End Product Volumes through the Pro Forma Expiration Date (including a final sale of all remaining inventories), which net amount shall be discounted to present value on a commercially reasonable basis and constitute the amount due under this clause (y). If the Settlement Amount is a positive number it shall be due to the Non-Defaulting Party and if it is a negative number, the absolute value thereof shall be due to the Defaulting Party.
(c)    The Settlement Amount shall be determined by the Non-Defaulting Party, acting in good faith, in a commercially reasonable manner. The Non-Defaulting Party shall determine the Settlement Amount commencing as of the date on which such termination occurs by reference to such futures, forward, swap and options markets as it shall select in its commercially reasonable judgment; provided that the Non-Defaulting Party is not required to effect such terminations and/or determine the Settlement Amount on a single day, but rather may effect such terminations and determine the Settlement Amount over a commercially reasonable period of time. Without limiting the generality of the foregoing, it is agreed that for purposes of determining the Settlement Amount: (1) any fixed fee amounts (including those provided for under Section 10.3) shall be the amount of such fee that would have accrued through the Pro Forma Expiration Date; (2) for the period following the Remedies Exercise Date, no Crude Oil per Barrel fees as provided for in Sections 6.2 and 6.4 shall be included in the Settlement Amount except with respect to Barrels of Crude Oil actually processed at the Refinery following such date; (3) to the extent the Fee Letter provides for the calculation of any amount to be included in the Settlement Amount, the provisions of the Fee Letter shall be controlling for such purpose; and (4) to the extent the Non-Defaulting Party deems it commercially reasonable to do so, it may in referencing prices in futures, forward, swap and options markets for purposes of calculating various elements of the Settlement Amount endeavor to align the dates as of which such reference prices are determined. In calculating the Settlement Amount, the Non-Defaulting Party shall discount to present value (in any commercially reasonable manner based on London interbank rates for the applicable period and currency) any amount which would be due at a later date and shall add interest (at a rate determined in the same manner) to any amount due prior to the date of the calculation.
(d)    Without limiting any other rights or remedies hereunder, if an Event of Default has occurred and is continuing and Aron is the Non-Defaulting Party, Aron may, in its discretion, (i) withhold or suspend its obligations, including any of its delivery or payment obligations, under this Agreement, (ii) withdraw from storage any and all of the Crude Oil and/or Products then in the Storage Facilities, (iii) otherwise arrange for the disposition of any Crude Oil and/or Products subject to outstanding Procurement Contracts and/or the modification, settlement or termination of such outstanding Procurement Contracts in such manner as it elects and (iv) liquidate in a commercially reasonable manner any credit support, margin or collateral, to the extent not already in the form of cash (including applying the Initial Margin Amount or making a demand under the Guarantee, the S&O Party Guarantee or any credit support, margin or collateral arrangements) and apply and set off such credit support, margin or collateral or the proceeds thereof against any obligation owing by the Company to Aron. Aron shall be under no obligation to prioritize the order with respect to which it exercises any one or more rights and remedies available hereunder. The Company shall in all events remain liable to Aron for any amount payable by the Company in respect of any of its obligations remaining unpaid after any such liquidation, application and set off.
(e)    Without limiting any other rights or remedies hereunder, if an Event of Default has occurred and is continuing and the Company is the Non-Defaulting Party, the Company may, in its discretion, (i) withhold or suspend its obligations, including any of its delivery or payment obligations, under this Agreement and/or (ii) otherwise arrange for the settlement or termination of the Parties’ outstanding commitments hereunder, the sale in a commercially reasonable manner of Crude Oil and/or Product for Aron’s account, and the replacement of the supply and offtake arrangement contemplated hereby with such alternative arrangements as it may procure.
(f)    The Non-Defaulting Party shall set off (i) the Settlement Amount (if due to the Defaulting Party), plus any performance security (including the Initial Margin Amount, the Guarantee, the S&O Party Guarantee, or any credit support, margin or collateral arrangements) then held by the Non-Defaulting Party pursuant to the Transaction Documents, plus (at the Non-Defaulting Party’s election) any or all other amounts due to the Defaulting Party hereunder (including under Article 10), against (ii) the Settlement Amount (if due to the Non-Defaulting Party), plus any performance security (including the Initial Margin Amount, the Guarantee, the S&O Party Guarantee, or any credit support, margin or collateral arrangements) then held by the Defaulting Party, plus (at the Non-Defaulting Party’s election) any or all other amounts due to the Non-Defaulting Party hereunder (including under Article 10), so that all such amounts shall be netted to a single liquidated amount payable by one Party to the other (the “Liquidated Amount”). The Party with the payment obligation shall pay the Liquidated Amount to the applicable other Parties within one (1) Business Day after such amount has been determined. In addition, the Parties acknowledge that, in connection with an Event of Default hereunder, the Step-Out Inventory Sales Agreement may be terminated and with respect thereto any rights and remedies available hereunder, under any other agreement between the Parties hereto or the parties thereto, or at law or equity may be exercised.
(g)    No delay or failure on the part of the Non-Defaulting Party in exercising any right or remedy to which it may be entitled on account of any Event of Default shall constitute an abandonment of any such right, and the Non-Defaulting Party shall be entitled to exercise such right or remedy at any time during the continuance of an Event of Default.
(h)    The Non-Defaulting Party’s rights under this Section 18.2 shall be in addition to, and not in limitation or exclusion of, any other rights which the Non‑Defaulting Party may have (whether by agreement, operation of law or otherwise), including any rights of recoupment, setoff, combination of accounts or other rights under any credit support that may from time to time be provided in connection with this Agreement. The Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from all reasonable costs and expenses, including reasonable attorney fees, incurred in the exercise of any remedies hereunder.
(i)    If an Event of Default has occurred and is continuing, the Non-Defaulting Party may, without limitation on its rights under this Section 18.2, set off amounts which the Defaulting Party owes to it against any amounts which it owes to the Defaulting Party (whether hereunder, under any other contract or agreement or otherwise and whether or not then due).
(j)    The Parties acknowledge and agree that this Agreement is intended to be a “master netting agreement” as such term is defined in Section 101(38A) of the Bankruptcy Code. As used in this Section 18.2, unless otherwise expressly provided, each reference to “this Agreement” shall, and shall be deemed to, be a reference to “this Agreement and the other Transaction Documents.”
(k)    Without limiting the generality of the foregoing, in the event the obligation under this Agreement and the other Transaction Documents are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default with respect to the Company (including, but not limited to, upon the occurrence of an Event of Default arising under Section 18.1(d)), (including the acceleration of claims by operation of law)), any amounts that would have become due hereunder or thereunder on the date of such acceleration or otherwise with respect to any early termination hereof (whether or not as a result of an Event of Default) also be due and payable as though such early termination had occurred and shall be part of the Obligations. Any such amount payable shall be presumed to be the liquidated damages sustained by Aron as the result of the early termination and the Company agrees that it is reasonable under the circumstances currently existing. THE COMPANY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING AMOUNTS IN CONNECTION WITH ANY SUCH ACCELERATION. The Company expressly agrees (to the fullest extent it may lawfully do so) that: (A) all such amounts are reasonable and the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) such amounts shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Parties hereto giving specific consideration in this transaction for such agreement to pay such amounts; and (D) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Company expressly acknowledges that its agreement to pay such amounts to Aron as herein described is a material inducement to Aron to enter into this Agreement.
18.3    U.S. Resolution Stay Provisions.
(a)    Recognition of U.S. Special Resolution Regimes.
(i)    In the event that Aron becomes subject to a proceeding under (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder or Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder (a “U.S. Special Resolution Regime”) the transfer from Aron of this Agreement, the Inventory Sales Agreements and any obligation in or under, and any property securing, this Agreement or any other Transaction Document, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, Inventory Sales Agreement and, if in effect, the Step-Out Inventory Sales Agreement (collectively, the “Safe Harbor Agreements”), and any interest and obligation in or under, and any property securing, the Safe Harbor Agreements were governed by the laws of the United States or a state of the United States.
(ii)    In the event that Aron or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights (as defined in 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable (“Default Rights”)) under any Safe Harbor Agreement that may be exercised against Aron are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if a Safe Harbor Agreement were governed by the laws of the United States or a state of the United States.
(b)    Limitation on Exercise of Certain Default Rights Related to an Affiliate’s Entry into Insolvency Proceedings. Notwithstanding anything herein to the contrary, the Parties expressly acknowledge and agree that:
(i)    In the event that Aron or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, the Company shall not be permitted to exercise any Default Right with respect to a Safe Harbor Agreement or any Credit Enhancement, in each case, that is related, directly or indirectly, to an Affiliate of Aron becoming subject to any insolvency or liquidation proceeding, except to the extent that the exercise of such Default Right would be permitted under the provisions of 12 C.F.R. 252.84, 12 C.F.R. 47.5 or 12 C.F.R. 382.4, as applicable; and
(ii)    In the event that Aron or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, nothing in any Safe Harbor Agreement shall prohibit the transfer of any Credit Enhancement, any interest or obligation in or under such Credit Enhancement, or any property securing such Credit Enhancement, to a transferee upon or following an Affiliate of Aron becoming subject to an insolvency or liquidation proceeding, unless the transfer would result in the Company being the beneficiary of such Credit Enhancement in violation of any law applicable to the Company.
(c)    U.S. Protocol. If the Company adheres to the ISDA 2018 U.S. Resolution Stay Protocol, as published by the International Swaps and Derivatives Association, Inc. as of July 31, 2018 (the “ISDA U.S. Protocol”), the terms of the ISDA U.S. Protocol will supersede and replace the terms of this Section 18.3.
(d)    For purposes of this Section 18.3, the term “Affiliate” means “Affiliate” as defined in, and interpreted in accordance with 12 U.S.C. §1841(k).
ARTICLE 19

SETTLEMENT AT TERMINATION
19.1    Upon expiration or termination of this Agreement for any reason other than as a result of an Event of Default (in which case the Expiration Date or such other date as the Parties may agree shall be the “Termination Date”; provided that if such date is not a Business Day, the Termination Date shall occur on the immediately preceding Business Day), the Parties covenant and agree to proceed as provided in this Article 19; provided that (x) this Agreement shall continue in effect following the Termination Date until all obligations are finally settled as contemplated by this Article 19 and (y) the provisions of this Article 19 shall in no way limit the rights and remedies which the Non-Defaulting Party may have as a result of an Event of Default, whether pursuant to Article 18 above or otherwise:
(a)    If any Procurement Contract does not either (i) by its terms automatically become assigned to the Company on and as of the Termination Date in a manner which releases Aron from all obligations thereunder for all periods following the Termination Date or (ii) by its terms, expire or terminate on and as of the Termination Date, then the Parties shall promptly negotiate and enter into, with each of the then existing Third Party Suppliers, assignments, assumptions and/or such other documentation, in form and substance reasonably satisfactory to the Parties, pursuant to which, as of the Termination Date, (i) such Procurement Contract shall be assigned to the Company or shall be terminated, (ii) all rights and obligations of Aron under each of the then outstanding Procurement Contracts shall be assigned to the Company, (iii) the Company shall assume all of such obligations to be paid or performed following such termination, and (iv) Aron shall be released by such Third Party Suppliers and the Company from any further obligations thereunder. In connection with the assignment or reassignment of any Procurement Contract, the Parties shall endeavor, in a commercially reasonable manner, to facilitate the transitioning of the supply and payment arrangements, including any change in payment terms, under the relevant Procurement Contracts so as to prevent any material disruption in the supply of Crude Oil thereunder.
(b)    If, pursuant to the Marketing and Sales Agreement, any sales commitments are outstanding which, by their terms, extend beyond the Termination Date, then the Parties shall promptly negotiate and enter into, with each of the purchasers thereunder, assignments, assumptions and/or such other documentation, in form and substance reasonably satisfactory to the Parties, pursuant to which, as of the Termination Date, (i) such sales commitment shall be assigned (or reassigned) to the Company or shall be terminated, (ii) all rights and obligations of Aron with respect to each then outstanding sales commitment shall be assigned to the Company, (iii) the Company shall assume all of such obligations to be paid or performed following such termination, and (iv) Aron shall be released by the purchasers thereunder and the Company from any further obligations with respect to such sales commitments. In connection with the assignment or reassignment of any Procurement Contract, the Parties shall endeavor, in a commercially reasonable manner, to facilitate the transitioning of the Product marketing and sales arrangements so as to prevent any material disruption in the distribution of Products from the Refinery.
(c)    In the event that Aron has become a party to any other third party service contract in connection with this Agreement and the transactions contemplated hereby, including any pipeline, terminalling, storage and shipping arrangement including but not limited to the Required Storage and Transportation Arrangements (an “Ancillary Contract”) and such Ancillary Contract does not by its terms expire or terminate on and as of the Termination Date, then the Parties shall promptly negotiate and enter into with each service provider thereunder such instruments or other documentation, in form and substance reasonably satisfactory to the Parties, pursuant to which as of the Termination Date (i) such Ancillary Contract shall be assigned to the Company or shall be terminated, (ii) all rights and obligations of Aron with respect to each then outstanding Ancillary Contract shall be assigned to the Company, (iii) the Company shall assume all of such obligations to be paid or performed following such termination, and (iv) Aron shall be released by the third party service providers thereunder and the Company from any further obligations with respect to such Ancillary Contract. For each case in which the Company has transferred to Aron for purposes of this Agreement the historical pipeline capacity of the Company on any Included Location or where Aron has been a shipper of record on a pipeline for volumes of Crude Oil or Products shipped by Aron for purposes of this Agreement and as a result of has generated a capacity history based on such shipments, Aron shall, in connection with the occurrence of a Termination Date, endeavor in good faith and in a commercially reasonable manner to cause such historical pipeline capacity, including any adjustments to such history based on and attributable to quantities of Crude Oil and/or Products transported by Aron for purposes of this Agreement (“Related Pipeline Capacity”), to be transferred the Company, as directed, in each case subject to any applicable rules, regulations and tariffs; provided that the Company shall reimburse Aron for any out-of-pocket costs and expenses incurred by Aron in connection with its endeavoring to effect such transfer. Without limiting the foregoing, Aron agrees, upon request of the Company at any time prior to and after a Termination Date, to cooperate in good faith with the Company to endeavor to cause each Pipeline System at any Included Location to agree and acknowledge that the Related Pipeline Capacity shall be for the benefit of the Company; provided that the Company shall reimburse Aron for any out-of-pocket costs and expenses incurred by Aron in connection with its endeavoring to effect such agreement and acknowledgement. Any historical capacity held by Aron that does not constitute Related Pipeline Capacity shall be retained by Aron. In addition, if despite Aron’s commercially reasonable efforts, a Pipeline System will not effect or permit such transfer or the portion of Aron’s historical pipeline capacity constitute Related Pipeline Capacity cannot be identified or allocated, no transfer shall be required with respect to such Pipeline System.
(d)    The Parties shall enter into the Step-Out Inventory Sales Agreement, and the volume of Crude Oil and Products at the Included Locations shall be purchased and transferred as contemplated in the Step-Out Inventory Sales Agreement. The Crude Oil volumes measured by Supplier’s Inspector at the Termination Date and recorded in Supplier’s Inspector’s final inventory report shall be the “Termination Date Crude Oil Volumes” for the purposes of this Agreement and the Product volumes measured by Supplier’s Inspector at the Termination Date and recorded in Supplier’s Inspector’s final inventory report shall be the “Termination Date Product Volumes” for purposes of this Agreement, and such Termination Date Crude Oil Volumes and Termination Date Product Volumes shall collectively be referred to as the “Termination Date Volumes”.
(e)    Aron shall promptly reconcile and determine the Termination Amount pursuant to Section 19.2. The Parties shall promptly exchange all information necessary to determine the estimates and final calculations contemplated by Section 19.2.
(f)    Aron shall have no further obligation to purchase and shall not purchase or pay for Crude Oil or Products, or incur any such purchase obligations on and after the Termination Date. Except as may be required for Aron to fulfill its obligations hereunder until the Termination Date or during any obligatory notice period pursuant to any Procurement Contract, Aron shall not be obligated to purchase, take title to or pay for any Crude Oil or Products following the Termination Date or such earlier date as the Parties may determine in connection with the transitioning of such supply arrangements to the Company. Notwithstanding anything to the contrary herein, no Delivery Date shall occur later than the calendar day immediately preceding the Termination Date.
19.2    Termination Amount.
(a)    The “Termination Amount” shall equal:
(i)    the Termination Date Purchase Value, which is the aggregate amount payable to Aron under the Step-Out Inventory Sales Agreement, plus
(ii)    all unpaid amounts payable hereunder by the Company to Aron in respect of Crude Oil delivered on or prior to the Termination Date (including Deferred Interim Payment Amount), plus
(iii)    all Ancillary Costs incurred through the Termination Date that have not yet been paid or reimbursed by the Company, plus
(iv)    in the case of an early termination, the amount reasonably determined by Aron as the breakage costs it incurred in connection with the termination, unwinding or redeploying of all Related Hedges as a result of such early termination, plus
(v)    the aggregate amount due under Section 10.2(a), calculated as of the Termination Date with such date being the final day of the last monthly period for which such calculations are to be made under this Agreement; provided that, if such amount under Section 10.2(a) is due to Aron, then such amount will be included in this Termination Amount as a positive number and if such amount under Section 10.2(a) is due to the Company, then such amount will be included in this Termination Amount as a negative number, plus
(vi)    any unpaid portion of the Annual Fee or other fees owed to Aron pursuant to Section 10.3, plus
(vii)    any FIFO Balance Final Settlement that is determined to be due pursuant to Schedule N; provided that, if such FIFO Balance Final Settlement is due to Aron, then such amount will be included in this Termination Amount as a positive number and if such amount under Section 10.2(a) would be due to the Company, then such amount will be included in this Termination Amount as a negative number; minus
(viii)    all unpaid amounts payable hereunder by Aron to the Company in respect of Product delivered on or prior to the Termination Date, and
(ix)    all amounts due from Aron to the Company under the Marketing and Sales Agreement for services provided up to the Termination Date.
All of the foregoing amounts shall be aggregated or netted to a single liquidated amount owing from one Party to the other. If the Termination Amount is a positive number, it shall be due from the Company to Aron and if it is a negative number, the absolute value thereof shall be due from Aron to the Company.
(b)    The Parties acknowledge that one or more of the components of the Termination Amount will not be able to be definitively determined by the Termination Date and therefore agree that Aron shall, in a commercially reasonable manner, estimate each of such components and use such estimated components to determine (I) an estimate of the Termination Amount (the “Estimated Termination Amount”) subject to the further provisions noted below and (II) an additional amount reasonably determined by Aron (the “Termination Holdback Amount”) which shall be the portion of the Maximum Holdback Amount (as defined below) held back by Aron using its commercially reasonable judgment based on the estimation process set forth herein, subject to any further limitation specified on Schedule U. As used herein, the “Maximum Holdback Amount” shall equal the sum of each amount due from Aron to the Company (and not netted against any amount due from the Company to Aron) as set forth on Schedule U; and the “Non-Holdback Portion” shall equal the excess, if any, of the Maximum Holdback Amount over the Termination Holdback Amount. For purposes of determining the Estimated Termination Amount, (A) all amounts specified on Schedule U due from the Company to Aron shall be included in such determination and (B) the Non-Holdback Portion, if any, due from Aron to the Company shall be included in such determination but, for the avoidance of doubt, the Estimated Termination Amount shall not include the Termination Holdback Amount. Without limiting the generality of the foregoing, the Parties agree that the amount due under Section 19.2(a)(i) above shall be estimated by Aron in the same manner and using the same methodology as it used in preparing the Estimated Commencement Date Value, but applying the “Step-Out Values” as indicated on Schedule B and other price terms provided for herein with respect to the purchase of the Termination Date Volumes. Aron shall use its commercially reasonable efforts to prepare, and provide the Company with, an initial Estimated Termination Amount, together with appropriate supporting documentation, at least five (5) Business Days prior to the Termination Date. To the extent reasonably practicable, Aron shall endeavor to update its calculation of the Estimated Termination Amount by no later than 12:00 noon CPT on the Business Day prior to the Termination Date. If Aron is able to provide such updated amount, that amount shall constitute the Estimated Termination Amount and shall be due and payable by no later than 5:00 p.m., CPT on the Business Day preceding the Termination Date. Otherwise, the initial Estimated Termination Amount shall be the amount payable on the Termination Date. If the Estimated Termination Amount is a positive number, it shall be due to Aron and if it is a negative number, the absolute value thereof shall be due to the Company. Concurrently with the payment of the Estimated Termination Amount, but subject to retention by Aron of the Termination Holdback Amount, Aron shall release and return to the Company the Initial Margin Amount, provided that all such payments may be made on a net basis.
(c)    Aron shall prepare, and provide the Company with, (i) a statement showing the calculation, as of the Termination Date, of the Termination Amount, (ii) a statement (the “Termination Reconciliation Statement”) reconciling the Termination Amount with the sum of the Estimated Termination Amount pursuant to Section 19.2(b) and the Termination Holdback Amount and indicating any amount remaining to be paid by one Party to the other as a result of such reconciliation. Within one (1) Business Day after receiving the Termination Reconciliation Statement and the related supporting documentation, the Parties will make any and all payments required pursuant thereto. Promptly after receiving such payment, Aron shall cause any filing or recording of any UCC financing forms to be terminated.
(d)    Notwithstanding anything herein to the contrary, Aron shall not have any obligation to make any payment contemplated by this Section 19.2, including releasing the Initial Margin Amount, transfer of title to Crude Oil or Products, or to otherwise cooperate in the transition matters described in Section 19.1 unless the Company shall have performed its obligations under the Step-Out Inventory Sales Agreement and performed its obligations thereunder as and when required pursuant to the terms thereof.
19.3    Transition Services. To the extent necessary to facilitate the transition to the Purchasers of the storage and transportation rights and status contemplated hereby, each Party shall take such additional actions, execute such further instruments and provide such additional assistance as the other Party may from time to time reasonably request for such purposes.
ARTICLE 20

INDEMNIFICATION
20.1    To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in the Transaction Documents, Aron shall defend, indemnify and hold harmless the Company, its Affiliates, and their directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of (i) any breach by Aron of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Aron made herein or in connection herewith proving to be false or misleading, (ii) any failure by Aron to comply with or observe any Applicable Law, (iii) Aron’s negligence or willful misconduct, or (iv) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by Aron or its employees, representatives, agents or contractors in exercising any rights or performing any obligations hereunder or in connection herewith, except to the extent that any Liability arising under clause (iv) has resulted from the negligence or willful misconduct on the part of the Company, its Affiliates or any of their respective employees, representatives, agents or contractors.
20.2    To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, the Company shall defend, indemnify and hold harmless Aron, its Affiliates, and their directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of (i) any breach by the Company of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of the Company made herein or in connection herewith proving to be false or misleading, including, without limitation the Company’s obligation for payment of taxes pursuant to Section 14.1, (ii) the Company’s transportation, handling, storage, refining or disposal of any Crude Oil or the products thereof, including any conduct by the Company on behalf of or as the agent of Aron under the Required Storage and Transportation Arrangements, (iii) the Company’s failure to comply with its obligations under the terminalling, pipeline and lease agreements underlying the Required Storage and Transportation Arrangements, (iv) the Company’s negligence or willful misconduct, (v) any failure by the Company to comply with or observe any Applicable Law, (vi) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by the Company or its employees, representatives, agents or contractors in exercising any rights or performing any obligations hereunder or in connection herewith, (vii) actual or alleged presence or release of Hazardous Substances in connection with the Transaction Documents or the transactions contemplated thereby, or any liability under any Environmental Law related in any way to or asserted in connection with the Transaction Documents or the transactions contemplated thereby or (viii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, and regardless of whether J. Aron is a party thereto, except to the extent that any Liability arising under clause (vi), (vii) or (viii) above has resulted from the negligence or willful misconduct on the part of Aron, its Affiliates or any of their respective employees, representatives, agents or contractors.
20.3    The Parties’ obligations to defend, indemnify, and hold each other harmless under the terms of the Transaction Documents shall not vest any rights in any third party (whether a Governmental Authority or private entity), nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in the Transaction Documents.
20.4    Each Party agrees to notify the other as soon as practicable after receiving notice of any claim or suit brought against it within the indemnities of this Agreement, shall furnish to the other the complete details within its knowledge and shall render all reasonable assistance requested by the other in the defense; provided that, the failure to give such notice shall not affect the indemnification provided hereunder, except to the extent that the indemnifying Party is materially adversely affected by such failure. Each Party shall have the right but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and settlement thereof without relieving the other of any obligations hereunder. Notwithstanding the foregoing, an indemnifying Party shall not be entitled to assume responsibility for and control of any judicial or administrative proceeding if such proceeding involves an Event of Default by the indemnifying Party under this Agreement which shall have occurred and be continuing.
ARTICLE 21

LIMITATION ON DAMAGES
UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES’ LIABILITY FOR DAMAGES IS LIMITED TO DIRECT, ACTUAL DAMAGES ONLY (WHICH INCLUDE ANY AMOUNTS DETERMINED UNDER ARTICLE 18) AND NEITHER PARTY SHALL BE LIABLE FOR SPECIFIC PERFORMANCE, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, OR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM, OR THE TERMINATION OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT, SUCH LIMITATION SHALL NOT APPLY WITH RESPECT TO (I) ANY THIRD PARTY CLAIM FOR WHICH INDEMNIFICATION IS AVAILABLE UNDER THIS AGREEMENT OR (II) ANY BREACH OF ARTICLE 23. EACH PARTY ACKNOWLEDGES THE DUTY TO MITIGATE DAMAGES HEREUNDER.
ARTICLE 22

AUDIT AND INSPECTION
22.1    During the Term of this Agreement each Party and its duly authorized representatives, upon reasonable notice and during normal working hours, shall have access to the accounting records and other documents maintained by the other Party, or any of the other Party’s contractors and agents, which relate to this Agreement; provided that, neither this Section nor any other provision hereof shall entitle the Company to have access to any records concerning any hedges or offsetting transactions or other trading positions or pricing information that may have been entered into with other parties or utilized in connection with any transactions contemplated hereby or by any other Transaction Document. The right to inspect or audit such records shall survive termination of this Agreement for a period of two (2) years following the Termination Date. Each Party shall preserve, and shall cause all contractors or agents to preserve, all of the aforesaid documents for a period of at least two (2) years from the Termination Date.

ARTICLE 23

CONFIDENTIALITY
23.1    In addition to the Company’s confidentiality obligations under the Transaction Documents, the Parties agree that the specific terms and conditions of this Agreement, including any list of counterparties, the Transaction Documents and the drafts of this Agreement exchanged by the Parties and any information exchanged between the Parties, including calculations of any fees or other amounts paid by the Company to Aron under this Agreement and all information received by Aron from the Company relating to the costs of operation, operating conditions, and other commercial information of the Company not made available to the public, are confidential and shall not be disclosed to any third party, except (i) as may be required by court order or Applicable Laws or as requested by a Governmental Authority, (ii) to such Party’s or its Affiliates’ employees, directors, shareholders, auditors, consultants, banks, lenders, financial advisors and legal advisors, or (iii) to such Party’ insurance providers, solely for the purpose of procuring insurance coverage or confirming the extent of existing insurance coverage; provided that, prior to any disclosure permitted by this clause (iii), such insurance providers shall have agreed in writing to keep confidential any information or document subject to this Section 23.1. The confidentiality obligations under this Agreement shall survive termination of this Agreement for a period of two (2) years following the Termination Date. The Parties shall be entitled to all remedies available at law, or in equity, to enforce or seek relief in connection with the confidentiality obligations contained herein.
23.2    In the case of disclosure covered by clause (i) of Section 23.1, to the extent practicable and in conformance with the relevant court order, Applicable Law or request, the disclosing Party shall notify the other Party in writing of any proceeding of which it is aware which may result in disclosure.
23.3    Tax Disclosure. Notwithstanding anything herein to the contrary, the Parties (and their respective employees, representatives or other agents) are authorized to disclose to any person the U.S. federal and state income tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Parties relating to that treatment and structure, without the Parties imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.
ARTICLE 24

GOVERNING LAW
24.1    THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER STATE.
24.2    EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION SITUATED IN THE CITY OF NEW YORK, (WITHOUT RECOURSE TO ARBITRATION UNLESS BOTH PARTIES AGREE IN WRITING), AND TO SERVICE OF PROCESS BY CERTIFIED MAIL, DELIVERED TO THE PARTY AT THE ADDRESS INDICATED IN ARTICLE 26. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO PERSONAL JURISDICTION, WHETHER ON GROUNDS OF VENUE, RESIDENCE OR DOMICILE.
24.3    Each Party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any proceedings relating to this agreement.
ARTICLE 25

ASSIGNMENT
25.1    This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and permitted assigns.
25.2    The Company shall not assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, without the express written consent of Aron. Aron may, without the Company’s consent, assign and delegate all of Aron’s rights and obligations hereunder to (i) any Affiliate of Aron, provided that the obligations of such Affiliate hereunder are guaranteed by The Goldman Sachs Group, Inc. or (ii) any non-Affiliate Person that succeeds to all or substantially all of its assets and business and assumes Aron’s obligations hereunder, whether by contract, operation of law or otherwise, provided that the creditworthiness of such successor entity is equal or superior to the creditworthiness of Aron immediately prior to such assignment. Any other assignment by Aron shall require the Company’s consent.
25.3    Any attempted assignment in violation of this Article 25 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.
ARTICLE 26

NOTICES
All invoices, notices, requests and other communications given pursuant to this Agreement shall be in writing and sent by email or nationally recognized overnight courier. A notice shall be deemed to have been received when transmitted by email to the other Party’s email set forth on Schedule M, or on the following Business Day if sent by nationally recognized overnight courier to the other Party’s address set forth on Schedule M and to the attention of the person or department indicated. A Party may change its address or email address by giving written notice in accordance with this Section, which is effective upon receipt.
ARTICLE 27

NO WAIVER, CUMULATIVE REMEDIES
27.1    The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, or Event of Default or Default under, this Agreement shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, Event of Default or Default under, this Agreement, whether of a like kind or different nature.
27.2    Each and every right granted to the Parties under this Agreement or allowed it by law or equity shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.
ARTICLE 28

NATURE OF THE TRANSACTION AND RELATIONSHIP OF PARTIES
28.1    This Agreement shall not be construed as creating a partnership, association or joint venture between the Parties. It is understood that each Party is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make such Party, or any employee or agent of the Company, an agent or employee of the other Party.
28.2    Neither Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person; to assume, create, or incur any liability of any kind, express or implied, against or in the name of the other; or to otherwise act as the representative of the other, unless expressly authorized in writing by the other.
ARTICLE 29

MISCELLANEOUS
29.1    If any Article, Section or provision of this Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.
29.2    The terms of this Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. Except as set forth in Section 29.3 below, this Agreement shall not be amended or otherwise modified or changed except by written instrument executed by the Parties’ duly authorized representatives.
29.3    Notwithstanding anything herein to the contrary, each Schedule hereto may be amended by email exchange between the Parties confirming such amendment and such email exchange shall constitute a written agreement between the Parties with respect to such amendment. In addition, to better effectuate the foregoing amendment mechanism, the Parties may implement a standard form of email exchange for such purposes.
29.4    No promise, representation or inducement has been made by any Party that is not embodied in this Agreement or the other Transaction Documents, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
29.5    Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.
29.6    Nothing expressed or implied in this Agreement is intended to create any rights, obligations or benefits under this Agreement in any Person other than the Parties and their successors and permitted assigns.
29.7    All audit rights, payment, confidentiality and indemnification obligations and obligations under this Agreement shall survive for the time periods specified herein.
29.8    This Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.
29.9    The words “executed”, “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
29.10    All transactions hereunder are entered into in reliance on the fact that this Agreement and all such transactions constitute a single, integrated agreement between the Parties, and the Parties would not have otherwise entered into any other transactions hereunder.

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed by its duly authorized representative as of the date first above written.
J. ARON & COMPANY LLC
By:    /s/ Simon Collier
Name:    Simon Collier
Title:    Attorney-in-fact

ALON USA, LP
By ALON USA GP II, LLC, its General Partner
By:    /s/ Frederec Green
Name:    Frederec Green
Title:    Executive Vice President

By:    /s/ Regina Jones
Name:    Regina Jones
Title:    Executive Vice President